                             SUBJECT TO COMPLETION
           PRELIMINARY PROSPECTUS SUPPLEMENT DATED FEBRUARY 21, 1997

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED FEBRUARY 21, 1997)

                                4,500,000 SHARES

                                                                          [LOGO]
                             THE MILLS CORPORATION
                                  COMMON STOCK
                               ------------------

    The Mills Corporation (the "Company") is a fully-integrated, self-managed real estate investment trust (a "REIT") which owns, develops, redevelops, leases and manages a portfolio currently consisting of five super-regional, value and entertainment oriented malls (the "Mills") and 11 community shopping centers (the "Community Centers," and together with the Mills, the "Properties") containing an aggregate of approximately 10.1 million square feet of gross leasable area ("GLA"). The Mills comprise the primary focus of the Company's operations, with approximately 7.9 million square feet of GLA, of which approximately 900,000 square feet is owned by certain anchor store tenants.

    All of the shares of common stock, par value $.01 per share ("Common Stock"), offered hereby (the "Offering") are being sold by the Company. The Common Stock is listed on the New York Stock Exchange ("NYSE") under the symbol "MLS." The last reported sale price of the Common Stock on the NYSE on February 21, 1997 was $24 3/4 per share. As of January 31, 1997, the executive officers and directors of the Company beneficially owned 8.93% of the Company's outstanding Common Stock (assuming conversion of all of the outstanding Units (as defined herein) into Common Stock).

    Subject to certain limited exceptions, ownership of more than 5% of the Common Stock is restricted in order to preserve the Company's status as a REIT for federal income tax purposes. See "Description of Common Stock--Restrictions on Transfer; Excess Stock" in the accompanying Prospectus.

    SEE "RISK FACTORS" BEGINNING ON PAGE 2 OF THE ACCOMPANYING PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.
                             ---------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS
               SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
                            ------------------------

                                                        PRICE TO             UNDERWRITING            PROCEEDS TO
                                                         PUBLIC               DISCOUNT(1)            COMPANY(2)
Per Share.......................................            $                      $                      $
Total(3)........................................            $                      $                      $

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated at approximately
    $         .

(3) The Company has granted the several Underwriters an option to purchase up to an additional 675,000 shares of Common Stock, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be
    $         , $         and $         , respectively. See "Underwriting."
                            ------------------------

    The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made in New York, New York
on or about March       , 1997.
                            ------------------------

MERRILL LYNCH & CO.

              DEAN WITTER REYNOLDS INC.

                            LEGG MASON WOOD WALKER     INCORPORATED

                                           SALOMON BROTHERS INC
                            ------------------------

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MARCH   , 1997.

Artwork -- Inside Front Cover
-----------------------


[The Mills Corporation logo]

Text:                          Text:
-----                          -----
The Next Generation            In the span of just one decade, The Mills
of Retailing                   Corporation has turned a simple concept into a
                               portfolio of highly productive retail
                               environments.

[Photographs of the outside of
 Potomac Mills, Franklin Mills, Sawgrass Mills, Gurnee Mills and Ontario Mills]













IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SHARES OF COMMON STOCK AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

Picture:
--------

[Map of United States indicating the geographic location of each of the existing Mills and the Mills under development marked with the logo of each Mills.]



[Photographs of the storefronts of: Off 5th-Saks Fifth Avenue Outlet, Baby Guess-Guess Kids, Warner Bros., Mikasa and Virgin]

------------------

Picture:                                       [Table]
[Carry over of map from                      Existing Mills
previous page]               -------------------------------------------------
                                     Site            Size          Market
                             --------------------   ------    ----------------
                             Potomac Mills [logo]   1.6 Msf    Washington D.C./
                                                               Baltimore

                             Franklin Mills [logo]  1.8 Msf    Philadelphia/
                                                               Wilmington

                             Sawgrass Mills [logo]  1.9 Msf    Ft. Lauderdale/
                                                               Miami/Palm Beach

                             Gurnee Mills [logo]    1.5 Msf    Chicago/
                                                               Milwaukee

                             Ontario Mills [logo]   1.7 Msf    Los Angeles

                      [Table]
                  Mills Under Development
             ---------------------------------

     Site                 Size    Anticipated Opening           Market
---------------------  ---------- -------------------  -----------------------
Grapevine Mills        1.5 Msf       4th qtr./1997    Dallas/Ft. Worth
Arizona Mills          1.2 Msf       4th qtr./1997     Phoenix
Mills City at Orange   800,000 Msf   4th qtr./1998    Los Angeles/Orange County
Houston Mills          1.6 Msf       1999              Houston
Meadowlands Mills      2.1 Msf       1999             New York City/Northern NJ


                         [Table] Community Centers
                        -----------------------------------

          Center                    Size                       Market
-------------------------       ------------            ------------------

Butterfield Plaza               114,700 sf              Downers Grove, IL
Coopers Crossing                173,500 sf              Vorhees, NJ
Crosswinds Center               144,100 sf              St. Petersburg, FL
Fashion Place                   148,000 sf              Columbia, SC
Germantown Commons              177,100 sf              Germantown, MD
Gwinnett Marketfair             194,400 sf              Duluth, GA
Liberty Plaza                   301,100 sf              Philadelphia, PA
Montgomery Village              117,400 sf              Gaithersburg, MD
Mount Prospect Plaza            298,500 sf              Mount Prospect, IL
W. Falls Church Outlet Center    85,600 sf              Falls Church, VA
Western Hills Plaza             449,500 sf              Cincinnati, OH

*As of 12/31/96, Ontario Mills has 1.2m sf of GLA. Upon completion of anchor construction, the site will have approximately 1.7m sf of GLA.

                         PROSPECTUS SUPPLEMENT SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OR INCORPORATED HEREIN AND THEREIN BY REFERENCE. UNLESS INDICATED OTHERWISE, THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT (I) IS PRESENTED AS OF DECEMBER 31, 1996 WITH RESPECT TO THE PROPERTIES, (II) WITH RESPECT TO AGGREGATE INFORMATION CONCERNING THE EXISTING MILLS, EXCLUDES INFORMATION ON ONTARIO MILLS WHICH OPENED ON NOVEMBER 14, 1996 AND HAS NOT COMPLETED ITS INITIAL LEASE-UP, (III) IS PRESENTED AS OF SEPTEMBER 30, 1996 WITH RESPECT TO FINANCIAL INFORMATION AND (IV) ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED. AS USED HEREIN, THE TERM "COMPANY" INCLUDES THE MILLS CORPORATION AND ITS DIRECT AND INDIRECT SUBSIDIARIES, INCLUDING THE MILLS LIMITED PARTNERSHIP (THE "OPERATING PARTNERSHIP"), MANAGEMENT ASSOCIATES LIMITED PARTNERSHIP (THE "MANAGEMENT PARTNERSHIP") AND MILLSSERVICES CORP. (THE "THIRD-PARTY SERVICES CORPORATION"), UNLESS THE CONTEXT INDICATES OTHERWISE. STATISTICAL DATA AND OTHER INFORMATION WITH RESPECT TO SUPER-REGIONAL MALLS ARE DERIVED FROM THE STUDY PUBLISHED BY THE URBAN LAND INSTITUTE "DOLLARS AND CENTS OF SHOPPING CENTERS: 1995." THE DEMOGRAPHIC DATA CONTAINED HEREIN ARE FROM URBAN DECISION SYSTEMS, INC. 1996 ESTIMATES.

                                  THE COMPANY

    The Company is a fully-integrated, self-managed real estate investment trust (a "REIT") which owns, develops, redevelops, leases and manages a portfolio currently consisting of five super-regional, value and entertainment oriented malls (the "Mills") and 11 community shopping centers (the "Community Centers," and together with the Mills, the "Properties") containing an aggregate of approximately 10.1 million square feet of gross leasable area ("GLA"). The Mills comprise the primary focus of the Company's operations, containing approximately
7.9 million square feet of GLA (of which approximately 900,000 square feet is owned by certain anchor store tenants) and accounting for approximately 83% of the Company's total rental revenues for the year ended December 31, 1996. The five existing Mills serve the following metropolitan markets: Washington, D.C./Baltimore, Philadelphia/Wilmington, Ft. Lauderdale/ Miami/Palm Beach, Chicago/Milwaukee and Los Angeles. As of December 31, 1996, the Mills were 95% leased with an average annualized base rent per square foot of leased GLA for specialty stores of $21.43. Ontario Mills, which opened in November 1996 and has not completed its initial lease-up, was 90% leased at December 31, 1996, with an average annualized base rent per square foot of leased GLA for specialty stores of $22.69. As of December 31, 1996, the Community Centers were 88% leased with an average annualized base rent per square foot of leased GLA for specialty stores of $14.46. The Company provides all development, redevelopment, leasing, financing, management and marketing services with respect to all Properties currently in operation.

    The Company believes that the Mills concept represents an innovative retail environment in contrast to more conventional retail formats. At an average of
1.7 million square feet of GLA, a typical Mills project is approximately 70% larger than the average super-regional mall. In addition, the diverse tenant mix of a typical Mills, comprised of manufacturer's outlets, department store and specialty retail store outlets, off-price retailers, catalog outlets, category killers and entertainment venues, allows for a much broader product offering than that which is available at either average super-regional malls or outlet centers, while retaining the value orientation that the Company believes is important to today's retail customer. The Company believes the size, broad retail selection and entertainment features of a Mills result in a product that is attractive to, and meets the needs of, today's consumers, as evidenced by the Mills' superior drawing power. The Company believes a Mills primary trade area extends for approximately 40 miles, compared to up to 25 miles for the average super-regional mall, and that the average length of each shopping trip to a Mills is approximately twice that of a shopping trip to an average super-regional mall. Further, each Mills attracts an average of approximately 18 to 24 million visitors annually and is one of the top-rated tourist attractions in its respective metropolitan area.

    The Company believes that its appeal to consumers makes the Mills attractive to tenants as well. At December 31, 1996, approximately 57% of the aggregate leased GLA of the Mills was comprised of anchor store tenants (defined as any tenant with over 20,000 square feet of GLA) and approximately 43% was comprised of specialty store tenants. For the year ended December 31, 1996, the four Mills that were open the entire year generated $1.5 billion in gross tenant sales and $307 per square foot in specialty store tenant sales. Specialty store tenants at the Mills average 3,000 square feet of GLA, and sales for such specialty stores for the year ended December 31, 1995 were $291 per square foot. This compares to average specialty store tenant sales of $203 per square foot at super-regional malls for the year ended December 31, 1995. Occupancy costs for the year ended December 31, 1995, were 8.0% for the entire Mills portfolio and 12.3% for specialty stores, compared to the super-regional mall specialty stores average of 13.5%. The Company believes that its substantial level of multiple tenancy (including Ontario Mills, 183 tenants are located in more than one Mills) evidences a high level of tenant satisfaction. See "The Properties."

    The Company intends to pursue the development of Mills-type projects in selected major metropolitan markets and has identified approximately 20 additional markets in the U.S. that could currently support a Mills project. The most recent Mills development, Ontario Mills in Ontario, California (Los Angeles) opened in November 1996 on time, under budget and 90% leased. The Company is presently developing, on a joint venture basis, five other sites to serve the Dallas/Fort Worth, Phoenix, Los Angeles/ Orange County, Houston and New York City/Northern New Jersey metropolitan markets. Two of these sites (Grapevine Mills serving the Dallas/Fort Worth metropolitan market and Arizona Mills serving the Phoenix metropolitan market) are under construction and scheduled to open in the fourth quarter of 1997. The Company believes that the success of the existing Mills has led to an ability to generate significant tenant commitments for space under development. At February 11, 1997, Grapevine Mills was approximately 55% pre-leased including anchor store tenant commitments and Arizona Mills was approximately 62% pre-leased including anchor store tenant commitments. The remaining three sites are in the early stages of the development process. In addition, the Company is exploring the feasibility of developing additional Mills-type projects in selected international major metropolitan markets as a long-term growth strategy. The Company is also planning on expanding Potomac Mills (Washington D.C./Baltimore), Sawgrass Mills (Ft. Lauderdale/Miami/Palm Beach) and Gurnee Mills (Chicago/Milwaukee) and remerchandising Gurnee Mills and Franklin Mills (Philadelphia/Wilmington) in order to create new entertainment zones and, where appropriate, to upgrade the tenant mix. The low cost, flexible design structure of the Mills allows the Company to modify physical attributes in order to respond to changing retail trends at a relatively low cost. See "The Company's Strategies."

    Over the last two years, the Company formed joint ventures to finance the development of certain Mills projects. The Company has established certain joint ventures with Kan Am US, Inc. ("Kan Am"), an affiliate of the Company which beneficially owns approximately 41.6% of the outstanding Units (as defined herein) in the Operating Partnership, Simon-DeBartolo Group, Inc. ("Simon") and Taubman Realty Group Limited Partnership ("Taubman") and has reached an agreement in principle to form one or more such joint ventures with Cambridge Shopping Centres Ltd. of Canada ("Cambridge"). While the Company has utilized such joint ventures in the past, the Company may or may not continue to use joint ventures in the future as a financing vehicle except when required under the terms of the Simon Agreement (as defined herein). See "The Company's Strategies--Simon Agreement." In addition, the Company is negotiating an agreement, subject to shareholder approval, with Kan Am to provide the Company with approximately $50 million in preferred equity capital on terms the Company believes would be attractive. There can be no assurance that any such agreement will be entered into or that shareholder approval will be obtained.

    The Company is the sole general partner of, and holds 50.9% of the partnership interests ("Units") in, the Operating Partnership. Units (other than those owned by the Company) are exchangeable under certain circumstances for Common Stock or cash, at the option of the Company. As the sole general partner of the Operating Partnership, the Company has the exclusive power to manage and conduct the business of the Operating Partnership, subject to certain limited exceptions. The Operating Partnership either holds title to the Properties or directly or indirectly holds 100% of the general and limited partnership interests in the property partnerships that own each of the Properties (the "Property Partnerships"), except for the Property Partnerships that own Franklin Mills and Ontario Mills, in which the Operating Partnership holds 77.6% (which represents 100% of the current income and cash-flow from Franklin Mills) and 50%, respectively, either directly or indirectly, of the partnership interests. See "The Properties--Franklin Mills and --Ontario Mills."

    The Company conducts all of its business through the Operating Partnership and the Operating Partnership's two service subsidiaries: (i) the Management Partnership, which provides leasing and management services for the Properties and (ii) the Third-Party Services Corporation, which provides management services to properties in which the Operating Partnership does not own an interest and provides development services for the Properties. The Operating Partnership owns 100% of the interests in the Management Partnership and 99% of the non-voting preferred stock, representing a 99% economic interest, and 5% of the voting common stock of the Third-Party Services Corporation.

    The Company maintains its executive offices at 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209, and its telephone number is (703) 526-5000. At December 31, 1996, the Company had approximately 900 employees nationwide.

                           SUMMARY OF THE PROPERTIES

    The following table sets forth certain information with respect to the Properties and the Mills under development as of December 31, 1996:

EXISTING PROPERTIES

                                                                                                                           1996
                                                                       APPROX.                   NO. OF      NO. OF      SPECIALTY
                                           METROPOLITAN      YEAR        GLA         PERCENT     ANCHOR     SPECIALTY   STORE SALES
  NAME/LOCATION                           AREA SERVICED     OPENED   (SQ. FT.)(1)   LEASED(2)   STORES(3)    STORES     PER SQ. FT.
--------------------------------------  ------------------  ------   ------------   ---------   ---------   ---------   -----------
MILLS
  Potomac Mills.......................  Washington, D.C./    1985       1,638,863       97%        17           212       $  289
    Woodbridge, VA                        Baltimore
  Franklin Mills......................  Philadelphia/        1989       1,762,226       93%        18           207          254
    Philadelphia, PA                      Wilmington
  Sawgrass Mills......................  Fort Lauderdale/     1990       1,878,409       97%        21           235          407
    Sunrise, FL                           Miami/Palm Beach
  Gurnee Mills........................  Chicago/Milwaukee    1991       1,467,614       93%        14           204          252
    Gurnee, IL
  Ontario Mills(4)....................  Los Angeles          1996       1,196,721(5)     90%       14           160          N/A
    Ontario, CA
                                                                     ------------                  --       ---------
      MILLS TOTALS/WEIGHTED AVERAGES......................              7,943,833       95%(6)     84         1,018       $  307
                                                                     ------------                  --       ---------
                                                                     ------------                  --       ---------
COMMUNITY CENTERS (11 CENTERS)............................              2,203,787       88%        30           233       $  184

MILLS UNDER DEVELOPMENT

                                              ACTUAL/                                                    ESTIMATED      ANCHOR
                                            ANTICIPATED      ANTICIPATED      APPROX.                    AGGREGATE       STORE
                          METROPOLITAN   CONSTRUCTION START    OPENING          GLA          COMPANY      PROJECT       TENANT
NAME/LOCATION              AREA SERVED        DATE(7)          DATE(7)      (SQ. FT.)(1)    OWNERSHIP     COST(8)     COMMITMENTS
-----------------------  --------------- ------------------  -----------  ----------------  ---------  -------------  -----------
                                                                                                       (IN MILLIONS)
Grapevine Mills........  Dallas/Fort         3rd Q '96         4th Q '97     1,500,000        37.5%        $203              15
  Grapevine, TX            Worth
Arizona Mills..........  Phoenix             3rd Q '96         4th Q '97     1,200,000        36.8%        $183              12
  Tempe, AZ
Mills City at Orange...  Los Angeles/        2nd Q '97         4th Q '98       800,000        50.0%        $167               3
  Orange, CA               Orange County
Houston Mills..........  Houston                  1998              1999     1,600,000           (9)         (9)         N/A(10)
  Houston, TX
Meadowlands Mills......  New York City/                                                          (9)         (9)             10
  Carlstadt, NJ            Northern               1998              1999     2,100,000
                           New Jersey

------------------------

(1) Includes space owned by certain anchor store tenants as follows: Potomac Mills--80,000 square feet of GLA; Franklin Mills-- 208,602 square feet of GLA; Sawgrass Mills--281,774 square feet of GLA; Gurnee Mills--219,571 square feet of GLA and Ontario Mills--125,000 square feet of GLA. For the Mills under development, approximate GLA includes space that may be owned by certain anchor store tenants.

(2) Percent leased is defined as all space leased and for which rent was being paid as of December 31, 1996 excluding tenants with leases having a term of less than one year.

(3) Includes the tenant-owned anchor stores described in footnote (1) above.

(4) Ontario Mills is owned by a joint venture among the Operating Partnership (50%), Kan Am (25%) and Simon (25%).

(5) Ontario Mills, upon completion of space for eight anchor store tenants containing approximately 500,000 square feet of GLA, will contain approximately 1.7 million square feet of GLA, including GLA owned by anchor store tenants.

(6) Excludes Ontario Mills which opened on November 14, 1996 and has not yet completed its initial lease-up.

(7) Anticipated Construction Start Dates and Opening Dates may be subject to adjustment as a result of factors inherent in the development process, some of which may not be under the direct control of the Company.

(8) Estimated Aggregate Project Costs as of December 31, 1996 are based on the Company's best estimate of the underlying components, many of which may not be under the direct control of the Company.

(9) The ownership structure and budgets for these properties have not yet been determined. See "The Company's Strategies-- Development Strategies."

(10) Leasing activity has not yet commenced for Houston Mills.

                            THE COMPANY'S STRATEGIES

    The Company intends to increase its cash flow and the value of its portfolio through active management of its existing Properties, expansion and remerchandising of existing Mills and the development of new Mills.

    OPERATING STRATEGIES.  The Company's operating strategies are to:

       - modify and expand existing Mills (including completion of the proposed expansions of Potomac Mills, Sawgrass Mills and Gurnee Mills and the remerchandising of Gurnee Mills and Franklin Mills);

       - create entertainment zones within existing Mills to attract a greater volume of consumers seeking a destination shopping and entertainment experience;

       - continue to work with existing and potential tenants to develop new and innovative retail concepts;

       - continue to build brand name recognition for the Mills;

       - continue to maintain strong tenant relationships and high occupancy rates;

       - continue to actively market its Properties to consumers; and

       - continue to provide active property management services.

    DEVELOPMENT STRATEGIES.  The Company's development strategies are to:

       - develop and open an additional five Mills, with an aggregate of approximately 7.2 million square feet of GLA, over the next three years;

       - pursue the development of Mills-type projects in selected major metropolitan markets. The Company has identified approximately 20 additional markets in the U.S. that could currently support a Mills project; and

       - develop Mills-type projects in selected international major metropolitan markets as a long-term growth strategy.

    FINANCING STRATEGIES.  The Company's financing strategies are to:

       - refinance outstanding mortgage indebtedness on Franklin Mills as part of the Company's ongoing efforts to reduce its exposure to refinancing risk and interest rate fluctuations;

       - increase the Company's liquidity by negotiating an increase in the Line of Credit (as defined herein); and

       - continue to evaluate joint venture arrangements as a financing alternative.

                              RECENT DEVELOPMENTS

    - 1996 EARNINGS RELEASE. On February 21, 1997, the Company announced its 1996 fourth quarter and year-end earnings. The Company's announced results, which are unaudited, are summarized below:

                                                                      THREE MONTHS ENDED     TWELVE MONTHS ENDED
                                                                         DECEMBER 31,            DECEMBER 31,
                                                                    ----------------------  ----------------------
                                                                       1996        1995        1996        1995
                                                                    ----------  ----------  ----------  ----------
                                                                                (DOLLARS IN THOUSANDS)
Total Rental Revenues.............................................  $   40,840  $   39,237  $  152,271  $  145,103
Total Property Operating Costs....................................      22,782      22,102      86,498      85,345
Net Income(1).....................................................         834       3,339       8,181       7,618
Cash Flow Provided By (Used In):
  Operating Activities............................................      21,286      19,634      63,262      61,823
  Investing Activities............................................     (31,237)    (29,841)    (67,468)    (58,474)
  Financing Activities............................................      11,911      (1,998)     (4,017)     (8,856)
Funds From Operations(2)..........................................      15,996      14,736      56,250      50,030

------------------------
(1) Reflects extraordinary losses on debt extinguishment of $2,196, $0, $2,696 and $213, respectively.
(2) The Company generally considers Funds From Operations ("FFO") a widely used and appropriate measure of performance for an equity REIT which provides a relevant basis for comparison among REITs. FFO as defined by the National Association of Real Estate Investment Trusts ("NAREIT") means income (loss) before minority interest (determined in accordance with generally accepted accounting principles ("GAAP")), excluding gains (losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. FFO is presented to assist investors in analyzing the performance of the Company. The Company's method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO (i) does not represent cash flows from operations as defined by GAAP, (ii) is not indicative of cash available to fund all cash flow needs and liquidity, including its ability to make distributions and (iii) should not be considered as an alternative to net income (as determined in accordance with GAAP) for purposes of evaluating the Company's operating performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Funds From Operations."

    For a more complete discussion of the Company's 1996 earnings, see "Recent Developments--1996 Earnings Release."

    - CHARLOTTE PROJECT. On February 21, 1997, the Company and Simon, pursuant to the Simon Agreement, announced their intention to form a partnership to acquire and develop an approximately 1.5 million square foot super-regional, value and entertainment oriented mall on a 135-acre site in Charlotte, North Carolina.

    - FRANKLIN MILLS REFINANCING. The Company has received a proposal from an institutional lender for the refinancing of $165 million in existing mortgage indebtedness encumbering Franklin Mills. Such proposed refinancing of $130 million of the existing mortgage indebtedness would bear interest at a fixed rate over ten-year treasuries. As part of such refinancing, the Company would use a portion of the proceeds from this Offering to pay off the estimated $35 million balance of the total amount of existing mortgage indebtedness. See "Use of Proceeds." However, there can be no assurance that such transaction will be consummated or, if consummated, what the terms of such transaction will be.

    - POTOMAC MILLS-GURNEE MILLS SECURITIZATION. In December 1996, the Company completed a $289.9 million refinancing of the existing mortgage indebtness on Potomac Mills and Gurnee Mills. This refinancing was achieved through a $284 million all-investment grade securitization with a weighted average fixed rate coupon of 7.02% and an anticipated balloon repayment date in seven years. The all-in cost (which consists of interest expense and the amortization of all costs and expenses associated with the related debt over the term of such debt) of the new debt is 7.22% compared to an all-in cost of 8.21% for the refinanced debt. The refinanced debt had a variable interest rate which was 6.97% on December 1, 1996. Under interest rate cap agreements, the maximum variable interest rate on the refinanced debt was 8.12%. Approximately $151 million of the refinanced debt was scheduled to have matured in November 1997.

    - OPENING OF ONTARIO MILLS--ONTARIO, CALIFORNIA. On November 14, 1996, the Company opened its most recent project, Ontario Mills, in Ontario, California. This approximately 1.7 million square foot project (upon completion of space for eight anchor store tenants containing approximately 500,000 square feet of GLA) opened on time, under budget and 90% leased. The entertainment zone at Ontario Mills, which is the prototype for future Mills entertainment zones, currently includes a 30-screen AMC Theatres, a Virgin Megastore and will include, among others, American Wilderness Experience and IWERKS, a 3D theater.

                                  THE OFFERING

Shares of Common Stock Offered Hereby.............  4,500,000 shares

Shares of Common Stock Outstanding After the
  Offering(1).....................................  21,423,236 shares

Shares of Common Stock and Units Outstanding After
  the Offering(2).................................  37,752,120 shares and Units

Use of Proceeds...................................  To repay outstanding indebtedness, including the
                                                    Company's Line of Credit and, in connection with a
                                                    proposed refinancing, a portion of its mortgage
                                                    indebtedness on Franklin Mills and for the
                                                    development of additional Mills and expansions and
                                                    remerchandising of existing Mills. See "Use of
                                                    Proceeds."

New York Stock Exchange Symbol....................  "MLS"

------------------------
(1) Excludes 16,328,884 shares of Common Stock issuable upon the exchange of outstanding Units, 1,527,508 shares of Common Stock issuable upon the exercise of outstanding options granted under the Company's 1994 Executive Equity Incentive Plan, as amended (the "Plan"), and 63,247 shares of restricted stock that have been granted but not yet issued pursuant to the Plan.
(2) Includes 16,328,884 shares of Common Stock issuable upon the exchange of outstanding Units and excludes 1,527,508 shares of Common Stock issuable upon the exercise of outstanding options granted under the Plan, and 63,247 shares of restricted stock that have been granted but not yet issued pursuant to the Plan.

                     SUMMARY SELECTED FINANCIAL INFORMATION

    The following table sets forth selected consolidated financial data for the Company for the periods after the Company's initial public offering (the "IPO") and combined historical financial data of the entities which owned the Properties and conducted the operations now performed by the Operating Partnership and its subsidiaries (the "Mills Entities") for the periods prior to the IPO. The historical financial data should be read in conjunction with the financial statements and notes thereto included or incorporated by reference herein and in the accompanying Prospectus and the discussion set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                              THE MILLS CORPORATION                                 THE MILLS ENTITIES
                             --------------------------------------------------------  --------------------------------------------
                                                                                         FOR THE
                                                                           FOR THE       PERIOD
                                  NINE MONTHS ENDED            YEAR         PERIOD      JANUARY 1
                             ----------------------------     ENDED      APRIL 22 TO    TO APRIL        YEAR ENDED DECEMBER 31,
                             SEPTEMBER 30,  SEPTEMBER 30,  DECEMBER 31,  DECEMBER 31,      21,      -------------------------------
                                 1996           1995           1995          1994         1994        1993       1992       1991
                             -------------  -------------  ------------  ------------  -----------  ---------  ---------  ---------

                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
RENTAL REVENUES:
  Minimum rent.............   $    70,179    $    66,657    $   89,839    $   62,174    $  25,970   $  78,134  $  72,846  $  60,186
  Percentage rents.........         3,449          3,121         4,460         2,575        1,366       5,143      4,313      4,002
  Recoveries from tenants..        34,146         32,733        44,267        28,283       12,611      37,952     33,753     24,106
  Other revenues...........         3,657          3,355         6,537         3,966          976       2,863      5,091      2,401
                             -------------  -------------  ------------  ------------  -----------  ---------  ---------  ---------
Total rental revenues......       111,431        105,866       145,103        96,998       40,923     124,092    116,003     90,695

PROPERTY OPERATING COSTS:
  Recoverable from
    tenants................        30,708         29,129        39,299        26,002       11,578      35,184     34,388     25,591
  Property general and
    administrative.........         4,792          3,178         5,231         3,069        3,629       4,460      5,782      4,303
  Depreciation and
    amortization...........        28,216         30,936        40,815        28,805       10,686      34,670     34,506     32,701
                             -------------  -------------  ------------  ------------  -----------  ---------  ---------  ---------
Total property operating
  costs....................        63,716         63,243        85,345        57,876       25,893      74,314     74,676     62,595
                             -------------  -------------  ------------  ------------  -----------  ---------  ---------  ---------
                                   47,715         42,623        59,758        39,122       15,030      49,778     41,327     28,100
OTHER INCOME (EXPENSE):
  Fee income...............         3,276          2,405         3,975         2,118          914       3,103      1,843      2,167
  Interest income..........         1,801          1,759         2,431         1,556          402       1,361      1,609      3,438
  Interest expense.........       (33,915)       (32,766)      (43,947)      (28,349)     (17,992)    (60,245)   (61,561)   (61,247)
  General and
    administrative.........        (6,077)        (5,649)       (7,808)       (5,272)      (3,031)     (6,125)    (6,083)    (9,160)
  Other....................         2,629            388           859        (1,881)         478         565      2,589      2,563
                             -------------  -------------  ------------  ------------  -----------  ---------  ---------  ---------
                                  (32,286)       (33,863)      (44,490)      (31,828)     (19,229)    (61,341)   (61,603)   (62,239)
                             -------------  -------------  ------------  ------------  -----------  ---------  ---------  ---------
Income (loss) before
  extraordinary items and
  minority interest........        15,429          8,760        15,268         7,294       (4,199)    (11,563)   (20,276)   (34,139)
Extraordinary gain (loss)
  on debt extinguishment...          (983)          (419)         (419)       (5,414)          46       3,225      3,547     --
Minority interest..........        (7,098)        (4,062)       (7,231)         (915)      --          --         --         --
                             -------------  -------------  ------------  ------------  -----------  ---------  ---------  ---------
Net income (loss)..........   $     7,348    $     4,279    $    7,618    $      965    $  (4,153)  $  (8,338) $ (16,729) $ (34,139)
                             -------------  -------------  ------------  ------------  -----------  ---------  ---------  ---------
                             -------------  -------------  ------------  ------------  -----------  ---------  ---------  ---------

                                              THE MILLS CORPORATION                                 THE MILLS ENTITIES
                             --------------------------------------------------------  --------------------------------------------
                                                                                         FOR THE
                                                                           FOR THE       PERIOD
                                  NINE MONTHS ENDED            YEAR         PERIOD      JANUARY 1
                             ----------------------------     ENDED      APRIL 22 TO    TO APRIL        YEAR ENDED DECEMBER 31,
                             SEPTEMBER 30,  SEPTEMBER 30,  DECEMBER 31,  DECEMBER 31,      21,      -------------------------------
                                 1996           1995           1995          1994         1994        1993       1992       1991
                             -------------  -------------  ------------  ------------  -----------  ---------  ---------  ---------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
EARNINGS PER SHARE(1)
Income before extraordinary
  items....................   $      0.46    $      0.27    $     0.46    $     0.22          N/A         N/A        N/A        N/A
Extraordinary loss on debt
  extinguishments..........         (0.03)         (0.02)        (0.01)        (0.16)         N/A         N/A        N/A        N/A
                             -------------  -------------  ------------  ------------  -----------  ---------  ---------  ---------
Net income per share.......   $      0.43    $      0.25    $     0.45    $     0.06          N/A         N/A        N/A        N/A
                             -------------  -------------  ------------  ------------  -----------  ---------  ---------  ---------
                             -------------  -------------  ------------  ------------  -----------  ---------  ---------  ---------
OTHER DATA:
Cash flow provided by (used
  in):
  Operating activities.....   $    41,976    $    41,387    $   61,823    $   34,095    $  10,975   $  16,347  $  (3,519) $ (13,513)
  Investing activities.....       (36,231)       (28,633)      (58,474)     (146,613)      (3,635)    (43,299)     6,791   (107,018)
  Financing activities.....       (15,928)        (6,858)       (8,856)      116,301       (2,622)     31,712     (5,233)   123,172
Funds From Operations(2)...        40,254         35,292        50,030
Distributions paid per
  share....................          1.42           1.42          1.89          1.31          N/A         N/A        N/A        N/A

Weighted average shares
  outstanding..............    16,905,953     16,905,953    16,905,953    16,905,953          N/A         N/A        N/A        N/A
Weighted average shares and
  Units outstanding........    33,238,470     32,963,693    32,963,693    32,963,693          N/A         N/A        N/A        N/A

PORTFOLIO DATA:
Total GLA at end of period
  (000's)..................         8,164          8,116         8,172         8,116                    7,736      7,233      7,066
Number of Properties at end
  of period................            15             15            15            15                       14         14         14

                                                             THE MILLS CORPORATION
                                                      -----------------------------------        THE MILLS ENTITIES
                                                          AS OF       AS OF DECEMBER 31,         AS OF DECEMBER 31,
                                                      SEPTEMBER 30,  --------------------  -------------------------------
                                                          1996         1995       1994       1993       1992       1991
                                                      -------------  ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
Investment in real estate assets (before accumulated
  depreciation).....................................   $   920,910   $ 894,265  $ 855,049  $ 760,757  $ 724,823  $ 713,824
Total assets........................................       847,333     853,057    853,889    749,472    731,320    771,942
Total mortgages, notes and loans payable............       701,138     676,435    631,976    780,523    753,756    788,163
Minority interest...................................        51,249      66,839     90,466        N/A        N/A        N/A
Total stockholders' equity/owners' (deficit)........   $    53,042   $  70,408  $  95,295  $ (74,540) $ (68,805) $ (64,153)

------------------------
(1) Per share data is reflected only for the Company. Per share data is not relevant for the historical combined financial statements of the Mills Entities since such financial statements are a combined presentation of partnerships and corporations. Historical operating results, including net income, may not be comparable to future operating results because of the historically greater leverage of the Mills Entities.
(2) The Company generally considers Funds From Operations ("FFO") a widely used and appropriate measure of performance for an equity REIT which provides a relevant basis for comparison among REITs. FFO as defined by NAREIT means income (loss) before minority interest (determined in accordance with GAAP), excluding gains (losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. FFO is presented to assist investors in analyzing the performance of the Company. The Company's method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO (i) does not represent cash flows from operations as defined by GAAP, (ii) is not indicative of cash available to fund all cash flow needs and liquidity, including its ability to make distributions and (iii) should not be considered as an alternative to net income (as determined in accordance with GAAP) for purposes of evaluating the Company's operating performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Funds From Operations."

                              CAUTIONARY STATEMENT

    Certain matters discussed in this Prospectus Supplement, the accompanying Prospectus and the information incorporated by reference herein and therein contain "forward-looking statements" for purposes of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act") relating to, without limitation, future economic performance, plans and objectives of management for future operations and projections of revenue and other financial items, demographic projections and federal income tax considerations, which can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The cautionary statements set forth under the caption "Risk Factors" in the accompanying Prospectus and elsewhere in this Prospectus Supplement, the accompanying Prospectus and the information incorporated by reference herein and therein identify important factors with respect to such forward-looking statements including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

                                  THE COMPANY

    The Company is a fully-integrated, self-managed REIT which owns, develops, redevelops, leases and manages a portfolio currently consisting of five super-regional, value and entertainment oriented malls and 11 community shopping centers, containing an aggregate of approximately 10.1 million square feet of GLA. The Mills comprise the primary focus of the Company's operations, containing approximately 7.9 million square feet of GLA (of which approximately 900,000 square feet is owned by certain anchor store tenants) and accounting for approximately 83% of the Company's total rental revenues for the year ended December 31, 1996. The five existing Mills serve the following metropolitan markets: Washington, D.C./ Baltimore, Philadelphia/Wilmington, Ft. Lauderdale/Miami/Palm Beach, Chicago/Milwaukee and Los Angeles. As of December 31, 1996, the Mills were 95% leased with an average annualized base rent per square foot of leased GLA for specialty stores of $21.43. Ontario Mills, which opened in November 1996 and has not completed its initial lease-up, was 90% leased at December 31, 1996, with an average annualized base rent per square foot of leased GLA for specialty stores of $22.69. The Community Centers were 88% leased with an average annualized base rent per square foot of leased GLA for specialty stores of $14.46. The Company provides all development, redevelopment, leasing, financing, management and marketing services with respect to all Properties currently in operation.

    The Company believes that the Mills concept represents an innovative retail environment in contrast to more conventional retail formats. At an average of
1.7 million square feet of GLA, a typical Mills project is approximately 70% larger than the average super-regional mall. In addition, the diverse tenant mix of a typical Mills, comprised of manufacturer's outlets, department store and specialty retail store outlets, off-price retailers, catalog outlets, category killers and entertainment venues, allows for a much broader product offering than that which is available at either average super-regional malls or outlet centers, while retaining the value orientation that the Company believes is important to today's retail customers. The Company believes the size, broad retail selection and entertainment features of a Mills result in a product that is attractive to, and meets the needs of, today's consumers, as evidenced by the Mills' superior drawing power. The Company believes a Mills primary trade area extends for approximately 40 miles, compared to up to 25 miles for the average super-regional mall, and that the average length of each shopping trip to a Mills is approximately twice that of a shopping trip to an average super-regional mall. Further, each Mills attracts an average of approximately 18 to 24 million visitors annually and is one of the top-rated tourist attractions in its respective metropolitan area.

    The Company believes that its appeal to consumers makes the Mills attractive to tenants as well. At December 31, 1996, approximately 57% of the aggregate leased GLA of the Mills was occupied by anchor store tenants (defined as any tenant with over 20,000 square feet of GLA) and approximately 43% was occupied by specialty store tenants. For the year ended December 31, 1996, the four Mills that were open the entire year generated $1.5 billion in gross tenant sales and $307 per square foot in specialty store tenant sales. Specialty store tenants at the Mills average 3,000 square feet of GLA and sales for such specialty stores for the year ended December 31, 1995 were $291 per square foot. This compares to average specialty store tenant sales of $203 per square foot at super-regional malls for the year ended December 31, 1995. Occupancy costs for the year ended December 31, 1995, were 8.0% for the entire Mills portfolio and 12.3% for specialty stores, compared to the super-regional mall specialty stores average of 13.5%. The Company believes that its substantial level of multiple tenancy (including Ontario Mills, 183 tenants are located in more than one Mills) evidences a high level of tenant satisfaction. See "The Properties."

    The Company intends to pursue the development of Mills-type projects in selected major metropolitan areas and has identified approximately 20 additional markets in the U.S. that could currently support a Mills project. The most recent Mills development, Ontario Mills in Ontario, California (Los Angeles) opened in November 1996 on time, under budget and 90% leased. The Company is presently developing, on a joint venture basis, five other sites to serve the Dallas/Fort Worth, Phoenix, Los Angeles/Orange County, Houston and New York City/Northern New Jersey metropolitan markets. Two of these sites

(Grapevine Mills serving the Dallas-Fort Worth metropolitan market and Arizona Mills serving the Phoenix metropolitan market) are under construction and scheduled to open in the fourth quarter of 1997. The Company believes that the success of the existing Mills has led to an ability to generate significant tenant commitments for space under development. At February 11, 1997, Grapevine Mills was approximately 55% pre-leased including anchor store tenant commitments and Arizona Mills was approximately 62% pre-leased including anchor store tenant commitments. The remaining three sites are in the early stages of the development process. In addition, the Company is exploring the feasibility of developing additional Mills-type projects in selected international major metropolitan markets as a long-term growth strategy. The Company is also planning on expanding Potomac Mills (Washington D.C./Baltimore), Sawgrass Mills (Ft. Lauderdale/Miami/Palm Beach) and Gurnee Mills (Chicago/Milwaukee) and remerchandising Gurnee Mills and Franklin Mills (Philadelphia/Wilmington) in order to create new entertainment zones and, where appropriate, to upgrade the tenant mix. The low cost, flexible design structure of the Mills allows the Company to modify physical attributes in order to respond to changing retail trends at a relatively low cost. See "The Company's Strategies."

THE MILLS CONCEPT

    In the early 1980's, the Company, through its predecessors, created a retail format that it believed would meet the needs of both consumers and retailers for the next generation. Though shopping is considered one of America's favorite pastimes, the Company believes many consumers desire new shopping experiences and need to be drawn to shopping venues. The Company developed the Mills to meet the consumer's need for such shopping experiences. By combining elements from super-regional malls (size and number of tenants), factory outlet centers (grouping manufacturers together), power centers (combining large-scale category-dominant and off-price retailers) and entertainment venues (themed restaurants and food courts, movie theaters and such features as themed entrances and colorful interiors), the Company has created a distinctive character for the Mills product. By offering value (i.e., quality merchandise at affordable prices), selection, convenience and entertainment on a scale unmatched by traditional retail concepts, the Company believes the Mills provides all of the critical elements demanded by today's consumers.

    The following table highlights certain characteristics of the average Mills and the average super-regional mall, as of December 31, 1995:

                                                               AVERAGE          AVERAGE
                                                                MILLS     SUPER-REGIONAL MALL
                                                             -----------  -------------------
Square feet of GLA.........................................    1,700,000           1,000,000
Primary trade area.........................................     40 miles      Up to 25 miles
Number of anchors..........................................        14-21                 3-5
Square feet of GLA of specialty stores.....................      641,000             342,000
Sales per square foot of specialty stores..................         $291                $203
Specialty store occupancy costs............................        12.3%               13.5%
Percent leased.............................................          95%                 93%

------------------------

    Because the Mills projects integrate several shopping formats, the Company believes that each of the Mills projects serves as:

    - a super-regional mall for the 25 mile area surrounding each Mills. These customers are the repeat customers characteristic of a traditional shopping mall. Many of the traditional retailers found in shopping malls (e.g., Gap, Talbots, Lechters, etc.) are also in the Mills, but in an off-price outlet format.

    - a manufacturer outlet mall for the 75 mile area surrounding each Mills. In a typical Mills, there are over 300,000 square feet of manufacturer's outlet stores, as compared to the average manufacturer outlet center which contains approximately 145,000 square feet.

    - a destination shopping experience. Many of the Company's tenants represent destination shopping opportunities in themselves, such as IKEA, Off 5th--Saks Fifth Avenue and The Sports Authority.

    - a destination entertainment venue that competes for the leisure time of the Company's customers. The Company believes entertainment venues such as AMC Theatres, IWERKS, IMAX 3D Theatres, Sega Gameworks, American Wilderness Experience and Rainforest Cafe will generate significant incremental customer traffic.

    MILLS PROJECTS ARE VALUE AND ENTERTAINMENT ORIENTED. Each Mills contains over 200 value oriented retailers offering a broad selection of brand name and other quality merchandise at significant discounts from prices charged by traditional department and specialty stores. Unlike most outlet centers, the significantly greater number of stores operating in Mills projects gives the consumer the ability to compare prices of similar merchandise, keeping retailers' prices down. There are seven principal types of tenants which operate in Mills projects:

    - MANUFACTURER'S OUTLETS are owned and operated by manufacturers. These outlets sell merchandise directly to the consumer, eliminating the mark-ups of traditional distribution channels. These outlets feature the same name as the manufacturer and a major selection from each line. Tenants in this category include Baby Guess-Guess Kids, Bernini's Off-Rodeo Drive, Calvin Klein, Carter's, The First Choice by Escada, Jockey, Laura Ashley, Maidenform, Mikasa, Van Heusen and Vanity Fair Outlet.

    - DEPARTMENT STORE OUTLETS are operated by national or regional department store chains traditionally found in regional malls. They stock excess inventory and out-of-season merchandise and buy excess merchandise directly from manufacturers, passing the savings on to consumers in their outlet stores. Tenants in this category include Off 5th--Saks Fifth Avenue, Last Call from Neiman Marcus and Nordstrom Rack.

    - SPECIALTY RETAIL STORE OUTLETS are operated by nationally and regionally known specialty retail chains found traditionally in regional malls. These stores serve as outlets for excess inventory and out-of-season merchandise of specialty retailers. Tenants in this category include Ann Taylor Loft, The Gap, J. Crew, Warner Bros., FootLocker, Casual Corner and Cachet.

    - OFF-PRICE RETAILERS buy excess inventory from manufacturers of brand-name goods and sell them at discount prices. Tenants in this category include Burlington Coat Factory, Marshalls, TJ Maxx, Famous Footwear, Dress Barn and Payless Shoesource.

    - CATALOG OUTLETS are operated by national and regional catalogers and offer substantial discounts from full-retail prices. The merchandise sold consists primarily of end-of-season or last season's warehouse goods. Tenants in this category include J.C. Penney Outlet, Eddie Bauer, Disney Catalog Outlet, Lillian Vernon and Spiegel Outlet.

    - CATEGORY KILLERS typically offer an extensive selection of products in one defined merchandise category. Tenants in this category include Bed, Bath and Beyond, IKEA, The Sports Authority and Waccamaw Pottery.

    - ENTERTAINMENT VENUES include multiplex theaters (IWERKS, IMAX 3D Theatres and AMC Theatres), virtual reality game rooms (Sega Gameworks), elaborate themed-restaurants (Rainforest Cafe, Dave & Busters and American Wilderness Experience) and participatory retailers which allows consumers to test the products in a realistic setting (Bass Pro Shops Outdoor World). Ontario Mills is the prototype for future Mills entertainment venues and currently includes a 30-screen AMC Theatres and a Virgin Megastore. Other entertainment concepts scheduled to open at Ontario Mills in 1997 include Sega Gameworks, Dave & Busters and American Wilderness Experience.

    MILLS PROJECTS FOSTER NEW RETAIL CONCEPTS. Mills projects often serve as an "incubator" for new retail concepts. The Company has worked with retailers that have done well in traditional retail formats by helping them develop outlet formats. Saks Fifth Avenue, Neiman Marcus, Ann Taylor and Calvin Klein are examples of retailers that opened their first outlet stores in the Mills and have expanded by opening additional outlets in other Mills. Recently, the Company opened Bernini's first Off Rodeo Drive outlet store at Ontario Mills. The Mills also serves as a growth vehicle for many traditionally urban retailers who desire to expand into non-urban markets. As an example, Virgin Megastore recently opened their first non-urban location at Ontario Mills and Planet Hollywood has committed to open at Gurnee Mills in 1997.

    MILLS PROJECTS ARE FLEXIBLE. Another component of the Mills concept is its flexibility in store configuration, enabling tenants to change or expand their stores with minimal capital improvement costs. This approach also gives the Company the ability to change its tenant mix to adapt to the ever-changing retail market in a relatively quick and inexpensive manner.

COMPETITIVE ADVANTAGES

    The Company continues to develop and refine its approach to retailing in order to meet the ever changing demands of the retail consumer. As originators of the concept of super-regional value and entertainment oriented malls, the Company has what it believes to be significant competitive advantages resulting from twelve years of developing and redefining the Mills concept. Such competitive advantages include brand name recognition, advanced product knowledge of the Mills format, strong tenant relationships and the proven ability to locate and acquire sites, understand and manage the complexities of the entitlement process and obtain the substantial financing necessary to develop such large projects.

THE COMMUNITY CENTERS

    The 11 Community Centers contain a total of approximately 2.2 million square feet of GLA and are located in Florida, Georgia, Illinois, Maryland, New Jersey, Ohio, Pennsylvania, South Carolina and Virginia. The Community Centers are open-air shopping centers containing traditional shopping center tenants, such as grocery, drug, video and greeting card stores, as well as a strong concentration of national value retailers. Anchor tenants of the Community Centers include Giant Food, Krogers, Marshalls, Safeway, TJ Maxx and Walgreens. As of December 31, 1996, the Community Centers were 88% leased with an average annualized base rent per square foot of leased GLA for specialty stores of $14.46. The location of the Community Centers near existing Mills allows for efficiencies in the management of these centers.

GENERAL

    On April 21, 1994, the Company consummated an initial public offering (the "IPO") of 14,380,000 shares of Common Stock. Upon completion of the IPO, the Company became the sole general partner of the Operating Partnership and currently owns 50.9% of the outstanding Units in the Operating Partnership. As the sole general partner of the Operating Partnership, the Company has the exclusive power to manage and conduct the business of the Operating Partnership, subject to certain limited exceptions.

    The Company conducts all of its business through the Operating Partnership and the Operating Partnership's various subsidiaries, which include: (i) the Management Partnership, which provides leasing and management services for the Properties, and (ii) the Third-Party Services Corporation, which provides management services to properties in which the Operating Partnership does not own an interest and provides development services for existing Properties. The Operating Partnership owns 100% of the interests in the Management Partnership and 99% of the non-voting preferred stock (representing a 99% economic interest) and 5% of the voting common stock of the Third-Party Services Corporation.

                            THE COMPANY'S STRATEGIES

    The Company intends to increase its cash flow and the value of its portfolio through active management of its existing Properties, expansion and remerchandising of existing Mills and the development of new Mills.

OPERATING STRATEGIES

    The Company intends to pursue the following operating strategies:

    MODIFY AND EXPAND EXISTING MILLS. The Company leases vacant and newly developed space with a view towards creating the most effective tenant mix and maximizing rental income. The Company is planning expansions of Potomac Mills, Sawgrass Mills and Gurnee Mills and is presently in the process of remerchandising Gurnee Mills and Franklin Mills, at an aggregate cost of approximately $115 million over the next three years. These expansion and remerchandising programs will result in new entertainment zones and, where appropriate, an upgrade of the tenant mix. The Company believes that the new entertainment zones will complement the Mills and will enhance productivity by attracting more shoppers and extending the shopping day. The most recent expansion of Potomac Mills generated an unleveraged return on total cost in excess of 10% based on net operating income produced by this expansion for the first calendar year after its opening. The most recent expansion of Sawgrass Mills generated an unleveraged return on total cost in excess of 10% based on minimum rent and percentage rents produced by the expansion for the first calendar year after its opening. For Sawgrass Mills, all operating costs are fully recoverable from tenants.

        POTOMAC MILLS: The Company is planning to add an entertainment zone to Potomac Mills. The Company anticipates that construction will begin in late 1997 for a late 1998 or early 1999 opening. In anticipation of the expansion, the Company is upgrading the tenant mix in the corridor near the expansion and is negotiating to lease expansion space to AMC Theatres and a variety of themed restaurants and other entertainment oriented tenants.

        SAWGRASS MILLS: In November 1995, the Company completed the Phase II expansion of Sawgrass Mills. This expansion added approximately 136,000 square feet of GLA, which opened at 100% occupancy. The expansion cost approximately $24 million and generated an unleveraged return on total cost in excess of 10% based on minimum rent and percentage rents produced by the expansion for the first calendar year after its opening. For Sawgrass Mills, all operating costs are fully recoverable from tenants. In the third quarter of 1998, the Company expects to open Phase III of Sawgrass Mills to coincide with the opening of the new Florida Panthers Sports Arena located across the ring road from Sawgrass Mills. The Phase III expansion will consist of an approximately 270,000 square foot entertainment zone expected to be anchored by a 30-screen Cobb Theatre. The Phase III expansion, which is presently in the pre-development stage, will be owned by a partnership formed by the Operating Partnership (50%) and Kan Am (50%) in which Kan Am has agreed to fund 100% of the project's initial required equity, for which Kan Am will receive a 9% annual preferred return. Under the terms of the partnership agreement, the Company has the right to buy out Kan Am's interest in this partnership prior to December 30, 1999, at 120% of Kan Am's capital contributions and accumulated preferred returns under certain terms and conditions set forth in the partnership agreement. The Company would provide all development, management and leasing services for the expansion, subject to the approval of Kan Am of certain major decisions, including a sale or refinancing of the project and the approval of the development and annual budgets. The Company would guarantee completion of the expansion within the parameters of the approved development budget.

        GURNEE MILLS: As part of the Gurnee Mills expansion and remerchandising initiative, the Company expects to expand the center by over 150,000 square feet of GLA in addition to upgrading the tenant mix. The expansion will feature a 125,000 square foot Bass Pro Shops Outdoor World upon which construction began in early 1997. In addition, the Company expects to open two other anchor stores by the end of 1998. In 1996, Rainforest Cafe opened at Gurnee Mills with annualized sales of approximately $475 per square foot. The Company has signed a lease with another themed restaurant, Planet Hollywood, to open in 1997. In addition to these tenants, the Company expects to add additional entertainment type uses within the existing mall over the next two years.

        FRANKLIN MILLS: The Company began its efforts to remerchandise Franklin Mills in 1996 by upgrading its tenant mix with such tenants as Tommy Hilfiger, Brooks Brothers and Nautica. Sales for these tenants have averaged over $600 per square foot since their openings in April, June and August 1996, respectively. In addition, the Company has signed leases with DKNY, Talbots, The Gap Outlet and Polo and has obtained a commitment from General Cinema for an 18-screen theatre on which the Company expects to begin construction by the second quarter of 1997. The theatre will be the cornerstone for an entertainment zone that will include at least two other entertainment concepts, such as themed restaurants and interactive entertainment venues.

    CREATE ENTERTAINMENT ZONES. The Company intends to expand and reconfigure its first four Mills projects to include new entertainment zones. The entertainment zone at Ontario Mills, the Company's newest Mills, is the prototype for future Mills entertainment zones. Such entertainment zones will include multiplex theaters, virtual reality game rooms, educational environmental habitats, themed restaurants and participatory retailers in which the consumer is given the opportunity to test the products in a real-life setting. Ontario Mills currently includes a 30-screen AMC Theatres and a Virgin Megastore. Scheduled to open in 1997 are a Sega Gameworks, Dave & Busters and American Wilderness Experience. Phase III of Sawgrass Mills will include a Cobb Theatre expanded from 18 to 30 screens. Franklin Mills has a commitment from General Cinema for an 18-screen theater. Gurnee Mills opened a Rainforest Cafe in 1996 and plans to open a Planet Hollywood and a Bass Pro Shops Outdoor World in 1997. The Company believes these entertainment zones will lead to significant incremental customer traffic at the Mills, extend consumers' shopping day and lead to the creation of additional destination sites.

    WORK WITH TENANTS TO DEVELOP NEW RETAIL CONCEPTS. The Company intends to continue to work with existing tenants and potential tenants to develop new retail concepts. This strategy has worked for retailers who have performed well in traditional retail formats but wanted to develop and expand into the outlet format. Ann Taylor, Calvin Klein, Last Call from Neiman Marcus and Saks Fifth Avenue are examples of retailers that opened their first outlet stores in a Mills and that later expanded their outlet format in other Mills. Ontario Mills is the site for Bernini's first Off Rodeo Drive outlet. In addition, the Mills also provide traditional urban retailers a growth vehicle for expanding into non-urban markets. Examples include Virgin Megastore, which opened its first non-urban location in Ontario Mills and Planet Hollywood, which has committed to open at Gurnee Mills in 1997.

    BUILD BRAND NAME RECOGNITION FOR THE MILLS. The Company intends to continue to build brand name recognition for the Mills. The Company has created brand name recognition by developing a distinctive retail environment which offers innovative retail formats, value shopping and entertainment concepts that attract a wide variety of tenants and consumers. The Company coordinates its advertising programs to increase brand name recognition in its primary markets and to attract high volumes of consumers. The Company believes that its brand name recognition has not been duplicated within the shopping center industry in any U.S. market.

    MAINTAIN STRONG TENANT RELATIONSHIPS. The Company intends to continue to maintain strong relationships with its existing tenants and high occupancy rates. The success of this strategy is evidenced by both its high tenant retention rate, with approximately 77% of expiring specialty store GLA being renewed upon lease expiration during 1996 and by the existing Mills being 95% leased as of December 31, 1996. One hundred and eighty-three of the Mills' tenants have stores located in more than one Mills, including Ontario Mills. Of the total GLA of each of the five existing Mills (excluding GLA owned by anchor store tenants), 77% of Gurnee Mills, 67% of Potomac Mills, 67% of Sawgrass Mills, 53% of Franklin Mills and

62% of Ontario Mills consist of tenants common to at least one other Mills. The Company has generated goodwill among many retailers who commit to future Mills projects years in advance of their completion. As of February 11, 1997, Grapevine Mills was approximately 55% pre-leased including nine executed leases and six lease commitments from anchor store tenants and Arizona Mills was approximately 62% pre-leased including nine executed leases and three lease commitments from anchor store tenants.

    ACTIVELY MARKET PROPERTIES TO CONSUMERS. The Company intends to continue to actively market its Properties by formulating marketing plans based on research and tailored to each specific Property. Such plans include print, radio and television advertising, public relations, special events and the development of tour and travel programs. The Company believes that an aggressive marketing effort allows the Properties to maintain a loyal shopper base and attract new consumers.

    PROVIDE ACTIVE PROPERTY MANAGEMENT SERVICES. The Company intends to continue to provide pro-active site management. The on-site property management team controls every aspect of the day-to-day needs of the Mills including operations, maintenance, security and merchant relations in order to enhance productivity and profitability. Further, where desirable and possible, such management team attempts to terminate the leases of under-performing tenants and renegotiate existing leases to expand, relocate or assemble space for more productive tenants.

DEVELOPMENT STRATEGIES

    The Company's strategic business plan primarily consists of developing and opening an additional five Mills over the next three years with an aggregate of approximately 7.2 million square feet of GLA, including finishing construction on Grapevine Mills and Arizona Mills and developing three additional Mills, Mills City at Orange, Houston Mills and Meadowlands Mills. The Company also intends to pursue the development of Mills-type projects in selected metropolitan markets and has identified approximately 20 additional markets in the U.S. that could currently support a Mills project. The Company is also exploring the feasibility of developing additional Mills-type projects in selected international major metropolitan markets as a long-term growth strategy. The Company is focused on selected markets, where management believes population growth exceeds national rates, land is relatively abundant and development and entitlement processes are comparatively streamlined. Two projects are currently under construction and scheduled to open in the fourth quarter of 1997, Grapevine Mills, which will serve the Dallas/Fort Worth metropolitan market and Arizona Mills, which will serve the Phoenix metropolitan market. The remaining three sites under development, Mills City at Orange, Houston Mills and Meadowlands Mills, are in the early stages of development and are scheduled to open in 1998, 1999 and 1999, respectively.

    To finance this rapid growth strategy, the Company has aligned itself with certain joint venture partners, including Simon and Taubman, and has reached an agreement in principle for a joint venture with Cambridge. Additionally, the Company, subject to shareholder approval, is negotiating the terms of an agreement with Kan Am whereby Kan Am will provide approximately $50 million in preferred equity capital on what the Company believes would be attractive terms. There can be no assurance, however, that any such agreement will be entered into or that shareholder approval will be obtained. The Company believes that these alliances are very beneficial to the Company for the following reasons: (1) such joint ventures represent a clear endorsement by the Company's joint venture partners of the Mills concept and the Company's management, and its development, leasing and property management capabilities and (2) the joint venture partners provide the Company with additional sources of equity and additional financial strength and, as a result, facilitate construction and permanent financing. Although the Company believes it is now well-positioned to develop future projects on its own, it will continue to evaluate joint venture arrangements as a financing alternative. In addition, the Company will develop projects with Simon when required under the terms of the Simon Agreement. See "--Simon Agreement." In connection with these joint ventures, the Company receives fees or reimbursements for its leasing, management, development and financing services.

    In addition to the five projects currently under development, the Company or its joint venture partners control and are conducting due diligence on sites in Charlotte, North Carolina, Monee, Illinois, Columbus, Ohio and San Francisco, California, and is exploring many other locations, including Atlanta, Georgia, Cleveland, Ohio, Baltimore, Maryland, Tampa Bay, Florida, St. Louis, Missouri and San Diego, California. Furthermore, through its proposed alliance with Cambridge, the Company plans on beginning development of Mills projects in Canada. The Company is exploring Toronto, Ontario as the first site to be developed by this future venture.

                            MILLS UNDER DEVELOPMENT

                                            ACTUAL/                                                  ESTIMATED
                                          ANTICIPATED                                                AGGREGATE         ANCHOR
                                          CONSTRUCTION  ANTICIPATED                                   PROJECT           STORE
                          METROPOLITAN       START        OPENING    APPROXIMATE      COMPANY         COST(3)          TENANT
NAME/LOCATION             AREA SERVED       DATE(1)       DATE(1)       GLA(2)       OWNERSHIP    ---------------    COMMITMENTS
----------------------  ----------------  ------------  -----------  ------------  -------------  (IN MILLIONS)    ---------------
Grapevine Mills.......  Dallas/Fort         3rd Q '96    4th Q '97     1,500,000          37.5%           $203               15
  Grapevine, TX         Worth
Arizona Mills.........  Phoenix             3rd Q '96    4th Q '97     1,200,000          36.8%           $183               12
  Tempe, AZ
Mills City............  Los Angeles/        2nd Q '97    4th Q '98       800,000          50.0%           $167                3
  at Orange             Orange County
Orange, CA
Houston Mills.........  Houston               1998         1999        1,600,000           (4)             (4)           N/A(5)
  Houston, TX
Meadowlands Mills.....  New York City/        1998         1999        2,100,000           (4)             (4)               10
  Carlstadt, NJ         Northern New
                        Jersey

------------------------------

(1) Anticipated Construction Start Dates and Opening Dates may be subject to adjustment as a result of factors inherent in the development process, some of which may not be under the direct control of the Company.

(2) Approximate GLA includes space that may be owned by certain anchor store tenants.

(3) Estimated Aggregate Project Cost as of December 31, 1996 is based on the Company's best estimate of the underlying components, many of which may not be under the direct control of the Company.

(4) The ownership structure and budgets for these properties have not yet been determined.

(5) Leasing activity has not yet commenced for Houston Mills.

    Following is a description of the five projects currently under development by the Company.

    GRAPEVINE MILLS--GRAPEVINE, TEXAS. Development of Grapevine Mills commenced in the third quarter of 1996 on a 175-acre site in the City of Grapevine, Texas, two miles north of the Dallas/Fort Worth Airport. The project is expected to include approximately 1.5 million square feet of GLA of both retail space and large entertainment facilities. As of February 11, 1997, Grapevine Mills was approximately 55% pre-leased, including nine executed leases with anchor store tenants (Off 5th--Saks Fifth Avenue, Burlington Coat Factory, Bed, Bath and Beyond, Group USA, Rainforest Cafe, Books-A-Million, Sega Gameworks, American Wilderness Experience and AMC Theatres) and lease commitments from an additional six anchor store tenants for a total of approximately 661,000 square feet of GLA and has executed leases for approximately 157,000 square feet of specialty store space. As of March 1996, the estimated residential population within a 40-mile radius of the site was 4.2 million, which is projected to grow to 4.5 million by the year 2001. Households within the 40-mile radius had a 1996 estimated average annual household income of $49,234 (compared to a national average of $44,436).

    Grapevine Mills is being developed by a limited partnership consisting of the Operating Partnership (37.5%), Simon (37.5%) and Kan Am (25%). The Company is providing development, management and leasing services for the project, subject to the approval of Simon and Kan Am for certain major decisions, such as changes to the plan of development, the annual operating budget for the project and any proposed sale or refinancing. Kan Am has agreed to contribute 50% of the initial required equity capital. The Operating Partnership and Simon are responsible for the balance of the initial required equity capital on a pro rata basis and have agreed to guarantee any project cost overruns not funded by the initial equity capital and construction financing. The project is expected to cost a total of $203 million. In July 1996, the venture obtained a commitment from NationsBank to provide $140 million of construction financing, and expects this commitment to be increased to $155 million. The loan will have a term of four years, subject to a one-year extension at the Company's option, and will bear interest at a rate equal to the 30-day LIBOR ("LIBOR") plus 165 basis points (subject to reduction to 135 basis points if certain debt service ratios are achieved). Development costs incurred through December 31, 1996 were approximately $34 million (net of tax increment financing).

    Under the terms of the limited partnership agreement, after the tenth anniversary of the project's opening, any partner can exercise certain buy-sell provisions by which the offering partner can require the other partners to sell to the offering partner their respective interests in the partnership or alternatively, purchase the interest of the offering partner in the partnership.

    ARIZONA MILLS--TEMPE, ARIZONA. Development of Arizona Mills commenced in the third quarter of 1996 on a 115-acre site located 20 minutes from downtown Phoenix, at the intersection of Interstate 10 and Superstition Freeway (Highway
60). Anticipated to open in the fourth quarter of 1997, Arizona Mills is expected to contain approximately 1.2 million square feet of GLA in a super-regional, value and entertainment oriented mall containing 17 anchors and over 200 specialty stores. As of February 11, 1997, Arizona Mills was approximately 62% pre-leased, including anchor store tenant leases with Burlington Coat Factory, Off 5th--Saks Fifth Avenue, Oshman's, Harkins Cinema, J.C. Penney, Rainforest Cafe, Group USA, Hi-Health and Sega Gameworks, and commitments had been obtained from an additional three anchor store tenants for a total anchor store tenant committment of approximately 553,000 square feet. The Company has executed leases for approximately 216,000 square feet of GLA for specialty stores as of February 11, 1997. As of March 1996, the estimated residential population within a 40-mile radius of the site was 2.6 million which is projected to grow to 2.9 million by the year 2001. Households within the 40-mile radius had a 1996 estimated average annual household income of $44,735 (compared to a national average of $44,436).

    Arizona Mills is being developed by a joint venture consisting of the Operating Partnership (36.8%), Taubman (36.8%) and Simon (26.4%). The Company is providing construction management, property management, marketing and leasing services for the project. Major decisions such as a sale or refinancing of the project and approval of annual budgets require approval of all joint venture partners. All joint venture partners are obligated to contribute required equity capital on a pro rata basis. The project is expected to cost approximately $183 million. In January 1997, the joint venture entered into a $145 million construction financing loan with United Bank of Switzerland. The loan has a term of five years and bears interest at a rate equal to LIBOR plus 130 basis points (subject to reduction to 115 basis points upon obtaining a rating of A- or better from a nationally recognized rating agency). Development costs through December 31, 1996 were approximately $54.7 million (net of tax increment financing).

    Under the terms of the joint venture agreement, following the fifth anniversary of the project's opening (or, if later, the date that 90% of the project has been leased), if the joint venture partners are unable to agree upon certain major decisions, any joint venture partner can cause the project to be sold pursuant to certain required procedures. Upon such a sale, the proceeds would be distributed to the joint venture partners on a pro rata basis.

    MILLS CITY AT ORANGE--ORANGE, CALIFORNIA. Mills City at Orange is proposed for development on an approximately 85-acre site located at the intersection of the Santa Ana Freeway (I-10), the Garden Grove Freeway and Orange Freeway (Highway 57) in the City of Orange, California, three miles from Disneyland. This project would be developed on the site of an existing shopping center located in what management believes to be one of the wealthiest areas and strongest retail markets in the country. The redeveloped Mills-type project will consist of an approximately 800,000 square foot open air shopping center that will feature a 30-screen AMC Theatres included in approximately 330,000 square feet of entertainment and dining facilities in addition to upscale value-retail stores. In addition to AMC Theatres, the Mills has obtained commitments from Off 5th--Saks Fifth Avenue and Borders Books. As of March 1996, the estimated residential population within a 40-mile radius of the site was 11.7 million, which is projected to grow to 12.0 million by the year 2001. Households within the 40-mile radius had a 1996 estimated average annual household income of $58,031 (as compared to a national average of $44,436).

    The Company expects to begin demolition of the existing shopping center in the first quarter of 1997 and to open the project in the fourth quarter of 1998. The project is expected to cost approximately $167 million (net of tax increment financing). Development costs through December 31, 1996 were approximately $9 million.

    The project will be owned by a partnership between the Operating Partnership (50%) and Kan Am (50%). The Company would provide all development, leasing and management services for the project, subject to the approval of Kan Am for certain major decisions, including a sale or refinancing of the project and approval of annual budgets. The Company would guarantee completion of the project within the parameters of an approved budget. Kan Am has committed to fund up to $45 million (which represents 100% of the estimated equity required for this project) after the receipt of construction loan financing in the amount of $122 million.

    Under the terms of the limited partnership agreement, following the tenth anniversary of the project's opening, either the Operating Partnership or Kan Am can exercise a buy-sell provision whereby the Operating Partnership, if it is the offeror, can require Kan Am to transfer its entire interest in the partnership or Kan Am, if it is the offeror, can require the Operating Partnership to acquire Kan Am's entire interest in the partnership.

    HOUSTON MILLS--HOUSTON, TEXAS. The Company has acquired an option to acquire a 500-acre site located at the intersection of Katy-Fort Bend Road and I-10 in Fort Bend and Harris Counties. The approximately 1.6 million square feet project planned for this site will consist of a combination of specialty retailers, cinemas and themed restaurants. The Company expects to open this project in 1999. As of March 1996, the estimated residential population within a 40-mile radius of the site was approximately 3.3 million, which is projected to grow to 3.6 million by the year 2001. Households within the 40-mile radius had a 1996 estimated average annual household income of approximately $46,273 per year (compared to a national average of $44,436).

    MEADOWLANDS MILLS--CARLSTADT, NEW JERSEY. The Company has acquired a mortgage interest in a 595-acre site located on the New Jersey Turnpike (I-95) adjacent to the Meadowlands Sports Complex and approximately five miles from New York City and has signed certain preliminary agreements with Empire Ltd., the current owner of the site, concerning the development of Meadowlands Mills. The approximately 2.1 million square feet project planned for this site will combine more than 200 specialty retailers, cinemas and themed restaurants. Ogden Entertainment, DeBartolo Entertainment and Virgin Entertainment Group have agreed in principle to plan and jointly develop the entertainment component of the project which will occupy approximately 600,000 square feet. On November 19, 1996, the Company announced commitments from ten anchor store tenants, including Off 5th--Saks Fifth Avenue, The Sports Authority, Group USA, Off Rodeo Drive and Rainforest Cafe. The Company currently expects to open the project in 1999. As of March 1996, the estimated residential population within a 40-mile radius of the site was approximately 15.5 million, which is projected to remain stable through the year 2001. Households within the 40-mile radius had a 1996 estimated average annual household income of $62,146 per year (compared to a national average of $44,436).

    The preliminary agreements with the site owner contemplate that the project will be developed by a joint venture to be formed among the Operating Partnership (82%), Empire Ltd. (13%) and Bennett S.

Lazare, an individual affiliated with Empire Ltd. (5%). The agreements further provide that upon receipt of a final fill permit for the project, the site is to be conveyed to the new joint venture, and the Operating Partnership is to contribute 75% of its mortgage interest to the new joint venture and is to receive a credit to its capital account in the amount of $12 million plus certain other predevelopment costs advanced on behalf of the project. The preliminary agreements also provide that the interests of the three joint venture partners may be diluted by as much as 50% if an additional equity partner is admitted to the joint venture. If all other permits required to develop the shopping center shall not have been obtained within two years following the receipt of the final fill permit, then the Operating Partnership shall have the right to sell the site, subject to certain buy/sell provisions.

    SIMON AGREEMENT. The Operating Partnership entered into an agreement with Simon pursuant to which Simon and the Operating Partnership have agreed to examine the feasibility of joint development and ownership of Mills-type shopping centers in various metropolitan markets (the "Simon Agreement"). The agreement provides, generally, that Simon and the Operating Partnership would hold equal interests in each joint venture entity and contribute needed capital on a pro rata basis. Three joint ventures have been formed as of February 21, 1997 in connection with the development of Ontario Mills, Grapevine Mills and Arizona Mills and the parties have announced their intention to form a new joint venture in connection with the development of a site in Charlotte, North Carolina. The Operating Partnership generally acts as the managing member or managing general partner, as the case may be, of each entity. Primary responsibility for the development, management and leasing of each joint venture project formed as of the date hereof has been undertaken by the Operating Partnership. The agreement with Simon restricts Simon until December 2003 from competing with the Operating Partnership by developing or acquiring Mills-type projects, and places additional restrictions on Simon's ability to hire employees of the Operating Partnership or its affiliates and to acquire stock in the Company above certain specified levels. In addition, the Operating Partnership has agreed that until December 2003 it will not develop a Mills-type shopping center within certain designated metropolitan areas without affording Simon a first right to jointly develop such project.

FINANCING STRATEGIES

    The Company intends to continue to reduce its exposure to refinancing risk and interest rate fluctuations. Prior to the Potomac Mills--Gurnee Mills securitization (at December 1, 1996), the Company's debt portfolio consisted of 48.3% variable rate debt ($349.0 million), most of which was subject to tiered caps, and the portfolio had a weighted average maturity of 2.5 years. Following this refinancing (at December 31, 1996), only 10% of the Company's debt portfolio, or $72 million, was variable rate debt, and the weighted average maturity of the debt portfolio was extended to 4.5 years. In addition, the Company expects to refinance the $165 million mortgage on Franklin Mills in the first half of 1997, extending its maturity through a fixed rate securitization. The Company has also taken steps to increase its liquidity. In October 1996, the Company obtained a $40 million line of credit from Credit Suisse First Boston for the purpose of funding development activities and general working capital (the "Line of Credit") which has a variable interest rate equal to LIBOR plus 300 basis points and matures on October 31, 1998 (with an option for a one-year extension). The Company expects to increase the size of the Line of Credit in the second quarter of 1997. Through its refinancing efforts and the Offering, the Company will have significantly improved its balance sheet by lowering the Company's leverage, extending debt maturities and fixing interest rates.

    Over the last two years, the Company formed joint ventures to finance the development of certain Mills projects. The Company has established certain joint ventures with Kan Am, Simon and Taubman and has reached an agreement in principle to form one or more such joint ventures with Cambridge. While the Company has utilized such joint ventures in the past, the Company may or may not continue to use joint ventures in the future as a financing vehicle, except when required under the terms of the Simon Agreement. See "Recent Developments."

                              RECENT DEVELOPMENTS

1996 EARNINGS RELEASE

    On February 21, 1997, the Company announced its 1996 fourth quarter and year-end earnings as follows:

                             THE MILLS CORPORATION
                          SUPPLEMENTAL FINANCIAL DATA

                                                                    THREE MONTHS ENDED   TWELVE MONTHS ENDED
                                                                       DECEMBER 31,          DECEMBER 31,
                                                                   --------------------  --------------------
                                                                     1996       1995       1996       1995
                                                                   ---------  ---------  ---------  ---------
                                                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                                                                     DATA)
STATEMENT OF OPERATIONS DATA:
Rental Revenues:
  Minimum rent...................................................  $  24,499  $  23,182  $  94,678  $  89,839
  Percentage rents...............................................        767      1,339      4,216      4,460
  Recoveries from tenants........................................     11,615     11,534     45,761     44,267
  Other revenues.................................................      3,959      3,182      7,616      6,537
                                                                   ---------  ---------  ---------  ---------
  Total rental revenues..........................................     40,840     39,237    152,271    145,103

Property Operating Costs:
  Recoverable from tenants.......................................     10,600     10,170     41,308     39,299
  Property general and administrative............................      1,378      2,053      6,170      5,231
  Depreciation and amortization..................................     10,804      9,879     39,020     40,815
                                                                   ---------  ---------  ---------  ---------
  Total property operating costs.................................     22,782     22,102     86,498     85,345
                                                                   ---------  ---------  ---------  ---------
                                                                      18,058     17,135     65,773     59,758
Other Income (Expense):
  Fee income.....................................................        363      1,570      3,639      3,975
  Interest income................................................      1,049        672      2,850      2,431
  Interest expense...............................................    (11,970)   (11,181)   (45,885)   (43,947)
  General and administrative.....................................     (2,648)    (2,159)    (8,725)    (7,808)
  Equity in earnings of unconsolidated affiliates................      1,093     --          2,661     --
  Other..........................................................         12        471      1,073        859
                                                                   ---------  ---------  ---------  ---------
                                                                     (12,101)   (10,627)   (44,387)   (44,490)
                                                                   ---------  ---------  ---------  ---------

  Income before extraordinary item and minority interest.........      5,957      6,508     21,386     15,268
  Extraordinary loss on debt extinguishment......................     (4,318)    --         (5,301)      (419)
  Minority interests.............................................       (805)    (3,169)    (7,904)    (7,231)
                                                                   ---------  ---------  ---------  ---------
  Net income.....................................................  $     834  $   3,339  $   8,181  $   7,618
                                                                   ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------
  Net income per share...........................................  $    0.05  $    0.20  $    0.48  $    0.45
                                                                   ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------
Cash Flows Provided by (Used in):
  Operating activities...........................................     21,286     19,634     63,262     61,823
  Investing activities...........................................    (31,237)   (29,841)   (67,468)   (58,474)
  Financing activities...........................................     11,911     (1,998)    (4,017)    (8,856)

Funds From Operations:(1)
  Income before extraordinary item and minority interest.........      5,957      6,508     21,386     15,268
  Adjustments:...................................................
    Add: Depreciation of real estate assets......................      9,452      7,880     33,501     34,414
    Add: Write-off of development costs..........................                   348                   348
    Add: Loss on sale of furniture, fixtures and equipment.......         26     --            802     --
    Add: Adjustment for real estate depreciation and amortization
      of unconsolidated affiliates...............................        561     --            561     --
                                                                   ---------  ---------  ---------  ---------
Funds From Operations............................................  $  15,996  $  14,736  $  56,250  $  50,030
                                                                   ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------
Weighted average common and common equivalent shares
  outstanding....................................................     17,085     16,906     17,009     16,906
Weighted average shares and Units outstanding....................     33,417     32,964     33,341     32,964

--------------------------

(1) The Company generally considers Funds From Operations ("FFO") a widely used and appropriate measure of performance for an equity REIT which provides a relevant basis for comparison among REITs. FFO as defined by NAREIT means income (loss) (before minority interest) (determined in accordance with GAAP), excluding gains (losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. FFO is presented to assist investors in analyzing the performance of the Company. The Company's method of calculating FFO may be different from methods used by other REITs and accordingly, may not be comparable to such other REITs. FFO (i) does not represent cash flows from operations as defined by GAAP,
    (ii) is not indicative of cash available to fund all cash flow needs and liquidity, including its ability to make distributions and (iii) should not be considered as an alternative to net income (as determined in accordance with GAAP) for purposes of evaluating the Company's operating performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Funds From Operations."

CHARLOTTE PROJECT

    On February 21, 1997, the Company and Simon, pursuant to the Simon Agreement, announced their intention to form a partnership to acquire and develop an approximately 1.5 million square foot super-regional, value and entertainment oriented mall on a 135-acre site in Charlotte, North Carolina.

FRANKLIN MILLS REFINANCING

    The Company has received a proposal from an institutional lender for the refinancing of $165 million in existing mortgage indebtedness encumbering Franklin Mills. Such proposed refinancing of $130 million of the existing mortgage indebtedness would bear interest at a fixed rate over ten-year Treasuries. As part of such refinancing, the Company would use a portion of the proceeds from this Offering to pay off the estimated $35 million balance of the total amount of existing mortgage indebtedness. See "Use of Proceeds." However, there can be no assurance that such transaction will be consummated or, if consummated, what the terms of such transaction will be.

POTOMAC MILLS--GURNEE MILLS SECURITIZATION

    In December 1996, the Company completed a $289.9 million refinancing of the existing mortgage indebtness on Potomac Mills and Gurnee Mills. This refinancing was achieved through a $284 million all-investment grade securitization with a weighted average fixed rate coupon of 7.02% and an anticipated balloon repayment date in seven years. The all-in cost (which consists of interest expense and the amortization of all costs and expenses associated with the related debt over the term of such debt) of the new debt is 7.22% compared to an all-in cost of 8.21% for the refinanced debt. The refinanced debt had a variable interest rate which was 6.97% on December 1, 1996. Under an interest rate cap agreement, the maximum variable interest rate on the refinanced debt was 8.12%. Approximately $151 million of the refinanced debt was scheduled to have matured in November 1997.

OPENING OF ONTARIO MILLS

    On November 14, 1996, the Company opened its most recent project, Ontario Mills, in Ontario, California. This approximately 1.7 million square foot project (upon completion of space for eight anchor store tenants containing approximately 500,000 square feet of GLA) opened on time, under budget and 90% leased. The entertainment zone at Ontario Mills, which is the prototype for future Mills entertainment zones, currently includes a 30-screen AMC Theatres, a Virgin Megastore and will include, among others, American Wilderness Experience and IWERKS.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the shares of Common Stock
offered hereby are estimated to be approximately $         million ($
million if the Underwriters' over-allotment option is exercised in full). The Company intends to contribute or otherwise transfer the net proceeds of the sale of shares of Common Stock offered hereby to the Operating Partnership in exchange for additional Units in the Operating Partnership. The Company intends to use such funds to pay off the $17.7 million balance under its Line of Credit which was used to fund development activities, to repay $35 million on its secured loan on Franklin Mills as part of a proposed refinancing, to fund future development projects, and to fund expansions and remerchandising of existing Mills. The Line of Credit matures on October 31, 1998 and bears interest at LIBOR plus 300 basis points. The Franklin Mills loan matures in December 1998 and bears interest at 7.125% and has an all-in cost of 9.6% including all interest expense and the amortization of all costs and expenses of the debt over the term of the loan. If the proposed refinancing of Franklin Mills does not occur, the $35 million will be used to finance future development projects and to fund expansions and remerchandising of existing Mills. See "Recent Developments-- Franklin Mills Refinancing." Pending application of the proceeds as described herein, the net proceeds may be invested in short-term, income-producing investments such as commercial paper, government securities or money market funds that invest in government securities.

              PRICE RANGE OF COMMON STOCK AND DISTRIBUTION HISTORY

    The Company's Common Stock began trading on the New York Stock Exchange ("NYSE") under the symbol "MLS" on April 15, 1994 and the IPO was completed on April 21, 1994. The following table sets forth the high and low closing sale prices per share of Common Stock for the periods indicated as reported on the NYSE and the distributions per share paid by the Company with respect to the periods noted.

                                                                                            HIGH                   LOW
                                                                                          -------                -------
1995:
  First Quarter..................................................................   $      19   5/8        $      16
  Second Quarter.................................................................          20   1/8               15  1/2
  Third Quarter..................................................................          19   7/8               17  7/8
  Fourth Quarter.................................................................          18   3/4               16  7/8
1996:
  First Quarter..................................................................   $      18   3/8        $      16  5/8
  Second Quarter.................................................................          18   3/8               17  1/4
  Third Quarter..................................................................          20   5/8               17  5/8
  Fourth Quarter.................................................................          24   3/8               19
1997:
  First Quarter (through February 21)............................................   $      25   1/8        $      22  1/4

                                                                                   DISTRIBUTIONS
                                                                                   -------------
1995:
  First Quarter..................................................................    $   .4725
  Second Quarter.................................................................        .4725
  Third Quarter..................................................................        .4725
  Fourth Quarter.................................................................        .4725
1996:
  First Quarter..................................................................    $   .4725
  Second Quarter.................................................................        .4725
  Third Quarter..................................................................        .4725
  Fourth Quarter.................................................................        .4725
1997:
  First Quarter (through February 21)............................................    $   .4725(1)

--------------------------
(1) The Board of Directors has set a record date of April 1, 1997 for payment of the first quarter distribution to the holders of record of Common Stock. It is anticipated that the purchasers of shares of Common Stock in this Offering will be entitled to receive such distribution.

    The last reported closing sale price on the NYSE on February 21, 1997 was $24 3/4 per share. As of February 21, 1997, there were 16,923,236 shares of Common Stock outstanding, held by 507 holders of record.

    The Company has made consecutive quarterly distributions since the IPO. The indicated annual distribution rate is $1.89 per share of Common Stock based on the first quarter 1997 distribution. A portion of the Company's distribution may represent a non-taxable return of capital and/or a capital gain dividend. Approximately 65% of 1996 distributions of $1.89 per share of Common Stock was a non-taxable return of capital. There were no capital gain dividends in 1996. The Company's ability to make distributions depends on a number of factors, including its net cash provided by operating activities, its financial condition, capital commitments, debt repayment schedules and such other factors as the Board of Directors deems relevant.

    Holders of Common Stock are entitled to receive distributions when, as and if declared by the Board of Directors out of any funds legally available for that purpose. The Company, as a REIT, is required to distribute annually to its shareholders at least 95% of its "real estate investment trust taxable income," which, as defined by the relevant tax statutes and regulations, is generally equivalent to net taxable ordinary income. See "Federal Income Tax Considerations -- Taxation of the Company" in the accompanying Prospectus.

                                 CAPITALIZATION

    The following table sets forth the historical capitalization of the Company as of September 30, 1996, and on an as adjusted basis to give effect to the completion of the Offering, the proposed Franklin Mills refinancing and the use of the net proceeds therefrom as described in "Use of Proceeds." The information set forth in the following table should be read in conjunction with the financial information and notes thereto included and incorporated by reference herein and in the accompanying Prospectus, and the discussion set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                                                                             SEPTEMBER 30, 1996
                                                                                          ------------------------
                                                                                          HISTORICAL   AS ADJUSTED
                                                                                          -----------  -----------
                                                                                           (DOLLARS IN THOUSANDS)
DEBT:
  Mortgages, notes and loans payable(1).................................................  $   701,138   $ 666,138
  Line of Credit(2).....................................................................            0           0
MINORITY INTEREST.......................................................................       51,249      90,544
STOCKHOLDERS' EQUITY:
  Common Stock, $.01 par value, 100,000,000 authorized, 16,905,953 shares issued and outstanding, and 21,405,953 shares, as adjusted, respectively, issued and
    outstanding(3)......................................................................          169         214
Additional paid-in capital..............................................................      309,813     414,696
Accumulated deficit.....................................................................     (256,940)   (296,235)
                                                                                          -----------  -----------
    Total stockholders' equity..........................................................       53,042     118,675
                                                                                          -----------  -----------
TOTAL CAPITALIZATION....................................................................  $   805,429   $ 875,357
                                                                                          -----------  -----------
                                                                                          -----------  -----------

------------------------

(1) Excludes the Company's pro rata share of outstanding unconsolidated joint venture debt, which at December 31, 1996 was $42.4 million (net of tax increment financing).

(2) As of February 14, 1997, the aggregate outstanding balance under the Line of Credit was $17.7 million.

(3) Excludes 16,328,884 shares of Common Stock reserved for possible issuance upon the exchange of outstanding Units, 1,527,508 shares of Common Stock issuable upon the exercise of outstanding options granted under the Plan and 63,247 shares of restricted stock that have been granted but not yet issued under the Plan.

                  SELECTED FINANCIAL AND OPERATING INFORMATION

    The following table sets forth selected consolidated financial data for the Company for the periods after the IPO and combined historical financial data of the entities which owned the Properties and conducted the operations now performed by the Operating Partnership and its subsidiaries (the "Mills Entities") for the periods prior to the IPO. The historical financial data should be read in conjunction with the financial statements and notes thereto included or incorporated by reference herein and in the accompanying Prospectus and the discussion set forth in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                              THE MILLS CORPORATION                                 THE MILLS ENTITIES
                             --------------------------------------------------------  --------------------------------------------
                                                                                         FOR THE
                                                                           FOR THE       PERIOD
                                  NINE MONTHS ENDED            YEAR         PERIOD      JANUARY 1
                             ----------------------------     ENDED      APRIL 22 TO    TO APRIL        YEAR ENDED DECEMBER 31,
                             SEPTEMBER 30,  SEPTEMBER 30,  DECEMBER 31,  DECEMBER 31,      21,      -------------------------------
                                 1996           1995           1995          1994         1994        1993       1992       1991
                             -------------  -------------  ------------  ------------  -----------  ---------  ---------  ---------

                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
RENTAL REVENUES:
  Minimum rent.............   $    70,179    $    66,657    $   89,839    $   62,174    $  25,970   $  78,134  $  72,846  $  60,186
  Percentage rents.........         3,449          3,121         4,460         2,575        1,366       5,143      4,313      4,002
  Recoveries from tenants..        34,146         32,733        44,267        28,283       12,611      37,952     33,753     24,106
  Other revenues...........         3,657          3,355         6,537         3,966          976       2,863      5,091      2,401
                             -------------  -------------  ------------  ------------  -----------  ---------  ---------  ---------
Total rental revenues......       111,431        105,866       145,103        96,998       40,923     124,092    116,003     90,695

PROPERTY OPERATING COSTS:
  Recoverable from
    tenants................        30,708         29,129        39,299        26,002       11,578      35,184     34,388     25,591
  Property general and
    administrative.........         4,792          3,178         5,231         3,069        3,629       4,460      5,782      4,303
  Depreciation and
    amortization...........        28,216         30,936        40,815        28,805       10,686      34,670     34,506     32,701
                             -------------  -------------  ------------  ------------  -----------  ---------  ---------  ---------
Total property operating
  costs....................        63,716         63,243        85,345        57,876       25,893      74,314     74,676     62,595
                             -------------  -------------  ------------  ------------  -----------  ---------  ---------  ---------
                                   47,715         42,623        59,758        39,122       15,030      49,778     41,327     28,100
OTHER INCOME (EXPENSE):
  Fee income...............         3,276          2,405         3,975         2,118          914       3,103      1,843      2,167
  Interest income..........         1,801          1,759         2,431         1,556          402       1,361      1,609      3,438
  Interest expense.........       (33,915)       (32,766)      (43,947)      (28,349)     (17,992)    (60,245)   (61,561)   (61,247)
  General and
    administrative.........        (6,077)        (5,649)       (7,808)       (5,272)      (3,031)     (6,125)    (6,083)    (9,160)
  Other....................         2,629            388           859        (1,881)         478         565      2,589      2,563
                             -------------  -------------  ------------  ------------  -----------  ---------  ---------  ---------
                                  (32,286)       (33,863)      (44,490)      (31,828)     (19,229)    (61,341)   (61,603)   (62,239)
                             -------------  -------------  ------------  ------------  -----------  ---------  ---------  ---------
Income (loss) before
  extraordinary items and
  minority interest........        15,429          8,760        15,268         7,294       (4,199)    (11,563)   (20,276)   (34,139)
Extraordinary gain (loss)
  on debt extinguishment...          (983)          (419)         (419)       (5,414)          46       3,225      3,547     --
Minority interest..........        (7,098)        (4,062)       (7,231)         (915)      --          --         --         --
                             -------------  -------------  ------------  ------------  -----------  ---------  ---------  ---------
Net income (loss)..........   $     7,348    $     4,279    $    7,618    $      965    $  (4,153)  $  (8,338) $ (16,729) $ (34,139)
                             -------------  -------------  ------------  ------------  -----------  ---------  ---------  ---------
                             -------------  -------------  ------------  ------------  -----------  ---------  ---------  ---------

                                              THE MILLS CORPORATION                                 THE MILLS ENTITIES
                             --------------------------------------------------------  --------------------------------------------
                                                                                         FOR THE
                                                                           FOR THE       PERIOD
                                  NINE MONTHS ENDED            YEAR         PERIOD      JANUARY 1
                             ----------------------------     ENDED      APRIL 22 TO    TO APRIL        YEAR ENDED DECEMBER 31,
                             SEPTEMBER 30,  SEPTEMBER 30,  DECEMBER 31,  DECEMBER 31,      21,      -------------------------------
                                 1996           1995           1995          1994         1994        1993       1992       1991
                             -------------  -------------  ------------  ------------  -----------  ---------  ---------  ---------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
EARNINGS PER SHARE(1)
Income before extraordinary
  items....................   $      0.46    $      0.27    $     0.46    $     0.22          N/A         N/A        N/A        N/A
Extraordinary loss on debt
  extinguishments..........         (0.03)         (0.02)        (0.01)        (0.16)         N/A         N/A        N/A        N/A
                             -------------  -------------  ------------  ------------  -----------  ---------  ---------  ---------
Net income per share.......   $      0.43    $      0.25    $     0.45    $     0.06          N/A         N/A        N/A        N/A
                             -------------  -------------  ------------  ------------  -----------  ---------  ---------  ---------
                             -------------  -------------  ------------  ------------  -----------  ---------  ---------  ---------
OTHER DATA:
Cash flow provided by (used
  in):
  Operating activities.....   $    41,976    $    41,387    $   61,823    $   34,095    $  10,975   $  16,347  $  (3,519) $ (13,513)
  Investing activities.....       (36,231)       (28,633)      (58,474)     (146,613)      (3,635)    (43,299)     6,791   (107,018)
  Financing activities.....       (15,928)        (6,858)       (8,856)      116,301       (2,622)     31,712     (5,233)   123,172
Funds From Operations(2)...        40,254         35,292        50,030
Distributions paid per
  share....................          1.42           1.42          1.89          1.31          N/A         N/A        N/A        N/A

Weighted average shares
  outstanding..............    16,905,953     16,905,953    16,905,953    16,905,953          N/A         N/A        N/A        N/A
Weighted average shares and
  Units outstanding........    33,238,470     32,963,693    32,963,693    32,963,693          N/A         N/A        N/A        N/A

PORTFOLIO DATA:
Total GLA at end of period
  (000's)..................         8,164          8,116         8,172         8,116                    7,736      7,233      7,066
Number of Properties at end
  of period................            15             15            15            15                       14         14         14

                                                             THE MILLS CORPORATION
                                                      -----------------------------------        THE MILLS ENTITIES
                                                          AS OF       AS OF DECEMBER 31,         AS OF DECEMBER 31,
                                                      SEPTEMBER 30,  --------------------  -------------------------------
                                                          1996         1995       1994       1993       1992       1991
                                                      -------------  ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
Investment in real estate assets (before accumulated
  depreciation).....................................   $   920,910   $ 894,265  $ 855,049  $ 760,757  $ 724,823  $ 713,824
Total assets........................................       847,333     853,057    853,889    749,472    731,320    771,942
Total mortgages, notes and loans payable............       701,138     676,435    631,976    780,523    753,756    788,163
Minority interest...................................        51,249      66,839     90,466        N/A        N/A        N/A
Total stockholders' equity/owners' (deficit)........   $    53,042   $  70,408  $  95,295  $ (74,540) $ (68,805) $ (64,153)

------------------------
(1) Per share data is reflected only for the Company. Per share data is not relevant for the historical combined financial statements of the Mills Entities since such financial statements are a combined presentation of partnerships and corporations. Historical operating results, including net income, may not be comparable to future operating results because of the historically greater leverage of the Mills Entities.
(2) The Company generally considers Funds From Operations ("FFO") a widely used and appropriate measure of performance for an equity REIT which provides a relevant basis for comparison among REITs. FFO as defined by NAREIT means income (loss) before minority interest (determined in accordance with GAAP), excluding gains (losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. FFO is presented to assist investors in analyzing the performance of the Company. The Company's method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO (i) does not represent cash flows from operations as defined by GAAP, (ii) is not indicative of cash available to fund all cash flow needs and liquidity, including its ability to make distributions and (iii) should not be considered as an alternative to net income (as determined in accordance with GAAP) for purposes of evaluating the Company's operating performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Funds From Operations."

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    The following discussion and analysis of the consolidated financial condition and results of operations should be read in conjunction with the Consolidated and Combined Financial Statements and Notes thereto included or incorporated by reference herein or in the accompanying Prospectus.

    The following discussion is based primarily on the consolidated financial statements of the Company for the nine months ended September 30, 1996 and 1995, for the year ended December 31, 1995, and for the period April 22, 1994 to December 31, 1994, and the combined financial statements of the Mills Entities for the period from January 1, 1994 to April 21, 1994. The combined financial statements of the Mills Entities include the balance sheet data and results of operations of the management and leasing operations of the Management Partnership, the 15 Property Partnerships that owned the Properties and certain other affiliated entities, which were contributed to the Operating Partnership and are now consolidated in the Company's financial statements. The Mills Entities are considered the predecessor to the Company, and the combined financial statements do not include the effects of the IPO. For purposes of the discussion below, the term "Company" is used to refer to The Mills Corporation, the Operating Partnership and their subsidiaries, and/or their predecessor, the Mills Entities.

COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 1996 TO NINE MONTHS ENDED
  SEPTEMBER 30, 1995

    Income before minority interest for the nine months ended September 30, 1996, increased by approximately $6.1 million (73.2%) to $14.4 million as compared with the nine months ended September 30, 1995. The increase was the result of an increase in rental revenues of $5.6 million (5.3%), an increase in property operating costs of $0.5 million (0.7%), a decrease in other expense (net of other income) of approximately $1.6 million (4.7%), and an increase in the extraordinary loss on debt extinguishment of $0.6 million.

    RENTAL REVENUES. Minimum rent for the nine months ended September 30, 1996, increased approximately $3.5 million (5.3%) compared with the nine months ended September 30, 1995. The increase was primarily due to the expansion of Sawgrass Mills and Liberty Plaza. Other reasons for this increase include an expansion of the Company's pushcart program and higher lease renewal rates across the Properties.

    Percentage rents increased $0.3 million (10.5%) compared with the nine months ended September 30, 1995, due to increased tenant sales in the aggregate at the Company's properties, particularly Sawgrass Mills.

    Recoveries from tenants for the nine months ended September 30, 1996, increased approximately $1.4 million (4.3%) compared with the nine months ended September 30, 1995. The increase was primarily due to an increase of $1.1 million in the recoverable expenses at Sawgrass Mills due to the Phase II expansion.

    Other revenue for the nine months ended September 30, 1996, increased $0.3 million (9.0%) compared with the nine months ended September 30, 1995. The increase was primarily due to an increase in income from tenants who occupy space on a temporary basis.

    PROPERTY OPERATING COSTS. Recoverable from tenants for the nine months ended September 30, 1996, increased approximately $1.6 million (5.4%) compared with the nine months ended September 30, 1995. The increase was primarily due to increased expenses at Sawgrass Mills of $1.1 million related to its expansion, and an increase of $0.3 million at Franklin Mills as a result of heavy snowfall during the first quarter of 1996.

    Property general and administrative expenses for the nine months ended September 30, 1996, increased approximately $1.6 million (50.8%) compared with the nine months ended September 30, 1995. This increase was primarily due to an increase in contributions to promotional programs of $0.7 million, an increase in bad debt of $0.3 million at certain properties, an increase in legal fees of $0.1 million for landlord/tenant litigation, an increase of $0.2 million for the expansion of the Company's pushcart program, and an increase of $0.1 million for other taxes at Franklin Mills.

    Depreciation and amortization decreased $2.7 million (8.8%) for the nine months ended September 30, 1996, compared with the nine months ended September 30, 1995. The decrease was due to a $0.7 million decrease in amortization of loan costs as a result of refinancing of certain mortgage indebtedness secured by the Community Centers and a $1.8 million decrease in depreciation relating to assets reaching their depreciable lives.

    OTHER INCOME (EXPENSE). Fee income for the nine months ended September 30, 1996, increased $0.9 million (36.2%) compared with the nine months ended September 30, 1995. The increase was due primarily to development, leasing and finance fees earned from projects under development.

    Interest expense increased by approximately $1.1 million (3.5%) for the nine months ended September 30, 1996, compared with the nine months ended September 30, 1995. This increase was primarily due to additional debt associated with the Phase II expansion of Sawgrass Mills which opened November 16, 1995.

    General and administrative expenses increased by $0.4 million (7.6%) for the nine months ended September 30, 1996, compared with the nine months ended September 30, 1995. The increase was due to the Company's hiring additional employees in connection with its projects under development.

    Other income for the nine months ended September 30, 1996, increased $2.2 million compared with the nine months ended September 30, 1995. The increase was primarily due to a $3.0 million increase in the gain on land sales. This was offset by a $0.8 million loss on disposal of furniture, fixtures and equipment in 1996.

    The extraordinary loss on debt extinguishment for the nine months ended September 30, 1996, increased $0.6 million compared with the nine months ended September 30, 1995. The 1996 loss was due to the refinancing of certain mortgage indebtedness secured by the Community Centers in January 1996.

COMPARISON OF YEAR ENDED DECEMBER 31, 1995 TO YEAR ENDED DECEMBER 31, 1994

    The following discussion compares the results of the Company for the year ended December 31, 1995, to the results of the Company for the period April 22, 1994 to December 31, 1994, combined with the results of the Mills Entities for the period January 1, 1994 to April 21, 1994. As a result of the IPO, the Company's capital structure and leverage changed substantially. However, as the effects of the IPO primarily impact other income and expense, such as interest expense, the comparison of 1995 to combined 1994 results of operations provides a reasonable basis for analysis of the results of recurring property operations. The impact of the IPO on the analysis of other income and expense is noted below.

    Income before minority interest for the year ended December 31, 1995, increased by approximately $17.1 million to $14.8 million compared with a loss of $2.3 million for the year ended December 31, 1994. This increase was the result of an increase in rental revenues of $7.2 million (5.2%), an increase in property operating costs of $1.6 million, a decrease in other expense (net of other income) of approximately $6.6 million (12.9%) and a decrease in extraordinary loss on debt extinguishment of $4.9 million.

    RENTAL REVENUES. Minimum rent for the year ended December 31, 1995, increased by approximately $1.7 million (1.9%) compared with the year ended December 31, 1994. This increase was partly due to contractual rent increases and lease renewals. Additionally, the Company realized a full year of operations in 1995 of two community centers acquired in 1994, resulting in a $1.2 million increase in rents. These increases were offset by the sale of one community center in 1994, resulting in a $0.4 million decrease in rents.

    Percentage rents increased $0.5 million (13.2%) compared with the year ended December 31, 1994, due to increased tenant sales in aggregate at the Company's properties, particularly Sawgrass Mills.

    Recoveries from tenants increased approximately $3.4 million (8.3%) for the year ended December 31, 1995, compared with the year ended December 31, 1994. This increase was due to a full year of operations of two community centers acquired in 1994 resulting in a $1.1 million increase, a utility income billing rate adjustment at Franklin Mills of $0.7 million, the elimination of management imposed caps at Gurnee Mills and Franklin Mills and overall increases in recoverable expenses.

    PROPERTY OPERATING COSTS. Recoverable from tenants for the year ended December 31, 1995, increased approximately $1.7 million (4.6%) compared with the year ended December 31, 1994. This increase was primarily attributable to an increase in real estate tax expense of $1.7 million at Franklin Mills due to the expiration of a tax abatement.

    Property general and administrative expenses for the year ended December 31, 1995, decreased approximately $1.5 million (21.9%) compared with the year ended December 31, 1994. This decrease was primarily due to greater advertising costs in 1994 at Gurnee Mills of $1.4 million which were funded by contributions to a promotion fund. Typically, advertising costs are funded solely by tenant contributions.

    Depreciation and amortization expense increased $1.3 million (3.4%) for the year ended December 31, 1995, due to the two new community centers acquired in 1994, a step-up in certain asset bases as a result of the acquisition of certain partnership interests at the time of the IPO and other increases in deferred assets.

    OTHER INCOME (EXPENSE). Fee income increased by $0.9 million (31.1%) for the year ended December 31, 1995, primarily as a result of development and leasing fees earned from the Ontario Mills Limited Partnership.

    Interest expense decreased by approximately $2.4 million (5.2%) for the year ended December 31, 1995, compared with the year ended December 31, 1994. This decrease was primarily due to lower debt balances in 1995 (and subsequent to the IPO in 1994) as a result of the application of a substantial portion of the proceeds of the IPO to reduce outstanding borrowings.

    General and administrative expenses decreased by $0.5 million (6.0%) for the year ended December 31, 1995, primarily due to non-recurring costs incurred in 1994 combined with cost cutting measures implemented by the Company in 1995.

    Other income increased approximately $2.3 million (161.2%) for the year ended December 31, 1995, as compared to the year ended December 31, 1994. The increase was mainly due to a 1994 write-down of Western Crossing to net realizable value of $3.4 million offset by the decrease in the gain on land sales of $0.7 million.

    Extraordinary loss on debt extinguishment decreased approximately $4.9 million in 1995 due to the paydown of debt associated with the IPO in 1994.

LIQUIDITY AND CAPITAL RESOURCES

    As of December 31, 1996, the Company's balance of cash and cash equivalents was $6.3 million, not including its proportionate share of cash held in partnerships which are not consolidated. In addition to its cash reserves, the Company had unused availability of $20.3 million on its $40.0 million Line of Credit (see below).

    FINANCING ACTIVITIES. During 1996, the Company completed various financing and refinancing activities which extended the weighted average remaining term of the Company's total indebtedness from 3.5 years at December 31, 1995 to 4.5 years at December 31, 1996, without increasing the weighted average interest rate (7.05% at December 31, 1996).

    Loans totaling $349.9 million were refinanced during 1996 with the proceeds of new borrowings totaling $360.0 million. On January 31, 1996, the Company obtained a $76.0 million permanent mortgage loan secured by nine of the Community Centers to repay a $60.0 million loan maturing on March 31, 1996. The permanent mortgage loan bears interest at a fixed rate of 7.16% and matures on January 31, 2001. On December 17, 1996, the Company completed a $289.9 million refinancing of the existing mortgage indebtedness on Gurnee Mills and Potomac Mills. This refinancing was achieved through a $284 million all-investment grade securitization with a weighted average fixed coupon of 7.02% and an anticipated balloon repayment due in seven years. The shortfall in this refinancing was funded through a draw on the Line of Credit. See "Recent Developments--Potomac Mills--Gurnee Mills Securitization."

    During 1996, three credit facilities were completed with Credit Suisse First Boston, summarized as follows (dollars in thousands):

                                                                                                       AMOUNT
                                                                                          TOTAL      OUTSTANDING
NATURE OF FACILITY                                       MATURITY     INTEREST RATE      FACILITY    AT 12/31/96
-------------------------------------------------------  ---------  -----------------  ------------  -----------
Line of Credit.........................................   10/31/98  LIBOR + 3.00%       $   40,000    $  19,683
Revolving Master Repurchase Agreement..................     Varies  LIBOR + 1.25%           10,600       10,556
Secured Term Loan......................................    7/31/98  LIBOR + 2.35%           12,000       12,000
                                                                                       ------------  -----------
                                                                                        $   62,600    $  42,239
                                                                                       ------------  -----------
                                                                                       ------------  -----------

    The amounts available under the Line of Credit are subject to certain performance measurements and restrictive covenants. The company was in compliance with the applicable covenants at December 31, 1996 and anticipates increasing the facility availability in 1997.

    In October 1996, the Company filed a universal shelf registration statement on Form S-3 for up to $250 million of common stock, preferred stock and common stock warrants which became effective October 28, 1996. In December 1996, the Company filed a preliminary proxy statement seeking shareholder approval for up to $150 million of preferred equity capital from Kan Am. In connection therewith, the Company is currently negotiating an agreement, subject to such shareholder approval, with Kan Am to provide the Company (or the Operating Partnership) with approximately $50 million in preferred equity capital on terms the Company believes would be attractive. There can be no assurance that any such agreement will be enterered into or that such shareholder approval will be obtained.

    The Company had consolidated debt of approximately $730.1 million at December 31, 1996 of which $657.9 million is fixed-rate debt and $72.2 million is variable-rate debt. Scheduled principal repayments of consolidated indebtedness over the next four years is $244.2 million, with $485.9 million thereafter. The Company's pro rata share of unconsolidated joint venture debt at December 31, 1996 was $42.4 million (net of tax increment financing).

    The Company's ratio of debt-to-total market capitalization was approximately 47.9% at December 31, 1996. If the Company's pro-rata share of indebtedness of all unconsolidated joint venture properties were included, the ratio of debt-to-total market capitalization would be approximately 49.3%.

    DEVELOPMENT, REMERCHANDISING AND EXPANSION. The Company is involved in the following development, remerchandising and expansion efforts:

    Five Mills projects are planned to be completed in the next three years. Grapevine Mills and Arizona Mills are expected to open in the fourth quarter of 1997. Construction loans and loan commitments, aggregating approximately $285 million (expected to increase to $300 million), equity commitments from the Company's joint venture partners and the Company's remaining required equity contribution of approximately $15 million (as of December 31, 1996) are considered adequate to fund the remaining development efforts for these projects. The Company expects to obtain its required equity contributions from external borrowings, potential equity issuances and/or cash flow from operating activities.

    Mills City at Orange and Houston Mills are scheduled to open in the fourth quarter of 1998 and in 1999, respectively. Both projects will be financed principally with external borrowings, potential preferred and other equity contributions from Kan Am and/or the potential equity issuances. The Company anticipates its required future equity requirements for Mills City at Orange and Houston Mills will total approximately $30 million.

    The Company expects to commence construction in 1998 of Meadowlands Mills, with a targeted opening date in 1999. The Company is currently evaluating its financing options with respect to this project, including possibly obtaining an equity partner.

    In addition to these new Mills, the Company is planning to spend approximately $115 million on its existing portfolio during the next three years to complete its expansion and remerchandising programs in each of the Company's first four Mills. It is anticipated that these projects will be financed with external borrowings, equity contributions from Kan Am and other potential equity issuances. See "The Company's Strategies."

    CAPITAL RESOURCES. The Company anticipates that its operating expenses, interest expense on outstanding indebtedness, recurring capital expenditures and distributions to stockholders in accordance with REIT requirements will be provided by cash generated from operations, potential ancillary land sales and borrowings under its Line of Credit.

    The Company believes that it will have the capital and access to additional capital resources sufficient to expand and develop its business in accordance with its operating, development and financing strategies. See "The Company's Strategies."

    DISTRIBUTIONS. The Company has paid and intends to continue to pay regular quarterly distributions to its stockholders. Distributions are payable at the discretion of the Board of Directors and depend on a number of factors, including net cash provided by operating activities, its financial condition, capital commitments, debt repayment schedules and such other factors as the Board of Directors deems relevant.

CASH FLOWS

    COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 1996 TO NINE MONTHS ENDED SEPTEMBER 30, 1995. Net cash provided by operating activities decreased $0.2 million, or 0.5%, to $42.0 million for the nine months ended September 30, 1996 as compared to $42.2 million for the nine months ended September 30, 1995. Net cash used in investing activities increased $7.6 million, or 26.5%, to $36.2 million for the nine months ended September 30, 1996, as compared to $28.6 million for the nine months ended September 30, 1995, primarily as a result of capital invested by the Company for real estate and development assets. Net cash used in financing activities increased $9.1 million, or 132.3%, to $15.9 million for the nine months ended September 30, 1996, as compared to $6.9 million for the nine months ended September 30, 1995, primarily as a result of a reduction in net borrowings.

    COMPARISON OF YEAR ENDED DECEMBER 31, 1995 TO YEAR ENDED DECEMBER 31,
1994. Net cash provided by operating activities increased $16.8 million, or 37.2% to $61.8 million for the year ended December 31, 1995, as compared to $45.0 million for the year ended December 31, 1994 primarily due to increased rental revenues. Net cash used in investing activities decreased $91.8 million, or 61.1% to $58.4 million for the year ended December 31, 1995 as compared to $150.2 million for the year ended December 31, 1994, primarily as a result of capital invested by the Company for real estate and development assets. Net cash provided by financing activities decreased $122.5 million, or 107.8% to $8.8 million for the year ended December 31, 1995 as compared to $113.7 million for the year ended December 31, 1994, primarily due to the IPO proceeds in 1994.

FUNDS FROM OPERATIONS

    The Company generally considers Funds From Operations ("FFO") a widely used and appropriate measure of performance for an equity REIT which provides a relevant basis for comparison among REITs. FFO as defined by NAREIT means income
(loss) before minority interest (determined in accordance with

GAAP), excluding gains (losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. FFO is presented to assist investors in analyzing the performance of the Company. The Company's method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO (i) does not represent cash flows from operations as defined by GAAP, (ii) is not indicative of cash available to fund all cash flow needs and liquidity, including its ability to make distributions and (iii) should not be considered as an alternative to net income (determined in accordance with GAAP) for purposes of evaluating the Company's operating performance.

    FFO for the nine months ended September 30, 1996, increased to $40.3 million compared with $35.3 million for the comparable period in 1995. FFO amounts were calculated in accordance with NAREIT's definition of FFO as follows:

                                                                                              NINE MONTHS ENDED
                                                                                                SEPTEMBER 30,
                                                                                             --------------------
                                                                                               1996       1995
                                                                                             ---------  ---------

                                                                                                 (DOLLARS IN
                                                                                                  THOUSANDS)
FUNDS FROM OPERATIONS CALCULATION(1):
  Income before extraordinary item and minority interest...................................  $  15,429  $   8,760
  Adjustments:
    Add: Depreciation and amortization of real estate assets...............................     24,049     26,532
    Add: Loss on sale of furniture, fixtures and equipment.................................        776     --
                                                                                             ---------  ---------
  Funds From Operations....................................................................  $  40,254  $  35,292
                                                                                             ---------  ---------
                                                                                             ---------  ---------

------------------------------

(1) The definition of FFO does not permit the add-back of amortization of loan costs, including amortization relating to buydown fees and interest rate caps. The annual amortization related to these items is not a cash expense to the Company, although it reduces FFO. Potomac Mills and Gurnee Mills were refinanced in December 1996 under a fixed rate securitization. Accordingly, the related caps were sold and the amortization on such caps will not recur in 1997. The impact of these items on the Company's historical effective interest rate and other relevant information is detailed below (Sawgrass Mills has no interest rate hedging instruments) (dollars in thousands):

                                                                              PRIOR TO REFINANCING
                                                                              --------------------
                                                                               POTOMAC    GURNEE
                                                              FRANKLIN MILLS    MILLS      MILLS
                                                              --------------  ---------  ---------
Loan amount.................................................  $165,000        $136,000   $151,152
                                                              Rate            Rate       Rate
Deferred cost type..........................................  buydown(1)      cap(2)     cap(3)
Deferred amount.............................................  $17,500         $5,834     $4,632
Current rate................................................  7.13%           6.28%      7.00%
Effective rate with amortization of cap or buydown..........  9.43%           7.13%      8.02%
Amortization:
  Period....................................................  4.6 yrs         5 yrs      3 yrs
  End date..................................................  Dec-98          Oct-99     Apr-97
Annual amortization.........................................  $3,800          $1,167     $1,544

30-day LIBOR at September 18, 1996: 5.48%

------------------------------

(1) On April 21, 1994 (IPO date), the Company paid $17.5 million to reduce the interest rate on this mortgage to 7.125% from 9.625% and to extend the maturity date.

(2) On October 19, 1994, the Company paid $5.8 million for an interest rate cap. Through October 19, 1997, LIBOR is capped at 6.00%, provided LIBOR is below 8.00%. If LIBOR is greater than 8.00%, the LIBOR cap increases to 8.00%. From October 20, 1997 through October 19, 1999, LIBOR is capped at 8.00%.

(3) On April 21, 1994 (IPO date), the Company paid $4.6 million for an interest rate cap. Through April 1, 1997, LIBOR is capped at 5.25%, provided LIBOR is below 7.25%. If LIBOR is 7.25% or above, the LIBOR cap increases to 6.25%.

SEASONALITY

    The regional shopping center industry is seasonal in nature, with mall tenant sales peaking in the fourth quarter due to the Christmas season. As a result, a substantial portion of the percentage rents are not paid until the fourth quarter. Furthermore, most new lease-up occurs towards the later part of the year in anticipation of the holiday season and most vacancies occur toward the beginning of the year. In addition, the majority of the temporary tenants take occupancy in the fourth quarter. Accordingly, cash flow and occupancy levels are generally lowest in the first quarter and highest in the fourth quarter. This seasonality also impacts the quarter-by-quarter results of net operating income and FFO, although this impact is largely mitigated by accruing minimum and percentage rents on a straight line basis during the year in accordance with GAAP.

ECONOMIC TRENDS

    Because inflation has remained relatively low during the last three years, it has had little impact on the operation of the Mills Entities and the Company during that period. Even in periods of higher inflation, however, tenant leases provide, in part, a mechanism to help protect the Company. As operating costs increase, leases permit a pass-through of the common area maintenance and other operating costs, including real estate taxes and insurance, to the tenants. Furthermore, most of the leases contain base rent steps and percentage rent clauses that provide additional rent after a certain minimum sales level is achieved. These provisions provide some protection to the Company during highly inflationary periods.

                      SUMMARY OF OUTSTANDING INDEBTEDNESS

    As of December 31, 1996, the Company had outstanding indebtedness in an aggregate amount of approximately $730.1 million (excluding its pro rata share of unconsolidated joint venture debt) as set forth below:

                                                                                                            EARLIEST DATE
                         PRINCIPAL       INTEREST                                MATURITY   ANNUAL DEBT     AT WHICH DEBT
SECURED PROPERTY:         BALANCE       RATE TYPE        ANNUAL INTEREST RATE      DATE       SERVICE       CAN BE REPAID
-----------------------  ---------  ------------------  -----------------------  ---------  ------------  -----------------
                                                               (DOLLARS IN THOUSANDS)
Potomac Mills/Gurnee
  Mills:
  Tranche A............  $ 212,000  Fixed               6.905%                    12/17/26(1)  $   14,547            (2)
  Tranche B............     27,000  Fixed               7.021%                    12/17/26(1)       1,896            (2)
  Tranche C............     15,000  Fixed               7.235%                    12/17/26(1)       1,085            (2)
  Tranche D............     30,000  Fixed               7.701%                    12/17/26(1)       2,310            (2)
Franklin Mills and
  Liberty Plaza:
  Mortgage Loan........    165,000  Fixed               7.125%                    12/01/98       11,756              (3)
  Mortgage Loan........        859  Fixed               4.000%                     4/01/09           34              (4)
Sawgrass Mills:
  Tranche A............    115,000  Fixed               6.450%                     1/18/01        7,418              (5)
  Tranche B............     10,000  Variable with cap   85 bp over LIBOR(6)        1/18/01          660(7)            (5)
  Tranche C............     20,000  Variable with cap   230 bp over LIBOR(6)       1/18/01        1,620(7)            (5)
Sawgrass Mills--                    Variable            235 bp over LIBOR
  Phase II.............     12,000                                                 7/31/98          972(7)            (8)
Western Hills..........     14,949  Fixed               7.625%                     1/01/99        1,140              (9)
9 Community Centers....     74,218  Fixed               7.160%                     1/31/01        5,314             (10)
Line of Credit.........     19,683  Variable            300 bp over LIBOR         10/31/98        1,722(7)           (11)
Revolving Master
  Repurchase                        Variable            125 bp over LIBOR
  Agreement............     10,556                                                                  739(7)           (11)
Other..................      3,848  Fixed               7.0% weighted average                       269(7)           (12)
                         ---------                                                          ------------
    Total..............  $ 730,113                                                           $   51,482
                         ---------                                                          ------------
                         ---------                                                          ------------

------------------------

(1) This indebtedness is a 30 year amortizing loan with a balloon payment on or about December 18, 2003. The maturity date of the note is December 17, 2026. Principal repayments are based on the scheduled amortization, assuming a 7% mortgage loan interest rate, over a 30 year period ending on December 17, 2006, of the principal amount of the mortgage loan, with the monthly amortization payments being applied sequentially, beginning with Tranche A, to reduce the principal balances.

(2) Optional payments of principal are not permitted prior to December 17, 1999. After such date, prepayments, in whole or in part, are permitted upon at least 15 days notice. In addition, the Company is required to pay a prepayment penalty equal to the greater of (i) 1% of the remaining principal balance or (ii) a yield preservation payment. Generally, yield preservation payments are intended to compensate the lender for the total amount of interest it would have earned on the indebtedness but for the repayment, less the amount of interest that the lender could earn if it invested the repayment amount in United States Treasury obligations or other similar securities from the date of repayment through the maturity date of the indebtedness.

(3) Prepayable, in whole but not in part, at any time upon 30 days prior notice to the lender. If prepaid prior to September 1, 1998 (other than as the result of a casualty loss or condemnation), the Company is required to pay a prepayment penalty equal to the greater of (i) 1% of the principal balance or (ii) a yield preservation payment.

(4) Prepayable, in whole or in part, at any time upon payment of a prepayment penalty of .05% of the outstanding principal amount.

(5) Optional prepayments of principal on Tranche A of this indebtedness are not permitted prior to June 20, 2000 other than in connection with certain casualty or condemnation events occurring with respect to Sawgrass Mills. On and after such date, Tranche A may be prepaid in full, but not in part, without any prepayment penalty. Optional prepayments of Tranches B and C of the indebtedness may be made, in whole or in part, at any time without any prepayment penalty, but only if payments of interest are current with respect to each outstanding Tranche and an event of default is not then continuing.

(6) The loan agreement provides for a cap on LIBOR at 14% for the life of the loan. LIBOR is capped at 14% for Tranches B and C.

(7) Calculated using 30-day LIBOR at 5.75%, which was the rate at December 16, 1996.

(8) Prepayable, in whole or in part, at any time without prepayment penalty.

(9) Optional prepayments of principal are not permitted, in whole or in part, prior to December 31, 1996. Thereafter, this indebtedness may be prepaid, in whole or in part, upon 30 days notice to the lender and the payment of a prepayment penalty. The penalty percentage due on prepayment at any time during the first six months after December 1, 1996 is 3% of the outstanding principal amount. Thereafter, the penalty decreases by 0.5% per six month period to a minimum of 1.5%. During the last three months of its term, the indebtedness may be prepaid without penalty.

(10) Prepayable, in whole or in part, at any time, upon 60 days prior notice to the lender. Only in the case of a partial prepayment is the Company required to pay a prepayment penalty which would equal the greater of (i) 1% of the principal balance or (ii) a yield preservation payment.

(11) Prepayable, in whole or in part, at any time without prepayment penalty.

(12) Primarily corporate debt with maturities under one year. Prepayable, in whole or in part, at any time without prepayment penalty.

                                 THE PROPERTIES

TENANTS

    The following table sets forth certain information with respect to the Company's ten largest tenants (as measured by 1996 base rent) at December 31, 1996:

                                                                         PERCENT OF
                                                                            1996         PERCENT OF         NUMBER OF
TENANT                                                                    BASE RENT   TOTAL LEASED GLA       STORES
-----------------------------------------------------------------------  -----------  -----------------  ---------------
TJ Maxx Group(1).......................................................        4.7%            6.7%                16
J.C. Penney............................................................        2.3%            4.7%                 4
Spiegel Group(2).......................................................        1.8%            3.0%                 4
Bed, Bath and Beyond...................................................        1.5%            2.0%                 3
Melville(3)............................................................        1.4%            1.1%                10
Levi's.................................................................        1.3%            0.7%                 4
Waccamaw Pottery.......................................................        1.3%            3.7%                 3
Service Merchandise....................................................        1.2%            1.8%                 3
The Sports Authority...................................................        1.2%            1.4%                 3
Off 5th--Saks Fifth Avenue.............................................        1.1%            1.7%                 4
                                                                                                                   --
                                                                         -----------         ------
    Total..............................................................       17.8%           26.8%                54
                                                                                                                   --
                                                                                                                   --
                                                                         -----------         ------
                                                                         -----------         ------

------------------------------

(1) Includes TJ Maxx, Marshalls and Hit or Miss.

(2) Includes Spiegel Outlet, Spiegel and Eddie Bauer Outlet.

(3) Includes Toy Works, Linens 'N Things, Footaction, KayBee Toys and Berman's.

THE MILLS

    The following tables set forth certain information relating to the Mills as of December 31, 1996. The Company either holds title to be Properties or directly or indirectly holds 100% of the general and limited partnership interests in the Property Partnerships, except for the Property Partnerships that own Franklin Mills and Ontario Mills, in which the Company holds 77.6% (which represents 100% of the current income and cash-flow from Franklin Mills) and 50%, respectively, either directly or indirectly, of the partnership interests.

                                   THE MILLS

                                          GROSS LEASABLE AREA (SQ.
                                                    FT.)                             PERCENT LEASED(3)
                   YEAR         LAND      -------------------------             ----------------------------      TOTAL
                COMPLETED/      AREA         ANCHOR      SPECIALTY     TOTAL      ANCHOR        SPECIALTY        PERCENT
PROPERTY         EXPANDED      (ACRES)    STORES(1)(2)    STORES      GLA(2)      STORES         STORES         LEASED(3)
--------------  -----------  -----------  ------------  -----------  ---------  -----------  ---------------  -------------
Potomac Mills    1985/1986          161     1,005,942      632,921   1,638,863         100%            93%             97%
                      1993
Franklin Mills        1989          170     1,155,303      606,923   1,762,226         100%            83%             93%
Sawgrass Mills        1990          150     1,193,683      684,726   1,878,409          98%            97%             97%
                      1995
Gurnee Mills          1991          233       827,872      639,742   1,467,614          94%            91%             93%
Ontario Mills         1996          165       684,346      512,375   1,196,721(5)         95%           85%            90%
                                    ---   ------------  -----------  ---------
Totals/Weighted
  Averages                          879     4,867,146    3,076,687   7,943,833          98%(7)           91%(7)          95%(7)
                                    ---   ------------  -----------  ---------
                                    ---   ------------  -----------  ---------


                                                                                                                1996
                                                                                                         SALES PER SQ. FT.

                                 NUMBER                                                               ------------------------

                 ANNUALIZED        OF                                                                   ANCHOR      SPECIALTY

PROPERTY        BASE RENT(4)     STORES                       ANCHOR STORE TENANTS                      STORES       STORES

--------------  -------------  -----------  --------------------------------------------------------  -----------  -----------

Potomac Mills    $20,103,649          229   AMC Theatres, Books-A-Million, Burlington Coat Factory*,   $     185    $     289

                                            Daffy Dan's, Everything Rubbermaid, IKEA, J.C. Penney
                                            Outlet, Linen's N' Things, Marshalls, Nordstrom Rack,
                                            Off 5th-Saks Fifth Avenue, Outlet to the Far East,
                                            Spiegel Outlet, Syms, The Sports Authority, TJ Maxx and
                                            Waccamaw Pottery
Franklin Mills    15,471,871          225   Bed, Bath & Beyond, Burlington Coat Factory, Filene's            182          254

                                            Basement, J.C. Penney Outlet, Last Call from Neiman
                                            Marcus, Marshalls, Nordstrom Rack, Office Max, Pharmor*,
                                            Ports of the World**, Off 5th-Saks Fifth Avenue, Sams
                                            Wholesale Club*, Spiegel Outlet, Syms and TJ Maxx
Sawgrass Mills    23,681,050          256   Beall's Outlet Store, Bed, Bath & Beyond,                        329          407

                                            Books-A-Million, BrandsMart, Burlington Coat Factory,
                                            Cobb Theatre, J.C. Penney Outlet, Last Call from Neiman
                                            Marcus, Loehmanns, Marshalls, Off 5th-Saks Fifth Avenue,
                                            Rainforest Cafe, Service Merchandise*, Spec's Outlet,
                                            Spiegel Outlet, The Sports Authority, TJ Maxx, Target
                                            Greatland*, VF (Vanity Fair) Outlet Marketplace* and
                                            Waccamaw Pottery
Gurnee Mills      15,094,795          218   Bed, Bath & Beyond, Burlington Coat Factory*, J.C.               151          252

                                            Penney Outlet, Marcus Theater*, Marshall's, Off 5th-Saks
                                            Fifth Avenue, Rainforest Cafe, Spiegel Outlet, The
                                            Sports Authority, Syms, TJ Maxx, Value City* and
                                            Waccamaw Pottery
Ontario Mills     14,797,592          174   AMC Theatres*, Bed, Bath & Beyond, Burlington Coat             N/A(6)       N/A(6)

                                            Factory, Foozles, Group USA, J.C. Penney Outlet,
                                            Marshalls, Mikasa Factory Store, Off 5th-Saks Fifth
                                            Avenue, Off Rodeo Drive, The Sports Authority, TJ Maxx,
                                            Totally For Kids

Totals/Weighte
  Averages       $89,148,957        1,102                                                                    218          307

                -------------       -----
                -------------       -----

------------------------------

*   Tenant owns store within the Mills

**  Ground Lease
Notes:

(1) Anchor stores include all stores occupying more than 20,000 square feet.

(2) Includes 914,947 square feet of GLA owned by certain anchor store tenants as follows: Potomac Mills--80,000 square feet of GLA; Franklin Mills--208,602 square feet of GLA; Sawgrass Mills--281,774 square feet of GLA; Gurnee Mills--219,571 square feet of GLA, and Ontario Mills--125,000 square feet of GLA.

(3) Percent Leased is defined as all space leased and for which rent was being paid as of December 31, 1996 excluding tenants with leases having a term of less than one year.

(4) Annualized base rent is the base rent payable in December 1996 multiplied by 12.

(5) Ontario Mills, upon completion of space for eight anchor store tenants containing approximately 500,000 square feet of GLA, will contain approximately 1.7 million square feet of GLA, including GLA owned by anchor store tenants.

(6) 1996 Sales per square foot information is not available for Ontario Mills which has not completed its initial lease-up.

(7) Excludes Ontario Mills which opened on November 14, 1996 and has not completed its initial lease-up.

    The lease expirations, operating trends and rental rates for each Mills individually and the Community Centers in the aggregate follow this section. The Operating Trends and Rental Rates tables for existing Mills exclude Ontario Mills which opened on November 14, 1996 and has not yet completed its initial lease-up.

EXISTING MILLS LEASE EXPIRATIONS

    The following table sets forth scheduled lease expirations during each of the next ten years and thereafter of leases for stores at the existing Mills including Ontario Mills in the aggregate, assuming that none of the tenants exercises available renewal options. At December 31, 1996, the average remaining lease term was 7.4 years for anchor store tenants and 4.8 years for specialty store tenants.

                                 NUMBER OF         GROSS LEASEABLE AREA
                  TOTAL        ANCHOR STORE     ---------------------------            ANNUALIZED BASE RENT(1)
                NUMBER OF         TENANT        APPROXIMATE      PERCENT     -------------------------------------------
LEASES           LEASES           LEASES            GLA            OF                         PERCENT OF       AVERAGE
EXPIRING IN:    EXPIRING         EXPIRING        (SQ. FT.)        TOTAL         AMOUNT           TOTAL       PER SQ. FT.
------------  -------------  -----------------  ------------  -------------  -------------  ---------------  -----------
1997........          125                1          409,657             6%   $   7,607,438             9%        $18.57
1998........           82                3          337,609             5%       6,044,233             7%         17.90
1999........           96                6          593,676             9%       8,452,596             9%         14.24
2000........          168                6          754,704            12%      13,443,086            15%         17.81
2001........          236                7        1,204,207            19%      18,827,758            21%         15.63
2002........           62                4          304,174             5%       4,886,336             5%         16.06
2003........           51                9          619,431            10%       6,531,772             7%         10.54
2004........           22                6          278,702             4%       3,293,205             4%         11.82
2005........           23                3          322,136             5%       3,418,705             4%         10.61
2006........           57               10          580,621             9%       8,632,942            10%         14.87
After 2006..           34               15        1,021,079            16%       8,010,886             9%          7.85

------------------------

(1) Annualized base rent is the base rent payable in December 1996 multiplied by 12.

EXISTING MILLS OPERATING TRENDS

    The following table sets forth, for the last three years, certain information regarding operating trends with respect to the existing Mills in the aggregate.

                                                                      MINIMUM RENT PLUS PERCENTAGE RENTS
                                              ----------------------------------------------------------------------------------
                                  AVERAGE            TOTAL STORES               ANCHOR STORES              SPECIALTY STORES
                                  PERCENT     --------------------------  --------------------------  --------------------------
                                LEASED (1)        TOTAL      PER SQ. FT.      TOTAL      PER SQ. FT.      TOTAL      PER SQ. FT.
                               -------------  -------------  -----------  -------------  -----------  -------------  -----------
1996.........................         94.1%   $  78,313,084   $   13.97   $  22,409,034   $    6.80   $  55,904,050   $   24.21
1995.........................         94.7%      74,571,076       13.31      21,809,106        6.57      52,761,970       23.09
1994.........................         95.7%      73,471,573       12.99      21,706,046        6.56      51,765,527       22.08

------------------------

(1) Average percent leased is defined as all space leased and for which rent was being paid excluding tenants with leases having a term of less than one year.

EXISTING MILLS RENTAL RATES

    The following table sets forth, for each of the last three years, the average base rent per leased square foot of store openings and closings during the given year with respect to the existing Mills in the aggregate.

                                      ANCHOR STORES
           --------------------------------------------------------------------
               STORE OPENINGS          STORE CLOSINGS      RELEASING SPREAD(1)
                DURING YEAR             DURING YEAR
           ----------------------  ----------------------  --------------------

             AVERAGE                 AVERAGE
            BASE RENT     TOTAL     BASE RENT     TOTAL
           PER SQ. FT.   SQ. FT.   PER SQ. FT.   SQ. FT.
           -----------  ---------  -----------  ---------
1996.....   $   18.54      91,653   $   12.95      74,453  $    5.59      43.17%
1995.....       11.00      45,158        8.36     152,790  $    2.64      31.58%
1994.....        7.46     469,699        5.90     377,949  $    1.56      26.44%

                              SPECIALTY STORES
         -----------------------------------------------------------
             STORE
           OPENINGS         STORE CLOSINGS      RELEASING SPREAD(1)
          DURING YEAR        DURING YEAR
         -------------  ----------------------  --------------------
         AVERAGE
         BASE
         RENT
         PER              AVERAGE
         SQ.   TOTAL     BASE RENT     TOTAL
         FT.  SQ. FT.   PER SQ. FT.   SQ. FT.
         --  ---------  -----------  ---------
1996.....$22.76   290,825  $   19.97   311,250  $    2.79      13.97%
1995.....22.71   318,320      20.38    271,597  $    2.33      11.43%
1994.....21.41   250,602      21.34    249,068  $    0.07       0.33%

------------------------

(1) The releasing spread is calculated as the difference between per square foot openings and per square foot closings.

                     POTOMAC MILLS -- WOODBRIDGE, VIRGINIA

    Potomac Mills contains approximately 1.6 million square feet of GLA, of which approximately 80,000 square feet is owned by one anchor store tenant. Potomac Mills opened in 1985 with a total of approximately 630,000 square feet of GLA. As a result of customer demand, Potomac Mills was expanded to approximately 1.2 million square feet of GLA in 1986. The Phase III expansion of Potomac Mills opened on September 30, 1993 and increased total GLA by approximately 355,208 square feet. The Company anticipates that construction of a new entertainment zone will begin in late 1997 with an opening in late 1998 or early 1999. See "The Company's Strategies--Operating Strategies--Create Entertainment Zones." Potomac Mills has 17 anchors, including: IKEA, J.C. Penney Outlet, Waccamaw Pottery, Marshalls, Spiegel Outlet, AMC Theatres, The Sports Authority, Off 5th--Saks Fifth Avenue, TJ Maxx, Syms and Nordstrom Rack. Potomac Mills is situated on approximately 161 acres located approximately 20 miles southwest of Washington, D.C. Potomac Mills is adjacent to Interstate 95, which serves as one of the transportation backbones of the Washington metropolitan area. This location strategically positions Potomac Mills between the Washington/Baltimore metropolitan market to the north and Richmond, approximately 90 miles to the south. The 1996 estimated residential population within a 40-mile radius of Potomac Mills is approximately 4.2 million which is projected to grow to 4.4 million by the year 2001. Households within the 40-mile radius had a 1996 estimated average annual household income of $66,848 (compared to a national average of $44,436). The Company owns 100% of Potomac Mills.

POTOMAC MILLS LEASE EXPIRATIONS

                                                        NUMBER OF
                                                         ANCHOR      GROSS LEASABLE AREA
                                              TOTAL       STORE     ---------------------         ANNUALIZED BASE RENT(1)
                                            NUMBER OF    TENANT     APPROXIMATE   PERCENT   ------------------------------------
LEASES                                       LEASES      LEASES         GLA         OF                  PERCENT OF     AVERAGE
EXPIRING IN:                                EXPIRING    EXPIRING     (SQ. FT.)     TOTAL      AMOUNT      TOTAL      PER SQ. FT
------------------------------------------  ---------   ---------   -----------   -------   ----------  ----------   -----------
1997......................................     25        --            88,337        6%     $1,731,670       9%        $19.60
1998......................................     33           1         115,026        8%      2,600,022      13%         22.60
1999......................................     24           1         122,696        8%      2,009,180      10%         16.38
2000......................................     33           1         122,303        8%      2,370,316      12%         19.38
2001......................................     27           1          98,177        7%      1,928,661      10%         19.64
2002......................................     14           1          57,702        4%        970,556       5%         16.82
2003......................................     27           3         181,448       12%      2,637,903      13%         14.54
2004......................................      8           2         123,422        8%      1,295,836       6%         10.50
2005......................................      8           2         222,128       14%      1,644,682       8%          7.40
2006......................................      6           2         225,995       15%      1,839,353       9%          8.14
After 2006................................      5           2         146,816       10%      1,075,470       5%          7.33

------------------------

(1) Annualized base rent is the base rent payable in December 1996 multiplied by 12.

POTOMAC MILLS OPERATING TRENDS

                                                                   MINIMUM RENT PLUS PERCENTAGE RENTS
                                            ---------------------------------------------------------------------------------
                                                                                  TOTAL                      TOTAL
                                 AVERAGE           TOTAL STORES               ANCHOR STORES             SPECIALTY STORES
                                 PERCENT    --------------------------  -------------------------  --------------------------
                                LEASED(1)       TOTAL      PER SQ. FT.     TOTAL      PER SQ. FT.      TOTAL      PER SQ. FT
                               -----------  -------------  -----------  ------------  -----------  -------------  -----------
1996.........................     95.6%     $  20,865,975   $   14.00   $  6,142,999   $    6.76   $  14,722,976   $   25.32
1995.........................     96.2%        19,905,334       13.30      5,839,132        6.57      14,066,202       23.14
1994.........................     98.2%        19,840,738       13.00      5,766,085        6.47      14,074,653       22.17

------------------------

(1) Average percent leased is defined as all space leased and for which rent was being paid excluding tenants with leases having a term of less than one year.

POTOMAC MILLS RENTAL RATES

                             ANCHOR STORES                                              SPECIALTY STORES
      -----------------------------------------------------------  ----------------------------------------------------------
         STORE OPENINGS         STORE CLOSINGS        RELEASING       STORE OPENINGS         STORE CLOSINGS        RELEASING
           DURING YEAR            DURING YEAR         SPREAD(1)         DURING YEAR            DURING YEAR         SPREAD(1)
      ---------------------  ---------------------   ------------  ---------------------  ---------------------   -----------

        AVERAGE                AVERAGE                               AVERAGE                AVERAGE
       BASE RENT     TOTAL    BASE RENT     TOTAL                   BASE RENT     TOTAL    BASE RENT     TOTAL
      PER SQ. FT.   SQ. FT.  PER SQ. FT.   SQ. FT.                 PER SQ. FT.   SQ. FT.  PER SQ. FT.   SQ. FT.
      -----------   -------  -----------   -------                 -----------   -------  -----------   -------
1996..   $11.43      33,406    $11.55       15,178   $(0.12) (1.04%)   $23.64     83,594    $21.80       66,607   $1.84  8.44%
1995..     8.74      20,048      8.61       78,572   $0.13   1.51%    24.91       49,135     18.89       82,912   $6.02 31.87%
1994..    10.22      54,494      5.38       40,857   $4.84  89.96%    22.06       58,200     20.82       57,859   $1.24  5.96%

------------------------

(1) The releasing spread is calculated as the difference between per square foot openings and per square foot closings.

                  FRANKLIN MILLS -- PHILADELPHIA, PENNSYLVANIA

    Franklin Mills opened in 1989 and contains approximately 1.8 million square feet of GLA, of which approximately 209,000 square feet is owned by certain anchor store tenants. The Company began remerchandising Franklin Mills in 1996 by upgrading its tenant mix and plans to begin construction on an entertainment zone, including theme restaurants and interactive entertainment venues in the first half of 1997. See "The Company's Strategies--Operating Strategies--Create Entertainment Zones." Franklin Mills has 18 anchors, including: Bed, Bath & Beyond, Filene's Basement, Last Call from Neiman Marcus, Marshalls, Nordstrom Rack, Office Max, Off 5th--Saks Fifth Avenue, Spiegel Outlet, Syms and TJ Maxx. Franklin Mills features, what the Company believes is, the largest concentration of outlet retailing in the Delaware Valley. With access from U.S. Highway 1 and the Pennsylvania Turnpike, Franklin Mills is strategically positioned approximately 15 miles northeast of Philadelphia's Center City and just west of Interstate 95, a major thoroughfare serving the greater Philadelphia/Wilmington metropolitan market. The 1996 estimated residential population within a 40-mile radius of Franklin Mills is approximately 6.1 million which is projected to grow to 6.2 million by the year 2001. Households within the 40-mile radius had a 1996 estimated average annual household income of $54,846 (compared to the national average of $44,436). The Operating Partnership owns 77.6% of the partnership interests in the partnership that owns Franklin Mills (which represents 100% of the current income and cash-flow from Franklin Mills) and has signed agreements to acquire the remaining partnership interests in April 1997, in exchange for 195,295 Units.

FRANKLIN MILLS LEASE EXPIRATIONS

                                                        NUMBER OF
                                                         ANCHOR      GROSS LEASABLE AREA
                                              TOTAL       STORE     ---------------------           ANNUALIZED BASE RENT(1)
                                            NUMBER OF    TENANT     APPROXIMATE   PERCENT   ---------------------------------------
LEASES                                       LEASES      LEASES         GLA         OF                  PERCENT OF    AVERAGE PER
EXPIRING IN:                                EXPIRING    EXPIRING     (SQ. FT.)     TOTAL      AMOUNT      TOTAL         SQ. FT.
------------------------------------------  ---------   ---------   -----------   -------   ----------  ----------   --------------
1997......................................     36        --           117,181        9%     $2,108,190      14%          $17.90
1998......................................     11           1          54,689        4%        720,841       5%           13.18
1999......................................     41           4         362,091       29%      4,082,949      26%           11.28
2000......................................     28           2         206,163       16%      2,922,832      19%           14.18
2001......................................     33           1         160,214       13%      2,381,264      15%           14.86
2002......................................     10           1          51,400        4%        724,403       5%           14.09
2003......................................      4           2         165,106       13%        886,814       6%            5.37
2004......................................      4           1          54,556        4%        414,195       2%            7.59
2005......................................      2        --             9,803        1%        194,996       1%           19.89
2006......................................      4           1          49,443        4%        578,561       4%           11.70
After 2006................................      2           1          36,718        3%        456,826       3%           12.44

------------------------

(1) Annualized base rent is the base rent payable in December 1996 multiplied by 12.

FRANKLIN MILLS OPERATING TRENDS

                                                                    MINIMUM RENT PLUS PERCENTAGE RENTS
                                             ---------------------------------------------------------------------------------
                                                                                   TOTAL                      TOTAL
                                  AVERAGE           TOTAL STORES               ANCHOR STORES             SPECIALTY STORES
                                  PERCENT    --------------------------  -------------------------  --------------------------
                                 LEASED(1)       TOTAL      PER SQ. FT.     TOTAL      PER SQ. FT.      TOTAL      PER SQ. FT.
                                -----------  -------------  -----------  ------------  -----------  -------------  -----------
1996..........................       92.0%   $  16,318,689   $   11.40   $  5,291,698   $    5.67   $  11,026,991   $   22.16
1995..........................       95.5%      16,837,997       11.33      5,401,107        5.69      11,436,890       21.29
1994..........................       97.0%      17,565,102       11.64      5,485,679        5.78      12,079,423       21.54

------------------------

(1) Average percent leased is defined as all space leased and for which rent was being paid excluding tenants with leases having a term of less than one year.

FRANKLIN MILLS RENTAL RATES

                           ANCHOR STORES                                        SPECIALTY STORES
       ----------------------------------------------------- -------------------------------------------------------
          STORE OPENINGS       STORE CLOSINGS     RELEASING     STORE OPENINGS        STORE CLOSINGS     RELEASING
           DURING YEAR          DURING YEAR       SPREAD(1)      DURING YEAR           DURING YEAR       SPREAD(1)
       -------------------- -------------------- ----------- --------------------  -------------------- ------------

         AVERAGE              AVERAGE                          AVERAGE               AVERAGE
        BASE RENT    TOTAL   BASE RENT    TOTAL               BASE RENT    TOTAL    BASE RENT    TOTAL
       PER SQ. FT.  SQ. FT. PER SQ. FT.  SQ. FT.             PER SQ. FT.  SQ. FT.  PER SQ. FT.  SQ. FT.
       -----------  ------- -----------  -------             -----------  -------  -----------  -------
1996..   $10.41      18,247    $10.25     20,000 $0.16  1.56%   $20.08     73,880    $18.61     115,416 $1.47   7.90%
1995..    --          --       --          --     --   0.00%    19.49      46,453     21.90      77,713 $(2.41) (11.00%)
1994..     6.10       2,471    --          --    $6.10 100.00%    20.74    82,255     21.80      97,245 $(1.06)  (4.86%)

------------------------

(1) The releasing spread is calculated as difference between per square foot openings and per square foot closings.

                       SAWGRASS MILLS -- SUNRISE, FLORIDA

    Sawgrass Mills, which opened in 1990, contains approximately 1.9 million square feet of GLA, of which approximately 282,000 square feet is owned by certain anchor store tenants. As a result of customer demand, Sawgrass Mills was expanded by approximately 136,000 square feet of GLA in 1995. The Company expects to open a Phase III expansion of Sawgrass Mills in the third quarter of 1998 consisting of an approximately 270,000 square foot entertainment zone. See "The Company's Strategies--Operating Strategies--Create Entertainment Zones." Sawgrass Mills has 21 anchors, including: Beall's Outlet Store, Burlington Coat Factory, Last Call from Neiman Marcus, Loehmanns, Rainforest Cafe, Spiegel Outlet, The Sports Authority and Waccamaw Pottery. Sawgrass Mills is located in Florida's "Gold Coast" market approximately 11 miles west of Fort Lauderdale. The site lies adjacent to both the Sawgrass Expressway and Flamingo Road, between Sunrise and Oakland Park Boulevards. The entire South Florida region is linked by the road network of the Sawgrass Expressway, Interstate 75 and Interstate 595, which intersect at an interchange located less than two miles southwest of Sawgrass Mills. The 1996 estimated residential population within a 40-mile radius of Sawgrass Mills is approximately 4.1 million which is projected to grow to 4.3 million by the year 2001. Households within the 40-mile radius had a 1996 estimated average annual household income of $47,069 (compared to the national average of $44,436).

    The Company owns 100% of Sawgrass Mills. The Phase III expansion will be owned by a partnership formed by the Operating Partnership (50%) and Kan Am (50%) in which Kan Am has agreed to fund 100% of the project's initial required equity for which Kan Am will receive a 9% annual preferred return. Under the terms of the partnership agreement, the Company has the right to buy out Kan Am prior to December 31, 1999 at 120% of Kan Am's equity contributions and accumulated preferred returns, under certain terms and conditions set forth in the partnership agreement. The Company would provide all development, management and leasing services for the expansion, subject to the approval of Kan Am of certain major decisions, including a sale or refinancing of the project and the approval of the development and annual budgets. The Company would guarantee completion of the expansion within the parameters of the approved development budget.

SAWGRASS MILLS LEASE EXPIRATIONS

                                             NUMBER
                                               OF
                                  TOTAL      ANCHOR    GROSS LEASABLE AREA         ANNUALIZED BASE RENT(1)
                                  NUMBER     STORE     --------------------   ----------------------------------
                                    OF       TENANT    APPROXIMATE   PERCENT              PERCENT
LEASES                            LEASES     LEASES        GLA         OF                   OF      AVERAGE PER
EXPIRING IN:                     EXPIRING   EXPIRING    (SQ. FT.)    TOTAL      AMOUNT    TOTAL       SQ. FT.
-------------------------------  --------   --------   -----------   ------   ----------  ------   -------------
1997...........................     23          1         63,069        4%    $1,325,497     6%        $21.02
1998...........................     19         --         56,209        4%     1,247,187     5%         22.19
1999...........................     12          1         46,352        3%     1,008,910     4%         21.77
2000...........................     93          3        391,619       25%     7,427,118    31%         18.97
2001...........................     52          2        295,010       19%     4,650,139    20%         15.76
2002...........................     11          1         46,638        3%       808,960     3%         17.35
2003...........................      7          1        122,393        8%     1,429,659     6%         11.68
2004...........................      7          3         96,340        6%     1,455,729     6%         15.11
2005...........................     10          1         68,718        5%     1,168,472     5%         17.00
2006...........................      5          2         95,966        6%     1,608,068     7%         16.76
After 2006.....................      4          3        264,143       17%     1,551,311     7%          5.87

------------------------------

(1) Annualized base rent is the base rent payable in December 1996 multiplied by 12.

SAWGRASS MILLS OPERATING TRENDS

                                                                 MINIMUM RENT PLUS PERCENTAGE RENTS
                                          ---------------------------------------------------------------------------------
                              AVERAGE            TOTAL STORES            TOTAL ANCHOR STORES       TOTAL SPECIALTY STORES
                              PERCENT     --------------------------  -------------------------  --------------------------
                            LEASED (1)        TOTAL      PER SQ. FT.     TOTAL      PER SQ. FT.      TOTAL      PER SQ. FT.
                           -------------  -------------  -----------  ------------  -----------  -------------  -----------
1996.....................         97.6%   $  25,787,924   $   16.55   $  7,150,346   $    8.03   $  18,637,578   $   27.90
1995.....................         95.3%      22,738,214       15.66      6,670,486        7.68      16,067,728       27.58
1994.....................         94.9%      20,889,138       14.54      6,467,454        7.56      14,421,684       24.83

------------------------------

(1) Average percent leased is defined as all space leased and for which rent was being paid excluding tenants with leases having a term of less than one year.

SAWGRASS MILLS RENTAL RATES

                                       ANCHOR STORES                                           SPECIALTY STORES
                  --------------------------------------------------------  ------------------------------------------------------
                    STORE OPENINGS       STORE CLOSINGS       RELEASING       STORE OPENINGS       STORE CLOSINGS       RELEASING
                      DURING YEAR          DURING YEAR        SPREAD(1)         DURING YEAR          DURING YEAR        SPREAD(1)
                  -------------------  -------------------  --------------  -------------------  -------------------   -----------
                   AVERAGE              AVERAGE                              AVERAGE              AVERAGE
                  BASE RENT            BASE RENT                            BASE RENT            BASE RENT
                   PER SQ.     TOTAL    PER SQ.     TOTAL                    PER SQ.     TOTAL    PER SQ.     TOTAL
                     FT.      SQ. FT.     FT.      SQ. FT.                     FT.      SQ. FT.     FT.      SQ. FT.
                  ---------   -------  ---------   -------                  ---------   -------  ---------   -------
1996.............. $26.39      20,000  $14.86       39,275  $11.53   77.59% $29.63       58,904  $22.24       57,770   $7.39 33.23%
1995..............  12.80      25,110    --          --     $12.80  100.00%  24.58      173,744   23.11       55,108   $1.47  6.36%
1994..............   7.86     307,486    6.29      251,643  $1.57    24.96%  25.55       37,167   20.95       30,785   $4.60 21.96%

------------------------------

(1) The releasing spread is calculated as the difference between per square foot openings and per square foot closings.

                        GURNEE MILLS -- GURNEE, ILLINOIS

    Gurnee Mills opened in 1991 and contains approximately 1.5 million square feet of GLA, of which approximately 220,000 square feet is owned by certain anchor store tenants. The Company began construction of an expansion of over 150,000 square feet of GLA of Gurnee Mills to add entertainment venues to the existing mall and is also remerchandising the project which the Company expects will upgrade the tenant mix at Gurnee Mills. See "The Company's Strategies--Operating Strategies--Create Entertainment Zones." Gurnee Mills has 14 anchors, including: J.C. Penney Outlet, Waccamaw Pottery, Marshalls, Spiegel Outlet, Bed Bath & Beyond, The Sports Authority, Off 5th--Saks Fifth Avenue, TJ Maxx and Syms. Gurnee Mills is located adjacent to Interstate 94, the major north/south thoroughfare linking Chicago and Milwaukee. Gurnee Mills is clearly visible from Interstate 94 and is situated directly across from Six Flags Great America, one of the largest amusement parks in the Midwest. The 1996 estimated residential population within a 40-mile radius of Gurnee Mills is approximately
5.3 million which is projected to grow to 5.5 million by the year 2001. Households within the 40-mile radius had a 1996 estimated average annual household income of $55,790 (compared to the national average of $44,436). The Company owns 100% of Gurnee Mills.

GURNEE MILLS LEASE EXPIRATIONS

                                                NUMBER
                                                  OF
                                                ANCHOR      GROSS LEASABLE AREA         ANNUALIZED BASE RENT(1)
                                    TOTAL       STORE      ---------------------    --------------------------------
                                  NUMBER OF     TENANT     APPROXIMATE   PERCENT                  PERCENT    AVERAGE
LEASES                             LEASES       LEASES        GLA          OF                       OF         PER
EXPIRING IN:                      EXPIRING     EXPIRING    (SQ. FT.)      TOTAL       AMOUNT       TOTAL     SQ. FT.
--------------------------------  ---------    --------    ----------    -------    ----------    -------    -------
1997............................      40         --          137,731        12%      2,326,453     15%       16.89
1998............................      19            1        111,685        10%      1,476,183     10%       13.22
1999............................      14         --           52,622         5%      1,089,657      7%       20.71
2000............................      12         --           29,015         3%        607,545      4%       20.94
2001............................      69            3        425,307        37%      5,336,800     35%       12.55
2002............................      13            1         97,730         9%      1,312,505      9%       13.43
2003............................       6            3        127,075        11%      1,035,220      7%       8.15
2004............................       3         --            4,384         0%        127,445      1%       29.07
2005............................       3         --           21,487         2%        410,555      3%       19.11
2006............................       6            1         27,458         2%        856,717      6%       31.20
After 2006......................       1            1        105,248         9%        515,715      3%       4.90

------------------------------

(1) Annualized base rent is the base rent payable in December 1996 multiplied by 12.

GURNEE MILLS OPERATING TRENDS

                                                                MINIMUM RENT PLUS PERCENTAGE RENTS
                                         ---------------------------------------------------------------------------------
                                                                               TOTAL                      TOTAL
                              AVERAGE           TOTAL STORES               ANCHOR STORES             SPECIALTY STORES
                              PERCENT    --------------------------  -------------------------  --------------------------
                            LEASED (1)       TOTAL      PER SQ. FT.     TOTAL      PER SQ. FT.      TOTAL      PER SQ. FT.
                            -----------  -------------  -----------  ------------  -----------  -------------  -----------
1996......................        90.2%  $  15,340,496   $   13.62   $  3,823,991   $    6.78   $  11,516,505   $   20.50
1995......................        91.1%     15,089,531       12.89      3,898,381        6.36      11,191,150       20.08
1994......................        92.1%     15,176,595       12.83      3,986,828        6.48      11,189,767       19.71

------------------------

(1) Average percent leased is defined as all space leased and for which rent was being paid excluding tenants with leases having a term of less than one year.

GURNEE MILLS RENTAL RATES

                                    ANCHOR STORES                                            SPECIALTY STORES
              ----------------------------------------------------------  ------------------------------------------------------
                STORE OPENINGS        STORE CLOSINGS        RELEASING      STORE OPENINGS      STORE CLOSINGS       RELEASING
                  DURING YEAR          DURING YEAR          SPREAD(1)        DURING YEAR         DURING YEAR        SPREAD(1)
              -------------------   ------------------   ---------------  -----------------   -----------------   --------------
                                    AVERAGE                               AVERAGE             AVERAGE
               AVERAGE                BASE                                 BASE                BASE
              BASE RENT               RENT                                 RENT                RENT
               PER SQ.     TOTAL    PER SQ.     TOTAL                     PER SQ.    TOTAL    PER SQ.    TOTAL
                 FT.      SQ. FT.     FT.      SQ. FT.                      FT.     SQ. FT.     FT.     SQ. FT.
              ---------   -------   --------   -------                    -------   -------   -------   -------
1996.......... $ 30.00     20,000   $--          --      $30.00   100.00% $19.01     74,447   $18.63     71,457   $0.38     2.04%
1995..........   --         --       8.08       74,218   $(8.08)  (100.00%) 16.95    48,988   17.79      55,864   $(0.84)  (4.72%)
1994..........    4.90    105,248    5.00       85,449   $(0.10)    (2.00%) 19.53    72,980   21.29      63,179   $(1.76)  (8.27%)

------------------------

(1) The releasing spread is calculated as the difference between per square foot openings and per square foot closings.

                      ONTARIO MILLS -- ONTARIO, CALIFORNIA

    Ontario Mills opened on November 14, 1996 with approximately 1.2 million square feet of GLA (including space owned by certain anchor store tenants) comprised of approximately 700,000 square feet of anchor space and approximately 500,000 square feet of specialty store space. The Company has plans to expand the project to a total of 1.7 million square feet at completion. Ontario Mills currently has 14 anchors, including: Off 5th--Saks Fifth Avenue Outlet, J.C. Penney Outlet, Burlington Coat Factory, The Sports Authority, Marshalls, Bed, Bath & Beyond, Mikasa, Off Rodeo Drive, TJ Maxx, AMC Theatres, Virgin Megastore, Group USA, Foozles, and Totally 4 Kids. American Wilderness Experience and IWERKS are scheduled to open by the third quarter of 1997 and an additional three anchors that have executed leases are scheduled to open later in 1997. Ontario Mills is located at the intersection of Interstate 10 and Interstate 15 in the heart of the Riverside/San Bernardino area known as the "Inland Empire." Ontario Mills serves the Los Angeles/Orange County metropolitan market. The 1996 estimated residential population within a 40-mile radius of Ontario Mills is approximately 8.6 million which is projected to grow to 9.0 million by the year 2001. Households within the 40-mile radius had a 1996 estimated average annual household income of $57,576 (compared to the national average of $44,436).

    Ontario Mills is owned by a joint venture among the Operating Partnership (50%) and affiliates of Kan Am (25%) and Simon (25%). The Company has the right to manage the development, property management and leasing of the Ontario Mills project, subject to the other joint venture partners' approval of certain major decisions, including sale or refinancing of the project and approval of an annual budget. The joint venture partners have agreed to contribute equally all initial required equity capital; provided, however, that the Company and Simon have agreed to guarantee any project cost overruns not funded by initial required equity capital and the partnership's construction financing. At any time following the tenth anniversary of the project's opening, either the Company, Simon or Kan Am can exercise a buy-sell provision whereby the Company or Simon, if it is the offeror, can require Kan Am to transfer its entire interest in the partnership or Kan Am, if it is the offeror, can require the Company or Simon to acquire Kan Am's entire interest in the partnership. Estimated net construction costs are approximately $150 million. In addition to its capital contributions from its joint venture partners, Simon and Kan Am, in November 1995, the joint venture entered into a construction loan for a $110 million loan that was funded in the first half of 1996 and was refinanced in February 1997. The refinanced loan of $120 million matures February 2002 with two one-year extensions. The interest rate is variable at LIBOR plus 100 basis points for the first $70 million and LIBOR plus 125 basis points for the remaining 50 million, and the Company has the right to fix the interest rate at any time.

ONTARIO MILLS LEASE EXPIRATIONS

                                               NUMBER OF         GROSS LEASABLE AREA
                               TOTAL         ANCHOR STORE     -------------------------         ANNUALIZED BASE RENT(1)
                             NUMBER OF          TENANT        APPROXIMATE     PERCENT    --------------------------------------
LEASES                        LEASES            LEASES            GLA           OF                     PERCENT OF   AVERAGE PER
EXPIRING IN:                 EXPIRING          EXPIRING        (SQ. FT.)       TOTAL        AMOUNT        TOTAL       SQ. FT.
------------------------  ---------------  -----------------  ------------  -----------  ------------  -----------  -----------
1997....................             1            --                2,739            0%  $    115,628           1%   $   42.22
1998....................        --                --               --                0%       --                0%      --
1999....................             5            --                9,915            1%       261,900           2%       26.41
2000....................             2            --                5,604            1%       115,275           1%       20.57
2001....................            55            --              225,499           23%     4,530,894          30%       20.09
2002....................            14            --               50,704            5%     1,069,912           7%       21.10
2003....................             7            --               23,409            3%       542,176           4%       23.16
2004....................        --                --               --                0%       --                0%      --
2005....................        --                --               --                0%       --                0%      --
2006....................            36                 4          181,759           19%     3,750,243          25%       20.63
After 2006..............            22                 8          468,154           48%     4,411,564          30%        9.42

------------------------

(1) Annualized base rent is the base rent payable in December 1996 multiplied by 12.

                             THE COMMUNITY CENTERS

    The 11 Community Centers contain a total of approximately 2.2 million square feet of GLA and are located in Florida, Georgia, Illinois, Maryland, New Jersey, Ohio, Pennsylvania, South Carolina and Virginia. The Community Centers are open-air shopping centers containing traditional shopping center tenants, such as grocery, drug, video and greeting card stores, as well as a strong concentration of national value retailers. Anchor tenants of the Community Centers include Giant Food, Krogers, Marshalls, Safeway, TJ Maxx and Walgreens.

                               COMMUNITY CENTERS

                                         GROSS LEASABLE AREA
                                              (SQ. FT.)                        PERCENT LEASED(2)
                               LAND    -----------------------                -------------------   TOTAL    ANNUALIZED   NUMBER
                    YEAR       AREA      ANCHOR     SPECIALTY      TOTAL      ANCHOR   SPECIALTY    PERCENT     BASE        OF
PROPERTY         COMPLETED    (ACRES)  STORES(1)      STORES        GLA       STORES     STORES     LEASED(2)  RENT(3)    STORES
---------------  ----------   ------   ----------   ----------   ----------   ------   ----------   ------   ----------   ------
W. Falls Church
  Outlet
  Center.......      1982         7       37,841       47,726        85,567     100%         90%       94%   $ 788,446       18
Butterfield
  Plaza........      1983         9       41,933       72,736       114,669     100%         89%       93%   1,421,526       18
Montgomery
  Village......      1983        11       36,405       80,986       117,391     100%         90%       93%   1,342,826       24
Western Hills
  Plaza........      1983        36      314,516      134,980       449,496     100%         92%       98%   2,648,237       46
Crosswinds
  Center.......      1984        11      120,821       23,298       144,119     100%         94%       99%     759,573       14
Germantown
  Commons......      1986        20       46,756      130,341       177,097     100%         92%       94%   2,004,861       40
Fashion
  Place........      1987        13       73,258       74,692       147,950     100%         53%       76%     810,630       25
Gwinnett
  Marketfair...      1987        10       97,547       96,827       194,374     100%         90%       95%   1,908,318       32
Mount Prospect
  Plaza........      1987        34      172,595      125,882       298,477     100%         92%       97%   2,128,608       37
Coopers
  Crossing.....      1994        20      158,556       14,953       173,509     100%        100%      100%   1,656,887        4
Liberty
  Plaza........      1994        36      280,173       20,965       301,138      47%(4)       26%(4)    45%(4) 1,488,408      5
                              ------   ----------   ----------   ----------                                  ----------   ------
Totals/Weighted
  Averages.....                 207    1,380,401      823,386     2,203,787      89%         86%       88%   $16,958,320    263
                              ------   ----------   ----------   ----------                                  ----------   ------
                              ------   ----------   ----------   ----------                                  ----------   ------

                                                                          1996
                                                                    SALES PER SQ. FT.
                                                                    -----------------
                                                                    ANCHOR     SPECIALTY
PROPERTY                          ANCHOR TENANTS                    STORES     STORES
---------------                   ---------------                   ------     ------
W. Falls Church    Safeway Marketplace..........................
  Outlet
  Center.......                                                     $ 414      $ 139
Butterfield        Arvey Paper & Office, Kids R Us..............
  Plaza........                                                       153        202
Montgomery         Safeway Marketplace..........................
  Village......                                                       385        214
Western Hills      Krogers, Marshalls, McAlpin's, Media Play and
  Plaza........    Woolworth....................................      299        217
Crosswinds         Luria's, Marshalls and Scotty's..............
  Center.......                                                       127        233
Germantown         Giant Food...................................
  Commons......                                                       567        155
Fashion            Staples, Superpetz and TJ Maxx...............
  Place........                                                       140        136
Gwinnett           A&P, Marshalls and TJ Maxx...................
  Marketfair...                                                       227        197
Mount Prospect     Dominicks, Marshalls, TJ Maxx and
  Plaza........    Walgreens....................................      229        164
Coopers            Marshalls, Pathmark and Service
  Crossing.....    Merchandise..................................      113        129
Liberty            Dick's Sporting Goods and Service
  Plaza........    Merchandise..................................    N/A(5)     N/A(5)
Totals/Weighted
  Averages.....                                                       266        184

------------------------
(1) Anchor stores includes all stores occupying more than 20,000 square feet.
(2) Percent leased is defined as all space leased and for which rent was being paid as of December 31, 1996, excluding tenants with leases having a term of less than one year.
(3) Annualized base rent is the base rent payable in December 1996 multiplied by 12.
(4) The low total percent leased figures for Liberty Plaza are due to the closing of Bradlees, a 149,000 square foot anchor store tenant, in October 1996 following its bankruptcy and one vacant 15,000 square foot specialty shop.
(5) Tenants at Liberty Plaza are not required to report sales information.

COMMUNITY CENTERS LEASE EXPIRATIONS

                                                            NUMBER OF
                                                             ANCHOR       GROSS LEASED AREA
                                                  TOTAL       STORE     ---------------------         ANNUALIZED BASE RENT(1)
                                                NUMBER OF    TENANT     APPROXIMATE   PERCENT   -----------------------------------
LEASES                                           LEASES      LEASES         GLA         OF                 PERCENT OF     AVERAGE
EXPIRING IN:                                    EXPIRING    EXPIRING     (SQ. FT.)     TOTAL     AMOUNT      TOTAL      PER SQ. FT.
----------------------------------------------  ---------   ---------   -----------   -------   ---------  ----------   -----------
1997..........................................     40           1         143,454        8%     $1,785,869     11%          $12.45
1998..........................................     37           4         254,515       13%     2,318,761      14%           9.11
1999..........................................     33        --            92,587        5%     1,355,624       8%          14.64
2000..........................................     18           1          95,811        5%     1,088,402       6%          11.36
2001..........................................     30           1         142,921        7%     1,645,372      10%          11.51
2002..........................................     11           1          63,993        3%       525,754       3%           8.22
2003..........................................      9           1          58,901        3%       653,705       4%          11.10
2004..........................................      5           1         149,658        8%       351,452       2%           2.35
2005..........................................     12           8         371,319       19%     2,774,688      16%           7.47
2006..........................................      5        --            26,628        1%       413,233       2%          15.52
After 2006....................................     18          10         522,501       27%     4,045,460      24%           7.74

------------------------
(1) Annualized base rent is the base rent payable in December 1996 multiplied by 12.

COMMUNITY CENTERS OPERATING TRENDS

                                                                         MINIMUM RENT PLUS PERCENTAGE RENTS
                                                      -------------------------------------------------------------------------
                                                                                                                  TOTAL
                                                                                         TOTAL              SPECIALTY STORES
                                                           TOTAL STORES              ANCHOR STORES        ---------------------
                                           AVERAGE    -----------------------   -----------------------                    PER
                                           PERCENT                    PER SQ.                   PER SQ.                    SQ.
                                          LEASED(1)       TOTAL         FT.         TOTAL         FT.         TOTAL        FT.
                                          ---------   -------------   -------   -------------   -------   -------------   -----
1996....................................    92.5%     $  18,492,347   $ 9.08    $   8,956,215   $ 6.74    $   9,536,132   $13.49
1995....................................    90.0%        17,933,643     9.03        8,692,927     6.78        9,240,716   13.13
1994....................................    91.3%        16,991,532     9.30        7,470,611     7.02        9,520,921   12.49

------------------------
(1) Average percent leased is defined as all space leased and for which rent was being paid excluding tenants with leases having a term of less than one year.

COMMUNITY CENTERS RENTAL RATES

                                      ANCHOR STORES                                         SPECIALTY STORES
                 -------------------------------------------------------  ----------------------------------------------------
                   STORE OPENINGS      STORE CLOSINGS       RELEASING      STORE OPENINGS       STORE CLOSINGS      RELEASING
                    DURING YEAR          DURING YEAR        SPREAD(1)        DURING YEAR          DURING YEAR       SPREAD(1)
                 ------------------  -------------------  --------------  -----------------   -------------------  -----------

                 PER SQ.              PER SQ.                             PER SQ.     SQ.      PER SQ.
                   FT.      SQ. FT.     FT.      SQ. FT.                    FT.       FT.        FT.      SQ. FT.
                 --------   -------  ---------   -------                  --------   ------   ---------   -------

1996...........    $9.60    104,586     $8.69    176,238  $ 0.91   10.47%  $14.63    58,130    $13.03      86,072  $ 1.60 12.28%

1995...........     6.19     48,958     --         --     $ 6.19  100.00%   13.77    45,077     13.07      42,954  $ 0.70  5.36%

1994...........    --         --         1.15     42,000  $(1.15) (100.00)%   11.31  40,249     12.18      81,813  $(0.87) (7.14)%

------------------------

(1) The releasing spread is calculated as the difference between per square foot openings and per square foot closings.

CAPITAL EXPENDITURES

    The following tables set forth certain information regarding capital expenditures for the Mills and the Community Centers combined, the existing Mills and the Community Centers existing for each of the last three years.

EXISTING MILLS AND COMMUNITY CENTERS COMBINED

                                                                                               3-YEAR
                                                      1996          1995          1994        AVERAGE
                                                  ------------  ------------  ------------  ------------
RECURRING CAPITAL EXPENDITURES
  Annual........................................  $    328,974  $    230,024  $    504,039  $    354,346
  Per square foot(1)............................          0.04          0.03          0.07          0.05
RECURRING TENANT IMPROVEMENTS/LEASING COSTS(2)
  Annual........................................     4,228,743(3)    2,043,279    5,750,945    4,007,656
  Per square foot improved......................         22.31         12.00         13.56         15.96
  Per square foot(1)............................          0.52          0.25          0.77          0.51
TOTAL RECURRING COSTS
  Annual........................................     4,557,717     2,273,303     6,254,984     4,362,001
  Per square foot(1)............................          0.56          0.28          0.84          0.56
NON-RECURRING TENANT IMPROVEMENTS/ LEASING
  COSTS(2)
  Annual........................................     8,079,220     1,903,624(4)    5,892,942    5,291,928
  Per square foot improved......................         44.93         17.10         13.11         25.05
  Per square foot(1)............................          0.99          0.23          0.79          0.67

------------------------

(1) Includes annual costs divided by total GLA (excluding space owned by certain anchor store tenants) of the Properties (excluding Ontario Mills).

(2) Tenant Improvements/Leasing Costs include tenant allowances and capitalized internal leasing costs.

(3) Includes $1,487,754 incurred with respect to three significant tenants at Potomac Mills totaling approximately 53,000 square feet of GLA. Without these three tenants the per square foot improved and per square foot Recurring Tenant Improvements/Leasing Costs would have totaled $18.12 and $0.33, respectively.

(4) Sawgrass Mills Phase II expansion costs have been excluded from this analysis.

EXISTING MILLS

                                                                                               3-YEAR
                                                      1996          1995          1994        AVERAGE
                                                  ------------  ------------  ------------  ------------
RECURRING CAPITAL EXPENDITURES
  Annual........................................  $    246,522  $    191,613  $    477,664  $    305,266
  Per square foot(1)............................          0.04          0.03          0.08          0.05
RECURRING TENANT IMPROVEMENT/LEASING COSTS(2)
  Annual........................................     3,549,312(3)    1,488,391    5,017,749    3,351,818
  Per square foot improved......................         23.34         12.76         14.85         16.98
  Per square foot(1)............................          0.60          0.25          0.85          0.56
TOTAL RECURRING COSTS
  Annual........................................     3,795,834     1,680,004     5,495,413     3,657,084
  Per square foot(1)............................          0.64          0.28          0.93          0.61
NON-RECURRING TENANT IMPROVEMENT/ LEASING
  COSTS(2)
  Total.........................................     7,746,906     1,636,001(4)    4,651,899    4,678,269
  Per square foot improved......................         50.00         21.69         11.83         27.84
  Per square foot(1)............................          1.30          0.27          0.79          0.79

------------------------

(1) Includes annual costs divided by total GLA (excluding space owned by certain anchor store tenants) of the existing Mills.

(2) Tenant Improvements/Leasing Costs include tenant allowances and capitalized internal leasing costs.

(3) Includes $1,487,754 incurred with respect to three significant tenants at Potomoc Mills totaling approximately 53,000 square feet of GLA. Without these three tenants the per square foot improved and per square foot recurring Tenant Improvements/Leasing Costs would have totaled $18.21 and $0.34, respectively.

(4) Sawgrass Mills Phase II expansion costs have been excluded from this analysis.

COMMUNITY CENTERS

                                                                                                        3-YEAR
                                                            1996           1995            1994        AVERAGE
                                                        ------------  ---------------  ------------  ------------
RECURRING CAPITAL EXPENDITURES
  Annual..............................................  $     82,452  $        38,411  $     26,375  $     49,079
  Per square foot(1)..................................          0.04             0.02          0.02          0.02
RECURRING TENANT IMPROVEMENT/LEASING COSTS(2)
  Annual..............................................       679,431          554,888       733,196       655,838
  Per square foot improved............................         18.88            10.04          9.26         12.73
  Per square foot(1)..................................          0.31             0.25          0.48          0.35
TOTAL RECURRING COSTS
  Annual..............................................       761,883          593,299       759,571       704,917
  Per square foot(1)..................................          0.35             0.27          0.49          0.37
NON-RECURRING TENANT IMPROVEMENT/LEASING COSTS(2)
  Total...............................................       332,314          267,622     1,241,043       613,660
  Per square foot improved............................         13.35             7.46         22.56         14.46
  Per square foot(1)..................................          0.15             0.12          0.81          0.36

------------------------

(1) Includes annual costs divided by total GLA (excluding space owned by certain anchor store tenants) of the Community Centers.

(2) Tenant Improvements/Leasing Costs include tenant allowances and capitalized internal leasing costs.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of the Company and their positions and offices are set forth in the following table:

NAME                                           AGE                         POSITIONS AND OFFICES HELD
-----------------------------------------      ---      -----------------------------------------------------------------

Laurence C. Siegel.......................          43   Chairman of the Board, Chief Executive Officer and Director
Peter B. McMillan........................          49   President, Chief Operating Officer and Director
Dietrich von Boetticher..................          54   Vice Chairman and Director
John M. Ingram...........................          61   Vice Chairman and Director
Charles R. Black, Jr.....................          49   Director
James C. Braithwaite.....................          56   Director
The Hon. Joseph B. Gildenhorn............          67   Director
Peter A. Gordon..........................          54   Director
Herbert S. Miller........................          53   Director
Harry H. Nick............................          55   Director
Franz von Perfall........................          55   Director
Robert P. Pincus.........................          50   Director
James F. Dausch..........................          53   Executive Vice President -- Development
Howard J. Samuels........................          42   Executive Vice President -- Leasing
Kent S. Digby............................          44   Executive Vice President -- Management and Marketing
Judith S. Berson.........................          53   Executive Vice President -- Leasing
Thomas E. Frost..........................          44   Senior Vice President, General Counsel and Secretary
Thomas M. Hindert........................          42   Senior Vice President -- Planning, Pre-development and
                                                        Acquisition
Steven J. Jacobsen.......................          40   Senior Vice President -- Development
Kenneth R. Parent........................          35   Senior Vice President and Chief Financial Officer
James P. Whitcome........................          49   Senior Vice President -- Capital Services
Barry H. Young...........................          55   Senior Vice President -- Specialty Leasing

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the terms agreement and related underwriting agreement (collectively the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters named below, and each of the Underwriters, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Dean Witter Reynolds Inc., Legg Mason Wood Walker, Incorporated and Salomon Brothers Inc are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company, the number of shares of Common Stock set forth below opposite their respective names. The Underwriting Agreement provides that the obligations of the Underwriters to purchase the shares of Common Stock are subject to certain conditions precedent, and that the Underwriters are committed to purchase all of such shares of Common Stock if any are purchased.

                                                                          NUMBER OF SHARES OF
             UNDERWRITERS                                                    COMMON STOCK
------------------------------------------------------------------------  -------------------
Merrill Lynch, Pierce, Fenner & Smith
          Incorporated..................................................
Dean Witter Reynolds Inc. ..............................................
Legg Mason Wood Walker, Incorporated....................................
Salomon Brothers Inc....................................................
                                                                               ----------
          Total.........................................................        4,500,000
                                                                               ----------
                                                                               ----------

    The Representatives of the Underwriters have advised the Company that they propose initially to offer such shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at such price less a concession not in excess of
$         per share. The Underwriters may allow, and such dealers may reallow, a
discount not in excess of $         per share on sales to certain other dealers.
After the offering, the public offering price, concession and discount may be changed.

    The Company has granted to the Underwriters an option exercisable for 30 days after the date of this Prospectus Supplement to purchase up to 675,000 additional shares of Common Stock to cover over-allotments, if any, at the price to the public set forth on the cover page of this Prospectus Supplement, less the sum of the underwriting discount. If the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown on the foregoing table bears to the shares of Common Stock initially offered hereby.

    In the Underwriting Agreement, the Company has agreed to indemnify the several Underwriters against certain civil liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriters may be required to make in respect thereof.

    Subject to certain exceptions, the Company, certain of its officers, directors and affiliates and the Operating Partnership have agreed not to, directly or indirectly, offer, sell, contract to sell, grant any option for the sale of, or otherwise dispose of any shares of Common Stock or Units, or securities exercisable or exchangeable for Common Stock or rights to purchase Common Stock for a period of 90 days after the date of this Prospectus Supplement without the prior written consent of the Representatives.

    Merrill Lynch, Pierce, Fenner & Smith Incorporated has provided, and from time to time provides, investment banking and financial advisory services to the Company for which customary compensation has been, and will be, received.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of Common Stock pursuant to this Prospectus Supplement and certain federal income tax matters will be passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C. Certain legal matters will be passed upon for the Underwriters by Rogers & Wells, New York, New York.

PROSPECTUS

                                  $250,000,000
                             THE MILLS CORPORATION
            PREFERRED STOCK, COMMON STOCK AND COMMON STOCK WARRANTS
                             ---------------------

    The Mills Corporation (the "Company") may from time to time offer in one or more series or classes its (i) preferred stock, $.01 par value ("Preferred Stock"), (ii) common stock, $.01 par value ("Common Stock"), and (iii) warrants exercisable for Common Stock ("Common Stock Warrants"), with an aggregate public offering price of up to $250,000,000 (or its equivalent based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Preferred Stock, Common Stock and Common Stock Warrants (collectively, the "Securities") may be offered, separately or together, in separate series, in amounts, at prices and on terms to be described in one or more supplements to this Prospectus (each a "Prospectus Supplement").

    The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any public offering price; (ii) in the case of Common Stock, any public offering price; and (iii) in the case of Common Stock Warrants, the specific title and aggregate number, the issue price and the exercise price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to help preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

    The applicable Prospectus Supplement also will contain information, where applicable, about certain U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

    The Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.

    SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR A DISCUSSION OF CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE SECURITIES.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED
     UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS FEBRUARY 21, 1997.

    AS USED HEREIN, THE TERM "COMPANY" INCLUDES THE MILLS CORPORATION AND ITS DIRECT AND INDIRECT SUBSIDIARIES, INCLUDING THE MILLS LIMITED PARTNERSHIP (THE "OPERATING PARTNERSHIP"), MANAGEMENT ASSOCIATES LIMITED PARTNERSHIP (THE "MANAGEMENT PARTNERSHIP") AND MILLSSERVICES CORP. (THE "THIRD-PARTY SERVICES CORPORATION"), UNLESS THE CONTEXT INDICATES OTHERWISE.

                                  THE COMPANY

    The Company is a fully-integrated, self-managed real estate investment trust (a "REIT") which owns, develops, redevelops, leases and manages a portfolio currently consisting of five super-regional, value and entertainment oriented malls (the "Mills") and 11 community shopping centers (the "Community Centers," and together with the Mills, the "Properties") containing an aggregate of approximately 10.1 million square feet of gross leasable area ("GLA"). The Mills comprise the primary focus of the Company's operations, with approximately 7.9 million square feet of GLA, of which approximately 900,000 square feet is owned by certain anchor store tenants.

    The Company is the sole general partner of, and currently holds a majority of the partnership interests ("Units") in, the Operating Partnership. Units (other than those owned by the Company) are redeemable at the option of the holder under certain circumstances for Common Stock or, at the option of the Company, the cash equivalent thereof. As the sole general partner of the Operating Partnership, the Company has the exclusive power to manage and conduct the business of the Operating Partnership, subject to certain limited exceptions. The Operating Partnership either holds title to the Properties or directly or indirectly holds 100% of the general and limited partnership interests in the partnerships that own the Properties (the "Property Partnerships"), except for the Property Partnerships that own Franklin Mills and Ontario Mills, in which the Operating Partnership holds 77.6% of the partnership interests (which represents 100% of the current income and cash flow from Franklin Mills) and 50%, respectively, as of December 31, 1996. The Company also has formed joint ventures to develop additional properties.

    The Company conducts all of its business through the Operating Partnership and the Operating Partnership's various subsidiaries (the "Operating Subsidiaries"), which include: (i) the Management Partnership, which provides leasing and management services for the Properties, and (ii) the Third-Party Services Corporation, which provides management services to properties in which the Operating Partnership does not own an interest and provides development services for the Properties and (iii) various partnership subsidiaries that have been formed to hold title to the individual properties. The Operating Partnership owns 100% of the interests in the Management Partnership and 99% of the non-voting preferred stock and 5% of the voting common stock of the Third Party Services Corporation (representing, in the aggregate, a 99% economic interest). In addition, Herbert S. Miller, a director of the Company, and an affiliate of Kan Am US, Inc. each owns .5% of the non-voting preferred stock and 47.5% of the voting stock of the Third-Party Services Corporation (representing, in the aggregate, a 1% economic interest).

    The Company was incorporated in Virginia on January 2, 1991, and was reincorporated in Delaware in 1994. The principal executive offices of the Company are located at 1300 Wilson Boulevard, Arlington, VA 22209, and its telephone number is (703) 526-5000.

                                  RISK FACTORS

    Prospective investors should carefully consider, among other factors, the matters described below.

PRICE FLUCTUATIONS OF THE COMMON STOCK AND TRADING VOLUME; SHARES AVAILABLE FOR
  FUTURE SALE

    A number of factors may adversely influence the price of the Company's Common Stock in the public markets, many of which are beyond the control of the Company. These factors include possible increases in market interest rates, which may lead purchasers of Common Stock to demand a higher annual yield from distributions by the Company in relation to the price paid for Common Stock, the relatively low daily trading volume of REITs in general, including the Common Stock and any inability of the Company to invest the proceeds of a future offering of Securities in a manner that will increase earnings per share. Sales of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for shares. The Company also may issue shares of Common Stock (subject to the Ownership Limit, as defined under "Description of Common Stock--Restrictions on Transfer; Excess Stock") upon redemption of Units issued in connection with the formation of the Company, its initial public offering ("IPO") and the acquisition by the Company of its assets in April 1994 (collectively, the "Formation Transactions"). In addition, 2,500,000 shares of Common Stock of the Company have been issued or reserved for issuance pursuant to the Company's 1994 Executive Equity Incentive Plan, as amended (the "Plan"), and these shares, upon issuance, will be available for sale in the public markets from time to time pursuant to exemptions from registration requirements or upon registration. As of December 31, 1996, options to purchase 1,527,508, shares of Common Stock and 63,247 shares of restricted stock had been granted or authorized to be granted to certain directors, officers and employees of the Company and its subsidiaries and remain outstanding. No prediction can be made about the effect that future sales of Common Stock will have on the market prices of shares.

RISKS RELATING TO DEBT

    As of December 31, 1996, the Company had consolidated debt of approximately $730.1 million (excluding its pro rata share of unconsolidated joint venture debt). The Company is subject to the risks normally associated with debt financing, including the risk that its cash flow will be insufficient to meet required payments of principal and interest. If a Property is mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the mortgagee could foreclose upon the Property, appoint a receiver and receive an assignment of rents and leases or pursue other remedies, all with a consequent loss of income and asset value to the Company. Foreclosures could also create taxable income without accompanying cash proceeds, thereby hindering the Company's ability to meet the real estate investment trust distribution requirements under the Internal Revenue Code of 1986, as amended (the "Code").

    Because the terms of most of the Company's indebtedness do not require any principal payments prior to maturity, and the Company does not anticipate making any such payments prior to maturity, it may be necessary to refinance or repay such indebtedness either through additional secured or unsecured debt financing, private or public debt issuances, additional equity offerings or sales of assets. If prevailing interest rates or other factors at the time of refinancing result in higher interest rates upon refinancing, the interest expense relating to such refinanced indebtedness would increase, which would adversely affect the Company's funds from operations and the amount of distributions it can make to its stockholders. If the Company were unable to secure refinancing of the mortgage indebtedness encumbering a Property on acceptable terms, the Company might be forced to dispose of such Property upon disadvantageous terms, which might result in losses to the Company, thereby adversely affecting funds from operations and cash available for distribution by the Company to its stockholders.

    The Company is developing and plans to continue to develop new retail properties, including new Mills. The funds necessary to construct and develop new properties must be obtained through additional equity or debt securities offerings, conventional third-party debt financing, participating loan arrangements or joint venture arrangements. There can be no assurance that the Company will obtain the financing necessary to fund new development and expansion projects. In addition, the additional debt service payments required in respect of any additional debt incurred, and the dilutive effect of any additional equity securities issued to finance future development, could adversely affect the Company's ability to make distributions to its stockholders.

    The Company anticipates that any new projects, some of which could be developed through joint venture arrangements, would be financed through lines of credit or other forms of secured or unsecured construction financing which generally carry a floating interest rate. Although the Company likely would hedge or cap all of such construction financing, no assurance can be given that the Company would be able to obtain permanent debt or equity financing on acceptable terms to refinance such construction loans upon substantial completion of the project or that the Company would be able to hedge or cap its debt on economically viable terms. As a result, the floating interest rate on the construction loans could be outstanding for a longer period of time than anticipated at the time of borrowing, resulting in the curtailment of development activities or a decrease in the amount of cash available for distribution to stockholders. If the Company had construction loans outstanding and interests rates were to increase, the Company's debt service for floating rate construction loans would increase (but not in excess of the applicable cap rate), thereby adversely affecting the Company's financial condition and results of operations.

    The Company's organizational documents do not limit the amount of indebtedness that the Company may incur. The Company could become more highly leveraged, resulting in an increased risk of default on the obligations of the Company and an increase in debt service requirements that could adversely affect the financial condition and results of operations of the Company.

INFLUENCE OF OFFICERS, DIRECTORS AND SIGNIFICANT STOCKHOLDERS

    The executive officers of the Company and Kan Am US, Inc. and its affiliates ("Kan Am"), which is substantially owned and controlled by three directors of the Company (the "Kan Am Directors"), and their respective affiliates directly and indirectly own a substantial percentage of the total Common Stock and Units outstanding. The Units not held by the Company are exchangeable for Common Stock or, at the option of the Company as sole general partner of the Operating Partnership, the cash equivalent of that number of shares of Common Stock. Interested directors may not vote on whether to elect to pay cash in exchange for Units in which they have a direct or indirect interest. Various directors of the Company, including the Kan Am Directors, have substantial influence on the Company and, by virtue of their ownership of Common Stock, on the outcome of any matters submitted to the Company's stockholders for approval. The interests of such executive officers and Kan Am Directors might not be consistent with the interests of all other stockholders, and they may use their voting influence contrary to the stockholders' interest. Although there is no understanding or arrangement for these stockholders and their affiliates to act together on any matter, such stockholders would be in a position to exercise significant influence over the affairs of the Company if they were to act together. In the event that all or a substantial portion of such Units are exchanged for shares of Common Stock, such persons will increase their influence over the Company and on the outcome of any matters submitted to the Company's stockholders for approval. The influence and voting power of the remaining stockholders would be correspondingly limited.

    The Company, as the sole general partner of the Operating Partnership, may have certain fiduciary responsibilities to the other partners in the Operating Partnership which may conflict with the interests of the stockholders of the Company (including decisions regarding the sale or refinancing of the Properties and the timing and amount of distributions from the Operating Partnership). In addition, those individuals and entities (including the executive officers of the Company, the Kan Am Directors and their respective affiliates) which hold Units may have certain limited rights in decisions affecting the Operating Partnership which may conflict with the interests of those individuals and entities that purchase shares of Common Stock in this offering. In particular, a holder of Units may suffer different and/or more adverse tax consequences than the Company upon the sale or refinancing of some of the Properties as a result of unrealized gain attributable to certain Properties or the tax status of the Unit holder. These Unit holders and the Company, therefore, may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of the Properties. Although the Company, as the sole general partner of the Operating Partnership, has the exclusive authority as to whether and on what terms to sell or refinance an individual Property, these Units holders might seek to influence the Company not to sell or refinance the Properties, even though such sale might otherwise be financially advantageous to the Company, or may seek to influence the Company to refinance a Property with a higher level of debt than would be in the best interests of the Company.

    The Kan Am Directors and their respective affiliates also may have interests that may conflict with the interests of the stockholders of the Company in connection with Kan Am's joint ventures with the Operating Partnership to develop, own, and operate additional properties.

GENERAL RISKS OF DEVELOPING AND OPERATING RETAIL SHOPPING CENTERS

    The Company intends from time to time to develop new Mills or expand existing Mills, and may engage in the development of regional outlet centers, new community centers and expansion of existing Community Centers, as such opportunities arise. Such projects generally require significant expenditures of capital and are frequently dependent on obtaining various forms of government and other approvals, the receipt of which cannot be assured. In addition, while policies with respect to development activities are intended to limit some of the risks otherwise associated with development, the Company nevertheless would incur development risks in connection with any such project, including expenditures of funds for, and devotion of management's time to, projects which may not be developed on a timely basis or at all. Accordingly, there can be no assurance if or when any development of new Mills, regional outlet centers or community centers or expansions of existing Properties would be completed, or if completed, that the costs of development or expansion would not exceed, by a material amount, projected costs.

    The Company's income and cash available for distribution would be adversely affected if multiple tenants were unable to meet their obligations. In the event of default by a tenant, the Company may experience delays in enforcing its rights as lessor and may incur substantial costs in protecting its investment. Moreover, at any time, an anchor store tenant may seek the protection of the bankruptcy laws, which could result in the termination of such tenant's lease and, if followed by its closing or by its sale to a less desirable retailer, could adversely affect customer traffic in a center and thereby reduce the income generated by that center. Furthermore, certain of the Company's tenants, including anchor tenants, hold the right under their leases to terminate their leases or reduce their rental rate if certain occupancy conditions are not met, if certain anchor tenants are closed, if certain sales levels are not achieved, or if an exclusive use provision is violated.

    The Company's income and cash available for distribution also would be adversely affected if the Company were unable either to rent unleased space in the Properties or to relet space after the expiration of a tenant's lease on economically favorable lease terms. The ability of the Company to rent or to relet space in the Properties is affected by many factors, including covenants contained in leases with certain tenants in the Properties restricting the use of other space at the Properties. The Company's tenants generally enter into leases with an initial term ranging from five to 15 years. No assurance can be given that any tenant whose lease expires in the future will renew its lease at that time, or on economically favorable terms, or that the Company will be able to find a replacement tenant. The failure by the Company to rent unleased space on a timely basis or at all would likely adversely affect the Company's financial condition and results of operations. The Company may also incur costs in making improvements or repairs to property required by a new tenant.

    There are other companies that are engaged in the development or ownership of value retail properties that compete with the Company in seeking tenants. This results in competition for acquisition of prime locations and for tenants who will lease space in the value retail properties that the Company and its competitors own or operate. The development of new super-regional outlet malls or other value retail shopping centers with more convenient locations or better rents may attract the Company's tenants or cause them to seek more favorable lease terms at or prior to renewal, and may accordingly adversely affect the business, revenues or value of the Properties. In addition, traditional retailers may increase their competition with value retailers for the limited pool of consumers by engaging in marketing and selling activities similar to those of value retailers, thus blurring the distinction between traditional retailers and value retailers.

GENERAL RISKS OF EQUITY REAL ESTATE INVESTMENTS

    Real property investments are subject to varying degrees of risk. The economic performance and value of a Property are affected by a number of factors, including: the national economic climate; the regional economic climate (which may be adversely impacted by plant closings, industry slowdowns and other factors); local real estate conditions such as an oversupply of retail space or a reduction in demand for real estate in the area; the attractiveness of the Properties to tenants; competition from other available space; the quality of maintenance, insurance and management services; and increased operating costs. In addition, other factors may adversely affect a Property's value, including changes in government regulations and other laws, rules and regulations governing real estate, zoning or taxes, changes in interest rate levels, the availability of financing and potential liability under environmental and other laws.

    Equity real estate investments are relatively illiquid and therefore tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. All of the Properties are in the same line of business. In addition, certain significant expenditures associated with each equity investment (such as debt service, real estate taxes and operating and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investment. If any Property fails, the ability to convert the Property to an attractive alternative use or to sell the Property to recoup the Company's investment may be limited. Should any of the foregoing events occur, the Company's income and funds available for distribution would be adversely affected.

    Under various federal, state and local laws, ordinances and regulations, the Company may be considered an owner or operator of real property or may have arranged for the disposal or treatment of hazardous or toxic substances and, therefore, may become liable for the costs of removal or remediation of certain hazardous substances released on or in its Properties or disposed of by it, as well as certain other potential costs which could relate to hazardous or toxic substances. Such laws often impose such liability without regard to whether the owner or operator knew of, or was responsible for, the release of such hazardous substances. The failure to remediate properly such substances may adversely affect the owner's ability to sell such real estate or to borrow using such real estate as collateral. Such costs or liabilities may exceed the value of such real estate.

    The Company carries comprehensive liability, fire, flood, extended coverage and rental loss insurance with respect to its Properties with policy specifications and insured limits that it believes are customary for similar properties. The Company also carries comprehensive earthquake and pollution cleanup coverage on all its Properties. With respect to the Mills only, the Company carries off-premises power coverage and with respect to Sawgrass Mills only, the Company carries sinkhole coverage. There are certain types of losses (generally of a catastrophic nature, such as wars or other acts of God) which may be either uninsurable or not economically insurable. Should an uninsured loss occur with respect to a Property, the Company could lose both its invested capital in and anticipated profits from the Property.

RISKS RELATING TO CONTROL OF THE COMPANY

    The major policies of the Company, including its policies with respect to development, acquisitions, financing, growth, operations, debt capitalization and distributions, are determined by the Company's Board of Directors. The Board of Directors may revise these and other policies from time to time, subject to certain limitations, without the approval of stockholders. Accordingly, stockholders have little control over changes in policies of the Company other than its policy of maintaining its qualification as a REIT. A change in these policies could adversely affect the Company's financial condition or results of operations.

    Certain provisions in the Amended and Restated Certificate of Incorporation of the Company (the "Certificate of Incorporation") and the Amended and Restated Bylaws of the Company (the "Bylaws") may have the effect of discouraging a third party from making an acquisition proposal for the Company and may thereby have the effect of impeding a change in control of the Company under circumstances that could give the holders of Common Stock the opportunity to realize a premium over the then prevailing market price. The Certificate of Incorporation further authorizes the Board of Directors to issue up to 20,000,000 shares of Preferred Stock, and to establish the preferences and rights (including the right to vote and the right to convert into Common Stock) of any shares of Preferred Stock issued. The power to issue Preferred Stock could have the effect of delaying or preventing a change in control of the Company even if a change in control were in the best interests of the stockholders. The Ownership Limit (as defined under "Description of Common Stock--Restrictions on Transfer; Excess Stock") also may have the effect of precluding acquisition of control of the Company by a third party even if a change in control were in the best interests of the stockholders. In addition, the Board of Directors of the Company has three classes of directors. Directors for each class are chosen for a three-year term upon the expiration of the current class' term. The staggered terms for directors may affect the stockholders' ability to change control of the Company even if a change in control were in the stockholders' best interest.

    The Company has invested and expects in the future to invest in certain instances as a co-venturer or partner in the development of new Properties, instead of developing projects directly. Such investments may involve risks not present in a wholly-owned development project, including the absence of exclusive control over the development, financing, leasing, management and other aspects of the project and the possibility that the Company's co-venturer or participating lender might become bankrupt, have interests or goals that are inconsistent with those of the Company, take action contrary to the instructions, requests or interests of the Company or otherwise impede the Company's objectives. The Operating Partnership may also have fiduciary responsibilities to the other investors which may conflict with the interests of the Company's stockholders.

POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF STOCK

    In order to maintain its qualification as a REIT, not more than 50% in number or value of the outstanding capital stock of the Company may be owned, directly or constructively under the applicable attribution rules of the Code, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. In order to help protect the Company from the risk of losing its REIT status due to concentration of ownership among its stockholders, the Company has limited ownership of the issued and outstanding shares of capital stock by any single stockholder to 5% of the outstanding Common Stock (determined taking into account certain ownership attribution rules) (with exceptions for certain persons that became stockholders or Unit holders in the Formation Transactions). The Board of Directors may waive the percentage ownership limit if it is satisfied that ownership in excess of this limit will not jeopardize the Company's status as a REIT. See "Description of Common Stock-- Restrictions on Transfer; Excess Stock." A transfer of Common Stock to a person who, as a result of the transfer, violates the ownership limit will be void. Shares of Common Stock acquired in breach of the limitation will be automatically exchanged for shares of a separate class of stock not entitled to vote or to participate in distributions ("Excess Stock"). In addition, ownership, either directly or indirectly under the applicable attribution rules of the Code, of stock in excess of the ownership limit generally will result in the conversion of those shares into Excess Stock. Excess Stock may be redeemed by the Company for the lesser of the price paid and the average closing price for the ten trading days preceding redemption. See "Description of Common Stock--Restrictions on Transfer; Excess Stock" for additional information regarding the ownership limits.

CERTAIN TAX RISKS

    The Company believes that it has qualified and will continue to qualify as a REIT under the Code, commencing with its taxable year ended December 31, 1994. Qualification as a REIT involves the determination of various factual matters and circumstances not entirely within the Company's control, as well as the satisfaction of numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations. In this regard, the Company regularly undertakes a wide range of marketing and promotional activities with respect to the Mills, some of which are different from and more extensive than the marketing and promotional activities addressed to date by the Internal Revenue Service (the "IRS") in private letter rulings issued to other REITs, the only available guidance. Hogan & Hartson L.L.P., counsel to the Company, has rendered an opinion that, although the matter is not free from doubt, the Company's performance of such marketing and promotional activities will not affect its ability to qualify as a REIT. Accordingly, there can be no assurance that the Company's performance of the marketing and promotional activities or other activities might not adversely affect the Company's qualification as a REIT.

    If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. Moreover, unless entitled to relief under certain statutory provisions (in which event certain penalty taxes would be applicable), the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. The additional tax incurred in such event would significantly reduce the cash flow available for distribution to stockholders and to meet debt service obligations. In addition, distributions to stockholders would no longer be required to be made. See "Federal Income Tax Considerations--Taxation of the Company."

    The Company believes that the Operating Partnership, the Management Partnership, and each of the other partnership and limited liability company subsidiaries will qualify for treatment as partnerships under the Code. If any of such subsidiaries fails to qualify for such treatment under the Code, the Company would cease to qualify as a REIT, and such subsidiary would be subject to Federal income tax (including any alternative minimum tax) on its income at corporate rates. See "Federal Income Tax Considerations-- Other Tax Considerations."

    To obtain the favorable tax treatment associated with qualifying as a REIT under the Code, the Company generally is required each year to distribute to its stockholders at least 95% of its net taxable income. See "Federal Income Tax Considerations--Taxation of the Company (Annual Distribution Requirements)." The Company could be required to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT, even if management believed that then prevailing market conditions were not generally favorable for such borrowings.

    Even if the Company continues to qualify as a REIT, it is and will be subject to certain Federal, state and local taxes on its income and property (including possibly in certain circumstances a tax at the rate of 100% on profits attributable to land sales). See "Federal Income Tax Considerations." In addition, the Company's net income, if any, from the development activities and other operations conducted through the Third-Party Services Corporation is subject to federal income tax. See "Federal Income Tax Considerations--Other Tax Consequences."

    Furthermore, no assurance can be given that new legislation, Treasury Regulations, existing administrative interpretations (which are not necessarily binding on the IRS) or court decisions will not significantly change the Company's qualification as a REIT or the Federal income tax consequences of such qualification to the Company.

                                USE OF PROCEEDS

    Unless otherwise specified in the applicable Prospectus Supplement, the net proceeds from the sale of the Securities will be used for the development of additional properties, as suitable opportunities arise, for the repayment of certain outstanding indebtedness at such time and for working capital and other general corporate purposes.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The Company's ratio of earnings to fixed charges for the nine months ended September 30, 1996, for the year ended December 31, 1995 and for the period from April 22, 1994 (the Company's IPO) to December 31, 1994 was 1.32x, 1.16x, and 1.20x, respectively. There was no preferred stock outstanding for any of these periods or for any of the periods specified below. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is identical to the ratio of earnings to fixed charges.

    The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income (loss) before extraordinary items plus fixed charges. Fixed charges consist of interest expense (including interest costs capitalized), and the amortization of debt issuance costs.

    Prior to completion of the Company's IPO, certain of the predecessor entities to the Company (the "Mills Entities") operated in a highly leveraged manner. As a result, although the Properties have historically generated positive net cash flow, the combined statements of operations of The Mills Entities for the period from January 1 to April 21, 1994 and for the fiscal years ended December 31, 1993, 1992 and 1991 show net losses. Consequently, the computation of the ratio of earnings to fixed charges for such periods indicates that earnings were inadequate to cover fixed charges by approximately $4.4 million, $14.3 million, $21.5 million and $42.4 million, respectively. The reorganization and recapitalization effected in connection with the IPO permitted the Company to de-leverage the Properties significantly, resulting in an improved ratio of earnings to fixed charges for the periods subsequent to the IPO.

                         DESCRIPTION OF PREFERRED STOCK

    The Company is authorized to issue 20,000,000 shares of Preferred Stock. As of December 31, 1996, there were no shares of Preferred Stock outstanding.

    Under the Company's Certificate of Incorporation, the Board of Directors may from time to time establish and issue one or more classes or series of Preferred Stock. The Board may classify or reclassify any unissued Preferred Stock by setting or changing the number, designation, preference, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of such series (a "Designating Amendment").

    The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Certificate of Incorporation and Bylaws.

GENERAL

    The Board of Directors is empowered by the Company's Certificate of Incorporation to designate and issue from time to time one or more classes or series of Preferred Stock without shareholder approval. The Board of Directors may determine the relative preferences, rights and other terms of each class or series of Preferred Stock so issued. Because the Board of Directors has the power to establish the preferences and rights of each class or series of Preferred Stock, it may afford the holders of any class or series of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock. The Preferred Stock will, when issued, be fully paid and nonassessable.

    The Prospectus Supplement relating to any Preferred Stock offered thereby will contain the specific terms thereof, including, without limitation:

        (1) The title and stated value of such Preferred Stock;

        (2) The number of such shares of Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

        (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

        (4) The date from which dividends on such Preferred Stock will accumulate, if applicable;

        (5) The procedures for any auction and remarketing, if any, for such Preferred Stock;

        (6) The provision for a sinking fund, if any, for such Preferred Stock;

        (7) The provision for redemption, if applicable, of such Preferred
    Stock;

        (8) Any listing of such Preferred Stock on any securities exchange;

        (9) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock of the Company, including the conversion price (or manner of calculation thereof);

        (10) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

        (11) A discussion of federal income tax considerations applicable to such Preferred Stock;

        (12) The relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

        (13) Any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

        (14) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

RANK

    Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to such Preferred Stock; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock. The term "equity securities" does not include convertible debt securities.

DIVIDENDS

    Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors, out of assets of the Company legally available for payment, cash dividends (or dividends in kind or in other property if expressly permitted and described in the applicable Prospectus Supplement) at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend will be payable to holders of record as they appear on the stock transfer books of the Company on such record dates as are fixed by the Board of Directors.

    Dividends on any series of Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

    Unless otherwise specified in the Prospectus Supplement, if any shares of Preferred Stock of any series are outstanding, no full dividends will be declared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock will be declared PRO RATA so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock will in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock do not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

    Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in Common Stock or other capital stock ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) will be declared or paid or set aside for payment or other distribution upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor will any Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such stock) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

    As a general rule, for purposes of determining whether a distribution with respect to the Company's stock is a taxable dividend, the Company's current and accumulated earnings and profits first are allocated to the distributions with respect to Preferred Stock (and among classes and series of Preferred Stock in accordance with their respective priorities), with any balance being allocated to distribution with respect to Common Stock. The effect of this rule is to cause all distributions with respect to Preferred Stock to be fully taxable as dividends before any portion of a distribution with respect to Common Stock is taxable as a dividend. See "Federal Income Tax Considerations--Taxation of Taxable Domestic Stockholders" and "-- Taxation of Non-U.S. Stockholders." If for any taxable year, the Company elects to designate as "capital gains dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the dividends (within the meaning of the Code) paid or made available for the year to holders of all classes of shares of beneficial interest (the "Total Dividends"), then the portion of the Capital Gains Amount that will be allocable to the holders of shares of Preferred Stock will be the Capital Gains Amount multiplied by a fraction, the numerator of which shall be the total dividends (within the meaning of the Code) paid or made available to the holders of shares of Preferred Stock for the year and the denominator of which shall be the Total Dividends.

    Excess Stock received in exchange for Preferred Stock would not be entitled to receive dividends or other distributions paid on the Preferred Stock other than liquidating distributions. See "Description of Common Stock--Restrictions on Transfer; Excess Stock."

REDEMPTION

    If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

    The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that will be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which will not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of capital stock of the Company, the terms of such Preferred Stock may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock will automatically and mandatorily be converted into the applicable capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

    Notwithstanding the foregoing, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all Preferred Stock of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the current dividend period and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends of the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no Preferred Stock of any series shall be redeemed unless all outstanding Preferred Stock of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividends periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company will not purchase or otherwise acquire directly or indirectly any Preferred Stock of such series (except by conversion into or exchange for capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); provided, however, that the foregoing will not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series.

    If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed PRO RATA from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Company.

    Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice will state: (i) the redemption date; (ii) the number of shares and class or series of Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all of the Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof will also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment is made to the holders of any Common Stock or any other class or series of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

    If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company will be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, will not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

    Holders of Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

    Whenever dividends on any Preferred Stock shall be in arrears for six or more consecutive quarterly periods, the holders of such Preferred Stock (voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company at a special meeting called by the holders of record of at least ten percent (10%) of any series of Preferred Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until (i) if such series of Preferred Stock has a cumulative dividend, all dividends accumulated on such shares of Preferred Stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Stock do not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Directors will be increased by two directors.

    Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of each series of shares of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Certificate of Incorporation or the Designating Amendment for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the shares of Preferred Stock remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event will not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock and provided further that (x) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Preferred Stock of such series shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

    The terms and conditions, if any, upon which any series of Preferred Stock is convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

RESTRICTIONS ON OWNERSHIP

    As discussed below under "Description of Common Stock--Restrictions on Transfer; Excess Stock," for the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Certificate of Incorporation provides that no holder of Preferred Stock may own, or be deemed to own by virtue of certain attribution provisions of the Code, more than 5% of the Company's issued and outstanding capital stock, subject to certain exceptions specified in the Certificate of Incorporation. See "Description of Common Stock--Restrictions on Transfer; Excess Stock."

TRANSFER AGENT AND REGISTRAR

    The Registrar and Transfer Agent for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

                          DESCRIPTION OF COMMON STOCK

GENERAL

    The Company is authorized to issue 100,000,000 shares of Common Stock. The outstanding Common Stock entitles the holder to one vote on all matters presented to shareholders for a vote. Holders of Common Stock have no preemptive rights. At December 31, 1996, there were 16,907,164 shares of Common Stock outstanding.

    Shares of Common Stock currently outstanding are listed for trading on the New York Stock Exchange (the "NYSE"). The Company will apply to the NYSE to list the additional Common Stock to be sold pursuant to any Prospectus Supplement, and the Company anticipates that such shares will be so listed.

    Subject to such preferential rights as may be granted by the Board of Directors in connection with the future issuance of Preferred Stock, holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive ratably such dividends as may be declared on the Common Stock by the Board of Directors in its discretion from funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of the holders of Preferred Stock. Holders of Common Stock have no subscription, redemption, conversion or preemptive rights. Matters submitted for stockholder approval generally require a majority vote of the shares present and voting thereon.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

    The Bylaws of the Company provide that, with respect to an annual meeting of stockholders, the proposal of business to be considered by stockholders may be made only (i) by or at the direction of the Board of Directors or (ii) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in the Bylaws. In addition, with respect to any meeting of stockholders, nominations of persons for election to the Board of Directors may be made only (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the Company who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws. In general, for notice of stockholder nominations or business to be timely, the notice must be received by the Company not less than 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent, Registrar and Dividend Disbursing Agent for the Common Stock is First Chicago Trust Company of New York.

RESTRICTIONS ON TRANSFER; EXCESS STOCK

    For the Company to continue to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Code) during the last half of a taxable year, the Common Stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year) and certain percentages of the Company's gross income must be from particular activities. See "Federal Income Tax Considerations--Taxation of the Company--Requirements for Qualification." Because the Board of Directors believes it is essential for the Company to continue to qualify as a REIT, the Certificate of Incorporation contains a provision restricting the acquisition of the Company's capital stock that is intended to help the Company meet the applicable ownership requirements (the "Ownership Limit Provision").

    The Ownership Limit Provision provides that, subject to certain exceptions specified in the Certificate of Incorporation, no stockholder (subject to certain exceptions) may own, or be deemed to own by virtue of the constructive ownership provisions of the Code, more than 5% (the "Ownership Limit") of the Company's capital stock. The Ownership Limit Provision provides that certain persons that became stockholders or Unit holders in the Formation Transactions may (subject to certain limitations) acquire additional shares pursuant to the right of any one or more of them to exchange Units in the Operating Partnership into shares of Common Stock or from other sources, subject to an overriding limitation that no person may acquire additional shares if, as a result, any five beneficial owners of the Company's capital stock would own more than 49.9% of the Company's outstanding capital stock. The constructive ownership rules are complex and may cause the Company's capital stock owned directly or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result, the acquisition of less than 5% of the Company's capital stock (or the acquisition of an interest in an entity which owns the Company's capital stock) by an individual or entity could cause that individual or entity (or another individual or entity) to constructively own in excess of 5% of the Company's capital stock, and thus subject such capital stock to the Ownership Limit.

    The Board of Directors may waive the Ownership Limit with respect to a particular stockholder if the stockholder obtains either a ruling from the Internal Revenue Service or an opinion of counsel satisfactory to the Board of Directors which concludes that the waiver will not cause any person to violate the Ownership Limit. In addition to preserving the Company's status as a REIT, the Ownership Limit may prevent any person or group of persons from acquiring unilateral control of the Company. The Ownership Limit may be changed by the Board of Directors, subject to certain limitations.

    If shares of the Company's capital stock in excess of the Ownership Limit, or shares which would cause the Company to be beneficially owned by fewer than 100 persons, are acquired by any person, such acquisition would be null and void as to the intended transferee and the intended transferee would acquire no rights or economic interest in those shares. The shares of the Company's capital stock that would be in excess of the Ownership Limit will automatically be exchanged for shares of Excess Stock that will be transferred, by operation of law, to the Company as trustee of a trust for the exclusive benefit of the transferee or transferees to whom the shares are ultimately transferred (without violating the Ownership Limit). While held in trust, the Excess Stock will not be entitled to vote, will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote and will not be entitled to participate in any distributions made by the Company other than liquidating distributions. The original transferee-stockholder may, at any time the Excess Stock is held by the Company in trust, designate a beneficiary of such original transferee-stockholder's interest in the trust (representing the number of shares of Excess Stock attributable to the capital stock originally held by the transferor-stockholder), provided that (i) the price paid by such designated beneficiaries does not exceed the price paid by such original transferee-stockholder, and (ii) the designated beneficiary's ownership of the capital stock represented by such Excess Stock would be permitted under the Ownership Limit Provision. Immediately following such designation, the Excess Stock would automatically be exchanged for capital stock out of the class of which the Excess Stock resulted. In addition, the Company would have the right, for a period of 90 days during the time the Excess Stock is held by the Company in trust, to purchase all or any portion of the Excess Stock from the original transferee-stockholder at a price equal to the lesser of the price paid for the stock by the transferee-stockholder and the average closing market price for the Company's capital stock on the date the Company exercises its option to purchase the stock or, if the capital stock being redeemed is not then being traded, the average of the last reported sales of the capital stock to be redeemed on the ten days immediately preceding the relevant date. This 90-day period commences on the date of the violative transfer if the transferee-stockholder gives notice of the transfer to the Company, or the date the Board of Directors determines that a violative transfer has occurred if no notice is provided.

    All certificates representing shares of the Company's capital stock will bear a legend referring to the restrictions described above.

    All persons who own a percentage of the Company's capital stock equal to or exceeding the Ownership Limit (or such lesser percentage as set forth in the Treasury Regulations) of the Company's capital stock must file a statement with the Company containing information regarding their ownership of the Company's capital stock, as set forth in the Treasury Regulations. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency.

                      DESCRIPTION OF COMMON STOCK WARRANTS

    The Company may issue Common Stock Warrants for the purchase of Common Stock. Common Stock Warrants may be issued independently or together with any other Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. Each series of Common Stock Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Common Stock Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Common Stock Warrants. The following sets forth certain general terms and provisions of the Common Stock Warrants offered hereby. Further terms of the Common Stock Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

    The applicable Prospectus Supplement will describe the terms of the Common Stock Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following:

        (1) the title of such Common Stock Warrants;

        (2) the aggregate number of such Common Stock Warrants;

        (3) the price or prices at which such Common Stock Warrants will be issued;

        (4) the designation, number and terms of the shares of Common Stock purchasable upon exercise of such Common Stock Warrants;

        (5) the designation and terms of the other Securities offered thereby with which such Common Stock Warrants are issued and the number of such Common Stock Warrants issued with each such Security offered thereby;

        (6) the date, if any, on and after which such Common Stock Warrants and the related Common Stock will be separately transferable;

        (7) the price at which each of the shares of Common Stock purchasable upon exercise of such Common Stock Warrants may be purchased;

        (8) the date on which the right to exercise such Common Stock Warrants shall commence and the date on which such right shall expire;

        (9) the minimum or maximum number of such Common Stock Warrants which may be exercised at any one time;

        (10) information with respect to book entry procedures, if any;

        (11) a discussion of certain federal income tax considerations; and

        (12) any other terms of such Common Stock Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Common Stock Warrants.

                       FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

    The following is a description of certain Federal income tax considerations to the Company and the holders of Securities of the treatment of the Company as a REIT under applicable provisions of the Code. The applicable Prospectus Supplement will contain information about specific Federal income tax considerations, if any, relating to Securities other than Common Stock. The following discussion, which is not exhaustive of all possible tax considerations, does not give a detailed discussion of any state, local or foreign tax considerations. Nor does it discuss all of the aspects of Federal income taxation that may be relevant to a prospective stockholder in light of his or her particular circumstances or to certain types of stockholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the Federal income tax laws. As used in this section, the term "Company" refers solely to The Mills Corporation and not to the Operating Partnership, the Third-Party Services Corporation, or other entities.

    The statements in this discussion are based on current provisions of the Code, existing, temporary, and currently proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, existing administrative rulings and practices of the IRS (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), and judicial decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, or changes in administrative practices and policies of the IRS will not materially affect the accuracy of any statements in this Prospectus.

    EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF SHARES IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

    GENERAL. The Company, which is considered a corporation for Federal income tax purposes, has elected to be taxed as a REIT under Sections 856 through 860 of the Code effective commencing with its taxable year ended December 31, 1994. The Company believes that it is organized and has operated in such a manner so as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner. No assurance, however, can be given that the Company has operated in a manner so as to qualify as a REIT or that it will continue to operate in such a manner in the future. Qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code on REITs, some of which are summarized below. While the Company intends to operate so that it qualifies as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in circumstances of the Company, no assurance can be given that the Company satisfies such tests or will continue to do so.

    Hogan & Hartson L.L.P., counsel to the Company, has rendered its opinion that the Company has qualified to be taxed as a REIT under the Code commencing with the Company's taxable year ended December 31, 1994, and its organization and proposed method of operation will enable it to continue to so qualify for future taxable years. Although such opinion concludes that the Company's performance of certain marketing and promotional activities will not affect its ability to qualify as a REIT, such opinion is not free from doubt with respect to this issue. Further, investors should be aware that opinions of counsel are not binding upon the IRS or any court. The opinion of Hogan & Hartson L.L.P. is based on various assumptions and is conditioned upon certain representations made by the Company as to factual matters, including representations regarding the nature of the Company's properties and the future conduct of its business. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating results, distribution levels, and share ownership, the various qualification tests imposed under the Code discussed below. Hogan & Hartson L.L.P. will not review the Company's compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of the Company's operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of failure to qualify as a REIT, see "Failure to Qualify."

    The following is a general summary of the Code provisions that govern the Federal income tax treatment of a REIT and its stockholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof.

    If the Company qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income taxes on net income that it currently distributes to stockholders. However, the Company will be subject to Federal income tax on any income that it does not distribute and will be subject to Federal income tax in certain circumstances on certain types of income even though that income is distributed.

    If the Company invests in retail properties or other real estate in foreign countries, the Company's profits from such investments will generally be subject to tax in the countries where such properties are located. The precise nature and amount of any such taxation will depend on the laws of the countries where the properties are located. If the Company satisfies the annual distribution requirements for qualification as a REIT and is therefore not subject to Federal corporate income tax on that portion of its ordinary income and capital gain that is currently distributed to its stockholders, the Company will generally not be able to recover the cost of any foreign tax imposed on profits from its foreign investments by claiming foreign tax credits against its U.S. tax liability on such profits. Moreover, a REIT is not able to pass foreign tax credits through to its stockholders. The Canadian joint ventures with Cambridge described under the caption "The Company" likely will subject the Company to Canadian tax. The Company will seek to structure its investment in a manner so as to reduce the amount of Canadian tax imposed. Any Canadian taxes paid by the Company will be an operational cost of the Company because the tax cost is not recoverable through the foreign tax credit mechanism as discussed above.

    REQUIREMENTS FOR QUALIFICATION. The Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors;
(2) the beneficial ownership of which is evidenced by transferable shares of stock, or by transferable certificates of beneficial interest; (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;
(4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) that during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (7) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions
(1) through (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Company's Certificate of Incorporation contains restrictions regarding the transfer of its Common Stock that are intended to assist the Company in continuing to satisfy the share ownership requirements described in (5) and (6) above. See "Description of Common Stock--Restrictions on Transfer; Excess Stock."

    Section 856(i) of the Code provides that a corporation which is a "qualified REIT subsidiary" (defined generally to mean any corporation if 100% of the stock of such corporation is held by the real estate trust at all times during the period such corporation was in existence) shall not be treated as a separate corporation and all assets, liabilities, and items of income, deduction and credit of a "qualified REIT subsidiary" shall be treated as assets, liabilities, and items of income, deduction and credit (as the case may be) of the real estate investment trust. Thus, in applying the requirements herein, the Company's "qualified REIT subsidiaries" would be ignored, and all assets, liabilities, and items of income, deduction and credit of such subsidiaries would be treated as assets, liabilities and items of income, deduction and credit of the Company. Potomac Mills Finance Corp., The Mills GP, Inc., Washington Potomac Partners Corp., and Mills Grapevine Corporation are all qualified REIT subsidiaries.

    If a REIT is a partner in a partnership, the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the assets and gross income (as defined in the Code) of the partnership attributed to the REIT will retain the same character as in the hands of the partnership for purposes of Section 856 of the Code, including satisfying the gross income tests and the assets tests described below. Thus, proportionate share of the assets, liabilities and items of income of the Operating Partnership the Company's and its subsidiary partnerships or limited liability companies are treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein.

    ABSENCE OF C CORPORATION EARNINGS AND PROFITS. A corporation will qualify as a REIT only if, at the close of its taxable year, it has no earnings and profits accumulated in any non-REIT tax year. The Company was formed in 1991 but was not active until 1993. The Company elected S corporation status for its taxable years commencing with January 1, 1993. The Company terminated its S election immediately prior to its initial public offering in April of 1994. If the Company's S corporation election was valid for all of its taxable years commencing with January 1, 1993, including its short S corporation year ending immediately prior to its initial public offering, the Company would have no earnings and profits accumulated in any non-REIT year and thus would have met the earnings and profits requirement for its short C corporation taxable year ended December 31, 1994 and for tax years thereafter. The Company believes that it qualified as an S corporation for its taxable years commencing with January 1, 1993, and including the short S corporation year, and that it does not have, and has not had, accumulated earnings and profits from a non-REIT tax year. Nevertheless, the S corporation requirements are highly technical and complex and there can be no assurance that the IRS might not assert that the Company failed to qualify as an S corporation for some reason. In such an event, the Company would not be eligible to qualify as a REIT until the tax year when it paid out the accumulated earnings and profits from the non-REIT tax years.

    INCOME TESTS. In order to maintain qualification as a REIT, there are three gross income requirements that must be satisfied annually. First, at least 75% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% income test, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the REIT's gross income (including gross income from prohibited transactions) for each taxable year.

    Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions (related to the identity of the tenant, the computation of the rent payable, and the nature of the property leased) are met. The Company does not anticipate receiving rents that fail to meet these conditions in an amount that reasonably could be expected to jeopardize its satisfaction of the 75% and 95% gross income tests. In addition, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental space for occupancy only and are not otherwise considered "rendered to the occupant."

    The Company, through the Operating Partnership, the Management Partnership and Mainstreet Retail Limited Partnership, a subsidiary of the Management Partnership, which are not "independent contractors," currently performs management and leasing activities with respect to Properties that are owned entirely or partially by the Operating Partnership. The Third-Party Services Corporation provides development services for existing properties and new properties acquired by the Company and may in the future provide management and leasing services with respect to certain properties (including Ontario Mills) in which the Company does not own a 100% interest.

    In connection with the performance of such management and leasing activities, the Company regularly undertakes a wide range of marketing and promotional activities that are intended to promote and benefit an entire mall operation through increasing consumer spending and thereby increasing the rents that the Company derives from its tenants. The IRS, in a number of private letter rulings issued to other REITs, has approved specific advertising and promotional activities undertaken by a REIT that owns a retail shopping center where such marketing activities are intended primarily to increase overall spending at the centers (and therefore the REIT's revenues from tenants), rather than to benefit a specific tenant. Some of the advertising and promotional activities undertaken by the Company are identical to those approved by the IRS in these private letter rulings, but in view of the relatively unique nature of the Mills, some of the Company's advertising and promotional activities are different from and more extensive than those addressed specifically by the IRS to date in private letter rulings.

    The Company has represented that all of its advertising and promotional activities, whether focused on only the mall itself or on specific stores at the mall, have as their primary purpose encouraging increased spending throughout the mall and thereby increasing the Company's overall revenues through increased rents (which are typically based upon a percentage of sales), which is the basic premise upon which the IRS has concluded that a REIT owning retail properties can engage in advertising and promotional activities generally. Accordingly, the Company believes that all of its management, leasing and development activities, including its marketing and promotional activities, to the extent that they might be considered a service to tenants, should be considered "usually or customarily rendered" in connection with the rental of space for occupancy. Based, in part, on the Company's various representations, Hogan & Hartson L.L.P., counsel to the Company, is of the opinion, that, although the matter is not free from doubt, the performance of such activities by the Company will not affect the qualification of the rents received from tenants as "rents from real property" (and thus the Company's ability to qualify as a REIT). In addition, opinions of counsel are not binding upon the IRS or a court. Accordingly, no assurance can be given that the IRS will not challenge the Company's position with respect to certain activities performed by the Company, or that such a challenge would not be successful. A successful challenge by the IRS could result in the Company failing to satisfy the gross income requriements for the years during which it engaged in such activities, and therefore failing to qualify as a REIT for such years. See "--Failure to Qualify." However, under certain circumstances, the Company may not fail to qualify as a REIT but rather would be subject to a tax imposed with respect to its "excess net income," as described below.

    The Company does not believe, after consultation with its professional advisors, that there will be a material adverse effect on its business operations or its ability to qualify as a REIT as a result of its performance of its marketing and promotional activities. Nevertheless, in order to remove any possible ambiguity with respect to such activities, the Company will soon begin requiring certain marketing and promotional activities to be performed by independent contractors which are adequately compensated and from which the Company receives no income. If the Company contemplates providing services to tenants that may reasonably be expected not to meet the "usual or customary" standard, it will arrange to have such services performed by such an independent contractor. See "Failure to Qualify."

    With respect to fees received by the Operating Partnership or other partnership entities from Properties in which the Operating Partnership owns less than a 100% interest, the IRS takes the position that a portion of such fees (corresponding to that portion of a Property owned by a third-party) does not qualify for the 75% or 95% gross income tests. Mainstreet Retail Limited Partnership also manages vendor space in the common areas of third-party properties and partially-owned properties the income from which may not qualify for the 75% and 95% gross income tests.

    Services to properties in which the Operating Partnership does not own any interest are rendered by the Third-Party Services Corporation. In addition, the Third-Party Services Corporation provides development services to the Properties, as discussed above. The Operating Partnership owns 99% of the non-voting preferred stock and 5% of the voting common stock of the Third-Party Services Corporation. The Operating Partnership also holds a note issued by the Third-Party Services Corporation. The Company's share of any dividend or interest received from the Third-Party Services Corporation should qualify for purposes of the 95% test, but not for purposes of the 75% test. The Company does not anticipate that it will receive sufficient dividends and interest from the Third-Party Services Corporation to cause it to exceed the limit on non-qualifying income under the 75% test.

    In addition to rents, the Operating Partnership derives income from interest on the mortgage loans extended by the Operating Partnership to the Property Partnership holding Franklin Mills which will qualify for purposes of the 75% and 95% gross income tests. To qualify for the 95% gross income test, interest cannot depend in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be disqualified solely by reason of being based on fixed percentage or percentages of receipts or sales. The Operating Partnership does not charge interest dependent in whole or in part on profits.

    If the Company fails to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if (i) it attaches a schedule of the source and nature of each item of its gross income to its federal income tax return for such year, (ii) the inclusion of any incorrect information in its return was not due to fraud with intent to evade tax, and (iii) the Company's failure to meet such tests is due to reasonable cause and not due to willful neglect. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. Even if these relief provisions were to apply, however, a tax would be imposed with respect to the "excess net income" attributable to the failure to satisfy the 75% and 95% gross income tests. See "Failure to Qualify" for a discussion of such tax.

    ASSET TESTS. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets: (i) at least 75% of the value of the Company's total assets must be represented by "real estate assets," cash, cash items and government securities; (ii) not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class; and (iii) of the investments included in the 25% asset class, the value of any one issuer's securities (other than an interest in a partnership, shares of a "qualified REIT subsidiary" or another REIT) owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (other than an interest in a partnership, shares of a "qualified REIT subsidiary" or another REIT). The Operating Partnership owns 99% of the nonvoting preferred stock and 5% of the voting common stock of the Third-Party Services Corporation. In addition, the Operating Partnership owns a note issued by the Third-Party Services Corporation, and by virtue of its ownership of Units, the Company is considered to own its PRO RATA share of the stock of the Third-Party Services Corporation owned by the Operating Partnership and the note of the Third-Party Services Corporation. Neither the Company nor the Operating Partnership, however, owns more than 10% of the voting securities of the Third-Party Services Corporation. In addition, the Company and its senior management believe that the Company's PRO RATA share of the value of the securities of the Third-Party Services Corporation (taking into account both the Company's pro rata share of the stock of the Third-Party Services Corporation and the Company's PRO RATA share of the note of the Third-Party Services Corporation) does not exceed 5% of the total value of the Company's assets. There can be no assurance, however, that the IRS might not contend either that the value of the securities of the Third-Party Services Corporation held by the Company (through the Operating Partnership) exceeds the 5% value limitation or that the nonvoting stock of the Third-Party Services Corporation owned by the Operating Partnership should be considered "voting stock" for this purpose.

    The 5% value requirement must be satisfied each time the Company increases its ownership of securities of the Third-Party Services Corporation (including as a result of increasing its interest in the Operating Partnership as limited partners exercise their redemption rights). Although the Company plans to take steps to ensure that it satisfies the 5% value test for any quarter with respect to which retesting is to occur, there can be no assurance that such steps will always be successful or will not require a reduction in the Company's overall interest in the Third-Party Services Corporation.

    ANNUAL DISTRIBUTION REQUIREMENTS. To qualify as a REIT, the Company generally must distribute to its stockholders at least 95% of its income each year. In addition, the Company will be subject to tax on the undistributed amount and also may be subject to a 4% excise tax on undistributed income in certain events.

    The Company believes that it has made, and expects to continue to make, timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the distribution requirements. In that event, the Company may cause the Operating Partnership to arrange for short-term, or possibly long-term, borrowing to permit the payments of required dividends.

    FAILURE TO QUALIFY. If the Company fails to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief. If the Company were to fail to satisfy the 75% or 95% gross income test but were to qualify for such statutory relief, it would be subject to a 100% tax on an amount equal to (a) the amount of gross income by which it failed to satisfy the applicable gross income test multiplied by (b) a fraction intended to reflect the Company's profitability.

PENALTY TAX ON PROHIBITED TRANSACTIONS

    The Company's share of any gain realized on the sale of any property held as inventory or otherwise primarily for sale to customers in the ordinary course of its trade or business generally will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income will also have an adverse effect upon the Company's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Operating Partnership, through the Property Partnerships, intends to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning and operating the Properties and other retail properties and to make such occasional sales of the Properties as are consistent with the Company's investment objectives. Based upon such investment objectives, the Company believes that in general the Properties should not be considered inventory or other property held primarily for sale to customers in the ordinary course of a trade or business and that the amount of income from prohibited transactions, if any, will not be material. Nevertheless, the IRS could contend otherwise. In particular, the Company indirectly owns parcels of land which are located adjacent to particular Properties that are not necessarily required for use within the regional outlet mall or community shopping center located at the Property (referred to as "outparcels"). The Company may sell one or more of these outparcels from time to time. In addition, in connection with the development of a regional outlet mall at a Property, the Company may sell parcels of land within the mall ("anchor parcels") to major anchor tenants who desire to own the land on which their facility is located. The Company believes that the outparcels and anchor parcels should not be considered inventory or as held primarily for sale to customers in the ordinary course of the Company's trade or business, but there is a risk that the IRS could contend otherwise, in which event, the profit from such sales allocable to the Company would be subject to a 100% tax. In the event that the Company determines that the level of such activity with respect to the outparcels and/or anchor parcels is sufficient to cause such sales to be subject to 100% tax, the Company intends to hold and sell such parcels through a separate corporation in which the Operating Partnership would hold a non-voting stock interest. The Company would structure the stock interest owned by the Operating Partnership in any such corporation to ensure that the various asset tests described above were not violated (i.e., the Operating Partnership would not own more than 10% of the voting securities of such corporation and the value of the stock interest would not exceed 5% of the value of the Company's total assets). Such corporation would be subject to a corporate level tax on its taxable income attributable to land sales, thereby reducing the amount of cash available for distribution by the Company.

TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

    As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income, and corporate stockholders will not be eligible for the dividends received deduction as to such amounts. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the stockholder has held its stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current or accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Common Stock, but rather will reduce the adjusted basis of such Common Stock. To the extent that such distributions exceed the adjusted basis of a stockholder's Common Stock, they will be included in income as long-term capital gain (or short-term capital gain if the Common Stock have been held for one year or less), assuming the Common Stock are a capital asset in the hands of the stockholder.

    In general, a domestic stockholder will realize capital gain or loss on the disposition of Common Stock equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition and
(ii) the stockholder's adjusted basis of such Common Stock. Such gain or loss generally will constitute long-term capital gain or loss if the stockholder has held such shares for more than one year. Loss upon a sale or exchange of Common Stock by a stockholder who has held such Common Stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such stockholder as long-term capital gain.

    Under certain circumstances, domestic stockholders may be subject to backup withholding at the rate of 31% with respect to dividends paid.

TAXATION OF TAX EXEMPT STOCKHOLDERS

    The Company does not expect that distributions by the Company to a stockholder that is a tax-exempt entity will constitute "unrelated business taxable income" ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its Common Stock with "acquisition indebtedness" within the meaning of the Code and the Common Stock is not otherwise used in an unrelated trade or business of the tax-exempt entity.

TAXATION OF NON-U.S. STOCKHOLDERS

    The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex, and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in Common Stock, including any reporting requirements.

    Distributions that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and not designated by the Company as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Stockholder to the extent that they do not exceed the adjusted basis of the stockholder's Common Stock, but rather will reduce the adjusted basis of such Common Stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's Common Stock, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his Common Stock as described below (in which case they also may be subject to a 30% branch profits tax if the stockholder is a foreign corporation). As a result of a legislative change made by the Small Business Job Protection Act of 1996, effective for distributions made after August 20, 1996, the Company is required to withhold 10% of any distribution in excess of the Company's current and accumulated earnings and profits. Consequently, although the Company intends to withhold at a rate of 30% on the entire amount of any distribution, to the extent that the Company does not do so any portion of a distribution not subject to withholding at a rate of 30% will be subject to withholding at a rate of 10%. However, the Non-U.S.

Stockholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company, and the amount withheld exceeded the Non-U.S. Stockholder's United States tax liability, if any, with respect to the distribution.

    For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty relief or exemption. The Company is required to withhold 35% of any distribution that is or could be designated by the Company as a capital gain dividend. The amount withheld is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

    Gain recognized by a Non-U.S. Stockholder upon a sale of Common Stock generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. The Company believes that it is a "domestically controlled REIT," and, therefore, that the sale of Common Stock will not be subject to taxation under FIRPTA. If the gain on the sale of Common Stock were to be subject to tax under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the Common Stock would be required to withhold and remit to the IRS 10% of the purchase price.

OTHER TAX CONSIDERATIONS

    EFFECT OF TAX STATUS OF OPERATING PARTNERSHIP, MANAGEMENT PARTNERSHIP AND OTHER PARTNERSHIP SUBSIDIARIES ON REIT QUALIFICATION. Substantially all of the Company's investments are through the Operating Partnership and Property Partnerships (including limited liability companies which own interests in the Property Partnerships and in which the Operating Partnership owns interests) which hold title to the Properties. The Operating Partnership also carries out activities through the Management Partnership and various subsidiary partnerships and limited liability companies (together with the Property Partnerships, the "Subsidiary Partnerships"). The Operating Partnership and the Subsidiary Partnerships may involve special tax considerations. Such considerations include (i) the allocations of income and expense items of the Operating Partnership, which could affect the computation of taxable income of the Company, (ii) the status of the Operating Partnership and the Subsidiary Partnerships as partnerships (as opposed to associations taxable as corporations) for income tax purposes, and (iii) the taking of actions by the Operating Partnership and the Subsidiary Partnerships that could adversely affect the Company's qualification as a REIT. The Company believes that the Operating Partnership and the Subsidiary Partnerships each qualify for tax purposes as a partnership (and not as an association taxable as a corporation). If, however, either the Operating Partnership and/or the Subsidiary Partnerships were treated as an association taxable as a corporation, the Company would fail to qualify as a REIT for a number of reasons.

    TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES. The Operating Partnership was formed by way of contributions of appreciated property (including certain of the Properties). When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution (this difference is referred to as a "Book-Tax Difference"). The Partnership Agreement requires allocations of income, loss, gain and deduction with respect to the contributed Property be made in a manner consistent with the special rules in section 704(c) of the Code and the regulations thereunder, which allocations will tend to eliminate the Book-Tax Differences with respect to the contributed Properties over the life of the Operating Partnership. However, because of certain technical limitations, the special allocation rules of section 704(c) of the Code may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed Properties in the hands of the Operating Partnership could cause the Company (i) to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to the Company if all Properties were to have a tax basis equal to their fair market value at the time of their contribution to the Operating Partnership, and
(ii) possibly to be allocated taxable gain in the event of a sale of such contributed Properties in excess of the economic or book income allocated to the Company as a result of such sale.

    THIRD-PARTY SERVICES CORPORATION. A portion of the amount distributed by the Company to stockholders comes from the Third-Party Services Corporation, through dividends on stock held by the Operating Partnership and payments on the note held by the Operating Partnership. The Third-Party Services Corporation does not qualify as a REIT and thus pays Federal, state and local income taxes on its net income at normal corporate rates. As a result of interest and other deductions, the Third-Party Service Corporation does not pay significant income tax currently. There can be no assurance, however, that the IRS will not challenge these deductions. In any event, future increases in the income of the Third-Party Services Corporation will be subject to income tax. Any Federal, state or local income taxes that the Third-Party Services Corporation is required to pay reduces the cash available for distribution by the Company to its stockholders. In addition, as described above, the value of the securities of the Third-Party Services Corporation held by the Company cannot exceed 5% of the value of the Company's assets at a time when a limited partner exercises his redemption right. See "Taxation of the Company--Asset Tests." This limitation may restrict the ability of the Third-Party Services Corporation to increase the size of its respective business unless the value of the assets of the Company is increasing at a commensurate rate.

    STATE AND LOCAL TAXES. The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Common Stock of the Company.

                              PLAN OF DISTRIBUTION

GENERAL

    The Company may sell Securities in or through underwriters for public offer and sale by them, and also may sell Securities offered hereby to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

    Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell Securities upon terms and conditions set forth in the applicable Prospectus Supplement. In connection with the sale of the Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

    Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements to be entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

    If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts.

    Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its Subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

    The legality of the Preferred Stock, the Common Stock and the Common Stock Warrants offered hereby, and certain federal tax matters, will be passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C.

                                    EXPERTS

    The consolidated financial statements and financial statement schedule of The Mills Corporation and the combined financial statements of The Mills Entities appearing in The Mills Corporation Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and financial statement schedule, and combined financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected at the Public Reference Section maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the following regional offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Company's Common Stock are listed on the New York Stock Exchange and such reports, proxy statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

    The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement"), of which this Prospectus is a part, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Securities, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such site is "http://www.sec.gov."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

        1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995;

        2. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

        3. The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996;

        4. The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996;

        5.  The Company's Current Report on Form 8-K dated November 21, 1996;
    and

        6.  The Company's Current Report on Form 8-K dated December 17, 1996.

    All documents filed subsequent to the date of this Prospectus pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the offering of all Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document.

    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a statement in a previously filed document incorporated or deemed to be incorporated by reference herein), in any accompanying Prospectus Supplement relating to a specific offering of Securities or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

    The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon their written or oral request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be addressed to The Mills Corporation, 1300 Wilson Boulevard, Arlington, VA 22209, Attention: Thomas E. Frost (telephone number
(703) 526-5000).

Back inside cover page
------------------------


                           [Graph showing Mills vs. Industry
[Photograph of Ann Taylor  Average Specialty Store Sales per Square Foot (1995)]
logo and storefront]       ----------------------------------------------------

                           Text: Mills Specialty Store sales improved to $307
                                 Per SF in 1996

                             Regional
                             Mall: $176

                             Super Regional
                             Mall: $203

                             Outlets: $220 Mills:$291

Source: Urban Land Institute, Dollars and Centers of Shopping Centers, 1995
        Value Retail News, Outlet Industry, 4/30/96

Note: Sales figures for regional, super regional, outlets and Mills are 1995 specialty stores (non anchor) sales only.

[Graph showing Mills Growth--Square footage]
------------------------------------------------


1992: 7.2 Million GLA
1993: 7.7 Million GLA
1994: 8.1 Million GLA        [Photograph of Sega Gameworks storefront]
1995: 8.2 Million GLA
1996: 9.7 Million GLA

Note: The square footage data contained in the chart includes Mills owned GLA only. As of 12/31/96, Ontario Mills has 1.2M sf of GLA. Upon completion of anchor construction, the site will have approximately 1.7M sf of GLA, which 1.575M is owned and included above.

                          [Graph showing Mills Growth--
                           Total Tenant Sales]
                          --------------------------------

[Photograph of Bernini       1992: $1.14 billion
  storefront]                1993: $1.31 billion
                             1994: $1.44 billion
                             1995: $1.45 billion
                             1996: $1.53 billion

-------------------------------------------
                                     -------------------------------------------
-------------------------------------------
                                     -------------------------------------------

NO DEALER, SALESMAN OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IN CONNECTION WITH THE OFFERING. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                   PROSPECTUS SUPPLEMENT
                                                    PAGE
                                                    -----

Prospectus Supplement Summary..................         S-3
The Company....................................        S-13
The Company's Strategies.......................        S-17
Recent Developments............................        S-24
Use of Proceeds................................        S-25
Price Range of Common Stock and Distribution
 History.......................................        S-26
Capitalization.................................        S-27
Selected Financial and Operating Information...        S-28
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................        S-30
Summary of Outstanding Indebtedness............        S-36
The Properties.................................        S-38
Management.....................................        S-53
Underwriting...................................        S-54
Legal Matters..................................        S-54


                         PROSPECTUS
                                                    PAGE
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

The Company....................................           2
Risk Factors...................................           2
Use of Proceeds................................           8
Ratios of Earnings to Fixed Charges............           9
Description of Preferred Stock.................           9
Description of Common Stock....................          15
Description of Common Stock Warrants...........          17
Federal Income Tax Considerations..............          18
Plan of Distribution...........................          27
Legal Matters..................................          28
Experts........................................          28
Available Information..........................          29
Incorporation of Certain Documents by
 Reference.....................................          30

                                4,500,000 SHARES

                                      [LOGO]

                                  COMMON STOCK

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                             PROSPECTUS SUPPLEMENT

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                              MERRILL LYNCH & CO.
                           DEAN WITTER REYNOLDS INC.
                             LEGG MASON WOOD WALKER
                                  INCORPORATED
                              SALOMON BROTHERS INC
                                 MARCH   , 1997

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